Exhibit 10.1
Execution Version

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) dated as of March 25, 2024 to the Amended and Restated Credit Agreement, dated as of September 20, 2023 (as amended, supplemented or otherwise modified prior to the Amendment No. 1 Effective Date (as defined below), the “Credit Agreement”), among IRIDIUM HOLDINGS LLC (“Holdings”), solely with respect to Section 10.12 thereof, IRIDIUM COMMUNICATIONS INC. (“Parent”), IRIDIUM SATELLITE LLC (the “Borrower”), the Lenders party thereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as the Administrative Agent (the “Administrative Agent”) and the Collateral Agent, is entered into by and among Holdings, the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the 2024 Additional Term Loan Lender (as defined below).

WHEREAS, Parent has entered into that certain Merger Agreement, dated as of March 2, 2024, by and among, Parent, Afterburner Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of Parent (“Merger Sub”), Satelles, Inc., a Virginia corporation (the “Satelles”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the securityholders (the “Satelles Merger Agreement”) pursuant to which Merger Sub shall be merged with and into Satelles (the “Satelles Merger”).

WHEREAS, the Borrower has requested additional Term B-3 Loans under the Amended Credit Agreement (as defined below) in an aggregate principal amount of $125,000,000 (the “2024 Additional Term Loans”), which the Borrower intends to treat as fully fungible with the Term B-3 Loans that are outstanding under the Credit Agreement immediately prior to giving effect to this Amendment;

WHEREAS, the 2024 Additional Term Loan Lender has elected to provide the 2024 Additional Term Loans on the terms and conditions set forth herein;

WHEREAS, each Person that agrees to make 2024 Additional Term Loans (collectively, the “2024 Additional Term Loan Lender”) will make 2024 Additional Term Loans to the Borrower on the Amendment No. 1 Effective Date in an amount equal to its 2024 Additional Term Commitment (as defined below) and will become, if not already, a Lender for all purposes under the Amended Credit Agreement;

WHEREAS, the Borrower intends to use the proceeds of the 2024 Additional Term Loans for general corporate purposes (which may include, together with cash on hand, to finance the Satelles Merger) and to pay fees and expenses in connection with the foregoing and this Amendment (collectively, the “2024 Amendment Transactions”);

WHEREAS, Deutsche Bank Securities Inc. (“DBSI”), Barclays Bank PLC (“Barclays”), Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets1 (“RBCCM” and, together with Royal Bank, “RBC”), Wells Fargo Securities, LLC (“Wells Fargo” and, together with DBSI, Barclays and RBC, the “Amendment No. 1 Lead Arrangers”) shall act as joint lead arrangers in connection with this Amendment and the 2024 Additional Term Loans; and

WHEREAS, this Amendment will become effective on the Amendment No. 1 Effective Date on the terms and subject to the conditions set forth herein.

1 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS

Section 1.01 Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”). This Amendment is a “Credit Document”, as defined in the Credit Agreement.

ARTICLE II
ADDITIONAL TERM LOANS

Section 2.01 2024 Additional Term Loans. Subject to the terms and conditions set forth herein, each 2024 Additional Term Loan Lender severally agrees to make, a 2024 Additional Term Loan to the Borrower on the Amendment No. 1 Effective Date in a principal amount equal to the amount set forth opposite such 2024 Additional Term Loan Lender’s name on Schedule 1 hereto (each such amount, a “2024 Additional Term Commitment”).

Section 2.02 Terms of the Additional Term Loans. The 2024 Additional Term Loans shall have identical terms as, and be fully fungible with, the Term B-3 Loans outstanding under the Credit Agreement on the date hereof (including, without limitation, with respect to the maturity date, mandatory prepayments, voluntary prepayments, and prepayment fees and premium) and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Credit Parties or any provisions regarding the rights of the Term Lenders, under the Amended Credit Agreement and the other Credit Documents. The initial Interest Period(s) for the 2024 Additional Term Loans on the Amendment No. 1 Effective Date shall be equal to the unexpired portion of the Interest Period(s) then in effect with respect to the Term B-3 Loans on the Amendment No. 1 Effective Date. From and after the Amendment No. 1 Effective Date, each reference to a “Term B-3 Loan,” a “Term Loan” or a “Loan” in the Amended Credit Agreement or the other Credit Documents shall be deemed to include the 2024 Additional Term Loans being made pursuant to this Amendment (including, without limitation, for purposes of the definitions of “Applicable Margin”, “Effective Yield” and “Repricing Transaction” in Section 1.01 of the Amended Credit Agreement) and all other related terms will have correlative meanings mutatis mutandis. From and after the Amendment No. 1 Effective Date, each 2024 Additional Term Loan Lender shall be a “Lender” for purposes of the Amended Credit Agreement and the other Credit Documents.

ARTICLE III
AMENDMENTS TO THE CREDIT AGREEMENT AND SCHEDULE 2.01

Section 3.01 Amendments to Credit Agreement. Each of the parties hereto agrees that, effective on the Amendment No. 1 Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto.

Section 3.02 Amendments to Schedule 2.01 – Commitments. Each of the parties hereto agrees that, effective on the Amendment No. 1 Effective Date, Schedule 2.01 of the Credit Agreement shall be modified to reflect the 2024 Additional Term Commitment of each 2024 Additional Term Loan Lender as an additional Term B-3 Commitment.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. To induce the other parties hereto to enter into this Amendment, each Credit Party represents and warrants to each other party hereto, on and as of the Amendment No. 1 Effective Date, that the following statements are true and correct on and as of the Amendment No. 1 Effective Date:

(a)     all representations and warranties contained in the Amended Credit Agreement (provided that Section 8.05(b) shall be deemed to refer to the “Amendment No. 1 Effective Date” instead of the “Amendment and Restatement Effective Date” and to the “2024 Amendment Transactions” instead of the “Transactions”) and in the other Credit Documents are true and correct in all material respects on the Amendment No. 1 Effective Date (in each case, any representation or warranty that is qualified as to “materiality or similar language” shall be true and correct in all respects on the Amendment No. 1 Effective Date) except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (in each case, any representation or warranty that is qualified as to “materiality or similar language” shall be true and correct in all respects on and as of the Amendment No. 1 Effective Date);

(b)     no Event of Default has occurred and is continuing or would result from the 2024 Amendment Transactions.

ARTICLE V
CONDITIONS TO EFFECTIVENESS

Section 5.01 Amendment No. 1 Effective Date. This Amendment shall become effective as of the first date (the “Amendment No. 1 Effective Date”) on which each of the following conditions shall have been satisfied:

(a)     Execution and Delivery of this Amendment. On or prior to the Amendment No. 1 Effective Date, each Credit Party, the Administrative Agent and the 2024 Additional Term Loan Lender, shall have signed a counterpart of this Amendment (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent.

(b)     Notes. If requested by any 2024 Additional Term Loan Lender at least one (1) Business Day prior to the Amendment No. 1 Effective Date, the Administrative Agent shall have received a Term Note executed by the Borrower in favor of such 2024 Additional Term Loan Lender.

(c)    Opinion of Counsel. The Administrative Agent shall have received the executed opinions of (i) Milbank LLP, special New York counsel to the Credit Parties and (ii) Wiley Rein LLP special FCC counsel to the Borrower, each dated as of the Amendment No. 1 Effective Date and in form and substance reasonably satisfactory to the Administrative Agent.

(d)     Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following:

(i)     certificates from each Credit Party, dated the Amendment No. 1 Effective Date, signed by a Responsible Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party (or, to the extent applicable, a certificate of a Responsible Officer certifying that there have been no changes to such documents and certificates since the Amendment and Restatement Effective Date) and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent; and

(ii)     good standing certificates and bring-down telegrams or facsimiles, if any, for the Credit Parties which the Administrative Agent reasonably may have requested at least two (2) Business Days to the Amendment No. 1 Effective Date, certified by proper Governmental Authorities.

(e)     Loan Notice. Receipt by the Administrative Agent of a Notice of Borrowing requesting the Borrowing of the 2024 Additional Term Loans on the Amendment No. 1 Effective Date in accordance with the requirements of Section 2.03 of the Amended Credit Agreement.

(f)     KYC Information. Each 2024 Additional Term Loan Lender shall have received, at least three (3) Business Days prior to the Amendment No. 1 Effective Date, (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case, to the extent reasonably requested by such Person in writing at least ten (10) days prior to the Amendment No. 1 Effective Date.

(g)     Representations and Warranties. The representations and warranties contained in Article IV hereof shall be true and correct on and as of the Amendment No. 1 Effective Date.

(h)     Closing Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in Section 5.01(g) above.

(i)     Solvency Certificate. On the Amendment No. 1 Effective Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer of Holdings substantially in the form of Exhibit I, as modified to reflect the 2024 Amendment Transactions.

(j)     Fees and Expenses. On the Amendment No. 1 Effective Date, the Borrower shall have paid to the Administrative Agent, the Amendment No. 1 Lead Arrangers and the 2024 Additional Term Loan Lender all reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses) to the extent required to be reimbursed pursuant to the Credit Agreement to the extent invoiced at least three (3) Business Days prior to the Amendment No. 1 Effective Date and any other compensation payable to the Administrative Agent, the Amendment No. 1 Lead Arrangers and the 2024 Additional Term Loan Lender or otherwise payable, in each case, in respect of the 2024 Amendment Transactions to the extent then due.

(k)    Lien Searches. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, the results of customary UCC, tax and judgment lien searches, in each case to the extent such lien searches are requested no later than five (5) Business Days prior to the Amendment No. 1 Effective Date.

Section 5.02 Effects of this Amendment.

(a)     This Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under the existing Credit Agreement or any other Credit Document, and except as expressly set forth herein shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the existing Credit Agreement or any other provision of the existing Credit Agreement or of any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall not constitute a novation of the Credit Agreement as in effect immediately prior to giving effect hereto or any of the Credit Documents. Except as expressly set forth herein, nothing herein shall be deemed to be a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document in similar or different circumstances.

(b)     From and after the Amendment No. 1 Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Credit Document shall in each case be deemed a reference to the Amended Credit Agreement as amended hereby. This Amendment shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.

ARTICLE VI
ACKNOWLEDGMENTS OF 2024 ADDITIONAL TERM LOAN LENDER

Section 6.01 Acknowledgement of 2024 Additional Term Loan Lender. Each 2024 Additional Term Loan Lender expressly acknowledges that neither any of the Agents nor any of their respective Affiliates nor any of their respective officers, directors, employees, agents or attorneys in fact have made any representations or warranties to it and that no act by any Agent or such other Person hereafter taken, including any review of the affairs of a Credit Party or any affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by any Agent or any such other Person to such 2024 Additional Term Loan Lender. Each 2024 Additional Term Loan Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis, appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates and made its own decision to provide its 2024 Additional Term Loans hereunder and enter into this Amendment, the Amended Credit Agreement and to any other Credit Document to which such 2024 Additional Term Loan Lender shall become a party. Each 2024 Additional Term Loan Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Amended Credit Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their affiliates. Each 2024 Additional Term Loan Lender hereby (a) confirms that it has received a copy of the Amended Credit Agreement and each other Credit Document and such other documents (including financial statements) and information as it deems appropriate to make its decision to enter into this Amendment and the other Credit Documents to which such 2024 Additional Term Loan Lender shall be a party, (b) agrees that it shall be bound by the terms of the Amended Credit Agreement and the other Credit Documents as a Lender thereunder and that it will perform in accordance with their terms all of the obligations which by the terms of such Credit Documents are required to be performed by it as a Lender and (c) irrevocably designates and appoints the Agents as the agents of such 2024 Additional Term Loan Lender under the Amended Credit Agreement and the other Credit Documents, and such 2024 Additional Term Loan Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of the Amended Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of the Amended Credit Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.

ARTICLE VII
REAFFIRMATION

Section 7.01 Reaffirmation. By signing this Amendment, each Credit Party hereby confirms that (a) notwithstanding the effectiveness of this Amendment and the transactions contemplated hereby, the obligations of such Credit Parties under the Amended Credit Agreement (including with respect to the 2024 Additional Term Loans contemplated by this Agreement) and the other Credit Documents (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Amended Credit Agreement, the Security Agreement, the other Security Documents and the other Credit Documents, (ii) constitute “Guaranteed Obligations” and “Obligations” for purposes of the Amended Credit Agreement, the Security Agreement, the other Security Documents and all other Credit Documents, (iii) each Guarantor hereby confirms and ratifies its continuing unconditional obligations as Guarantor under the Credit Agreement as amended hereby with respect to all of the Guaranteed Obligations and (iv) each Credit Document to which such Credit Party is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects and shall remain in full force and effect according to its terms (in the case of the Credit Agreement, as amended hereby) and (b) each 2024 Additional Term Loan Lender shall be a “Secured Creditor” and a “Lender” (including without limitation for purposes of the definition of “Required Lenders” contained in Section 1.01 of the Amended Credit Agreement) for all purposes of the Amended Credit Agreement and the other Credit Documents. Each Credit Party ratifies and confirms that all Liens granted, conveyed, or assigned to any Agent by such Person pursuant to any Credit Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations as increased hereby.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Entire Agreement. This Amendment, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Credit Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as amended hereby and that this Amendment is a Credit Document.

Section 8.02 Miscellaneous Provisions. The provisions of Sections 13.08 and 13.20 of the Amended Credit Agreement are hereby incorporated by reference and apply mutatis mutandis hereto.

Section 8.03 Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.04 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 8.05 Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 8.06 Certain Tax Matters. The parties hereto agree to treat the 2024 Additional Term Loans to be issued pursuant to this Amendment as fungible for U.S. federal income tax purposes with the Term B-3 Loans outstanding under the Credit Agreement immediately prior to the effectiveness of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

IRIDIUM HOLDINGS LLC
IRIDIUM SATELLITE LLC
IRIDIUM CARRIER HOLDINGS, LLC
IRIDIUM CARRIER SERVICES LLC
IRIDIUM CONSTELLATION LLC

By: /s/ Thomas J. Fitzpatrick
Name:     Thomas J. Fitzpatrick
Title:     Chief Financial Officer

IRIDIUM GOVERNMENT SERVICES LLC
By: Iridium Constellation LLC, its Member

By: /s/ Thomas J. Fitzpatrick
Name:     Thomas J. Fitzpatrick
Title:     Chief Financial Officer

[Iridium - Signature Page to Amendment No. 1]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent, Collateral Agent and as a 2024 Additional Term Loan Lender

By: /s/ Philip Tancorra
Name:     Philip Tancorra
Title:     Director

By: /s/ Lauren Danbury
Name:     Lauren Danbury
Title:     Vice President

[Iridium - Signature Page to Amendment No. 1]

Schedule 1

2024 Additional Term Commitments

2024 Additional Term Loan Lender            2024 Additional Term Commitment

DEUTSCHE BANK AG NEW YORK BRANCH                $125,000,000

Execution Version
EXHIBIT A

AMENDED AND RESTATED CREDIT AGREEMENT

among

IRIDIUM HOLDINGS LLC,
as HOLDINGS,

IRIDIUM COMMUNICATIONS INC.,
as PARENT,

IRIDIUM SATELLITE LLC,
as BORROWER,

VARIOUS LENDERS

and

DEUTSCHE BANK AG NEW YORK BRANCH,
as ADMINISTRATIVE AGENT and COLLATERAL AGENT
_______________________________________

Dated as of September 20, 2023
As amended by Amendment No. 1, dated as of March 25, 2024

DEUTSCHE BANK SECURITIES INC.,
BARCLAYS BANK PLC,
RBC CAPITAL MARKETS1,

and

WELLS FARGO SECURITIES, LLC

as JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

1     RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Page
SECTION 1. DEFINITIONS AND ACCOUNTING TERMS			1
1.01	Defined Terms		1
1.02	Terms Generally and Certain Interpretive Provisions		69
1.03	Limited Condition Transactions		70
1.04	Classification		71
1.05	Divisions	~~60~~	71
1.06	Rates	~~60~~	72
1.07	Amendment and restatement		72
SECTION 2. AMOUNT AND TERMS OF CREDIT		~~61~~	72
2.01	The Commitments	~~61~~	72
2.02	Minimum Amount of Each Borrowing		74
2.03	Notice of Borrowing	~~62~~	74
2.04	Disbursement of Funds		75
2.05	Notes	~~64~~	77
2.06	Interest Rate Conversions		77
2.07	Pro Rata Borrowings	~~65~~	78
2.08	Interest	~~65~~	78
2.09	Interest Periods		80
2.10	Increased Costs, Illegality, etc.		81
2.11	Compensation		83
2.12	Change of Lending Office		83
2.13	Replacement of Lenders	~~70~~	84
2.14	Extended Term Loans and Extended Revolving Commitments		84
2.15	Incremental Commitments		87
2.16	Inability to Determine Rates		91
2.17	Letters of Credit	~~76~~	91
2.18	Refinancing Facilities	~~81~~	97
2.19	Reverse Dutch Auction Repurchases		100
2.20	Open Market Purchases		101
2.21	Ancillary Facilities	~~85~~	102
2.22	Defaulting Lenders	~~89~~	107
2.23	Benchmarking Replacement Setting	~~90~~	108
SECTION 3. [INTENTIONALLY OMITTED]		~~91~~	110
SECTION 4. FEES; REDUCTIONS OF COMMITMENT		~~91~~	110
4.01	Fees	~~91~~	110
4.02	Reduction of Commitments	~~92~~	111
- i -

SECTION 5. PREPAYMENTS; PAYMENTS; TAXES		~~93~~	112
5.01	Voluntary Prepayments	~~93~~	112
5.02	Mandatory Repayments	~~94~~	113
5.03	Method and Place of Payment		119
5.04	Net Payments	~~99~~	120
SECTION 6. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS ON THE CLOSING DATE		~~101~~	123
6.01	Credit Agreement		123
6.02	[Intentionally Omitted]		123
6.03	Opinions of Counsel		123
6.04	Corporate Documents; Proceedings; Etc.	~~102~~	123
6.05	[Intentionally Omitted]	~~102~~	123
6.06	Closing Date Refinancing	~~102~~	124
6.07	[Intentionally Omitted]	~~102~~	124
6.08	[Intentionally Omitted]	~~102~~	124
6.09	Security Agreement	~~102~~	124
6.10	Guaranty Agreement		124
6.11	Financial Statements		124
6.12	Solvency Certificate	~~103~~	125
6.13	Fees, Etc.	~~103~~	125
6.14	Representations and Warranties	~~103~~	125
6.15	Patriot Act	~~103~~	125
6.16	Notice of Borrowing	~~104~~	125
6.17	Officer’s Certificate	~~104~~	125
6.18	Material Adverse Effect	~~104~~	126
6.19	No Default	~~104~~	126
SECTION 7. CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS AFTER THE CLOSING DATE		~~104~~	126
7.01	Notice of Borrowing	~~104~~	126
7.02	No Default	~~104~~	126
7.03	Representations and Warranties	~~104~~	126
SECTION 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS		~~104~~	126
8.01	Organizational Status	~~104~~	126
8.02	Power and Authority; Enforceability	~~105~~	127
8.03	No Violation	~~105~~	127
8.04	Approvals	~~105~~	127
8.05	Financial Statements; Financial Condition; Projections	~~105~~	127
8.06	Litigation	~~106~~	128
8.07	True and Complete Disclosure	~~106~~	128
8.08	Use of Proceeds; Margin Regulations	~~106~~	128
- ii -

8.09	Tax Returns and Payments	~~107~~	129
8.10	ERISA	~~107~~	129
8.11	The Security Documents	~~107~~	130
8.12	Properties	~~108~~	131
8.13	Capitalization	~~108~~	131
8.14	Subsidiaries	~~108~~	131
8.15	Compliance with Statutes, Anti-Corruption Laws, Sanctions and the Patriot Act	~~108~~	131
8.16	Investment Company Act	~~109~~	132
8.17	[Intentionally Omitted]	~~109~~	132
8.18	Environmental Matters	~~109~~	132
8.19	Labor Relations	~~109~~	132
8.20	Intellectual Property	~~109~~	132
8.21	EEA Financial Institutions	~~109~~	133
8.22	Insurance	~~109~~	133
8.23	FCC Matters	~~110~~	133
SECTION 9. AFFIRMATIVE COVENANTS		~~110~~	133
9.01	Information Covenants	~~110~~	133
9.02	Books, Record and Inspections; Conference Calls	~~113~~	137
9.03	Maintenance of Property; Insurance	~~114~~	138
9.04	Existence; Franchises	~~115~~	139
9.05	Compliance with Statutes, Etc.	~~115~~	139
9.06	Compliance with Environmental Laws	~~115~~	139
9.07	ERISA	~~115~~	140
9.08	End of Fiscal Years; Fiscal Quarters	~~116~~	140
9.09	[Intentionally Omitted]	~~116~~	140
9.10	Payment of Taxes	~~116~~	140
9.11	Use of Proceeds	~~116~~	141
9.12	Additional Security; Further Assurances; Etc.	~~116~~	141
9.13	Post-Closing Actions	~~117~~	142
9.14	Permitted Acquisitions	~~117~~	142
9.15	Credit Ratings	~~17~~	142
9.16	Designation of Subsidiaries	~~118~~	143
SECTION 10. NEGATIVE COVENANTS		~~118~~	143
10.01	Liens	~~118~~	143
10.02	Consolidation, Merger, or Sale of Assets, Etc.	~~122~~	148
10.03	Dividends	~~126~~	152
10.04	Indebtedness	~~129~~	156
10.05	Advances, Investments and Loans	~~134~~	162
10.06	Transactions with Affiliates	~~138~~	167
- iii -

10.07	Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	~~139~~	168
10.08	Limitation on Certain Restrictions on Subsidiaries	~~140~~	170
10.09	Business	~~142~~	171
10.10	Negative Pledges	~~142~~	171
10.11	Financial Covenant	~~143~~	172
10.12	Permitted Activities	~~144~~	173
SECTION 11. EVENTS OF DEFAULT		~~144~~	174
11.01	Upon the occurrence of any of the following specified events (each, an “Event of Default”):	~~144~~	177
11.02	Applications of Funds	~~146~~	178
SECTION 12. THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT		~~147~~	178
12.01	Appointment and Authorization	~~147~~	178
12.02	Delegation of Duties	~~148~~	179
12.03	Exculpatory Provisions	~~148~~	179
12.04	Reliance by Administrative Agent and Collateral Agent	~~149~~	180
12.05	No Other Duties Etc	~~149~~	180
12.06	Non-reliance on Administrative Agent, Collateral Agent and Other Lenders	~~149~~	180
12.07	Indemnification by the Lenders	~~149~~	181
12.08	Rights as a Lender	~~150~~	181
12.09	Administrative Agent May File Proofs of Claim; Credit Bidding	~~150~~	181
12.10	Resignation of the Agents	~~151~~	182
12.11	Collateral Matters and Guaranty Matters	~~151~~	183
12.12	Designated Hedging Agreements and Designated Treasury Services Agreements	~~152~~	184
12.13	Withholding Taxes	~~153~~	185
12.14	Certain ERISA Matters	~~153~~	185
12.15	Erroneous Payments	~~154~~	186
SECTION 13. MISCELLANEOUS		~~155~~	188
13.01	Payment of Expenses, etc	~~155~~	188
13.02	Right of Setoff	~~157~~	190
13.03	Notices	~~157~~	190
13.04	Benefit of Agreement; Assignments; Participations, etc	~~159~~	192
13.05	No Waiver; Remedies Cumulative	~~163~~	197
13.06	Payments Pro Rata	~~163~~	198
13.07	Calculations; Computations and Tests	~~164~~	198
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	~~164~~	199
13.09	Counterparts; Integration; Effectiveness	~~165~~	200
- iv -

13.10	[Intentionally Omitted]	~~166~~	200
13.11	Headings Descriptive	~~166~~	200
13.12	Amendment or Waiver; etc	~~166~~	200
13.13	Survival	~~168~~	204
13.14	[Intentionally Omitted]	~~168~~	204
13.15	Confidentiality	~~168~~	204
13.16	USA Patriot Act Notice	~~169~~	205
13.17	[Intentionally Omitted]	~~170~~	205
13.18	[Intentionally Omitted]	~~170~~	205
13.19	Absence of Fiduciary Relationship	~~170~~	205
13.20	Electronic Execution of Assignments and Certain Other Documents	~~170~~	205
13.21	Entire Agreement	~~170~~	206
13.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~170~~	206
13.23	Acknowledgement Regarding Any Supported QFCs	~~171~~	206

- v -

SCHEDULE 1.01(B)	Unrestricted Subsidiaries
SCHEDULE 2.01	Commitments
SCHEDULE 2.19(a)	Reverse Dutch Auction Procedures
SCHEDULE 2.21	Ancillary Facilities
SCHEDULE 8.23(a)	FCC Licenses
SCHEDULE 8.23(b)	Compliance with Communications Act
SCHEDULE 8.23(c)	FCC Licenses Pending Proceedings
SCHEDULE 8.12	Real Property
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.19	Labor Matters
SCHEDULE 9.13	Post-Closing Actions
SCHEDULE 10.01(ii)	Existing Liens
SCHEDULE 10.04	Existing Indebtedness
SCHEDULE 10.05(iii)	Existing Investments
SCHEDULE 10.06(viii)	Affiliate Transactions
SCHEDULE 13.03	Notice Information

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT C	Form of U.S. Tax Compliance Certificate
EXHIBIT D	[Intentionally Omitted]
EXHIBIT E	Form of Officers’ Certificate
EXHIBIT F	[Intentionally Omitted]
EXHIBIT G	Form of Security Agreement
EXHIBIT H	Form of Guaranty Agreement
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption
- vi -

This AMENDED AND RESTATED CREDIT AGREEMENT (as amended by Amendment No. 1 and as further amended, amended and restated, modified, supplemented, extended, renewed or otherwise modified from time to time or otherwise modified from time to time, this “Agreement”), dated as of September 20, 2023, (the “Amendment and Restatement Effective Date”), among Iridium Holdings LLC, a Delaware limited liability company, (“Holdings”), solely with respect to Section 10.12 hereof, Iridium Communications Inc., a Delaware corporation (“Parent”), Iridium Satellite LLC, a Delaware limited liability company (the “Borrower”), Lenders party hereto from time to time and Deutsche Bank AG New York Branch (“DBNY”), as the Administrative Agent and the Collateral Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Borrower is party to the Credit Agreement, dated as of November 4, 2019 (as amended ~~by that certain Amendment No. 1, dated as of February 7, 2020, that certain Amendment No. 2, dated as of January 20, 2021, that certain Amendment No. 3, dated as of July 28, 2021, that certain Amendment No. 4, dated as of December 8, 2022 and as further amended~~, supplemented or modified from time to time prior to the Amendment and Restatement Effective Date, the “Existing Credit Agreement”), by and among, inter alios, the Borrower, Holdings, the Lenders from time to time party thereto, the Administrative Agent and the Collateral Agent.

WHEREAS, the Borrower has entered into that certain Amendment and Restatement Agreement, dated as of the Amendment and Restatement Effective Date, by and among Holdings, the Borrower, the Subsidiary Guarantors, the Lenders party thereto and the Administrative Agent, under which the Term B-3 Lenders and Additional Term B-3 Lenders are extending credit in the form of (i) Term B-3 Loans hereunder in the aggregate principal amount of $1,500,000,000 and (ii) 2023 Revolving Loans hereunder in an aggregate principal amount at any time outstanding not to exceed $100,000,000;

WHEREAS, the Borrower has requested that the Issuing Banks make available Letters of Credit hereunder in an aggregate stated amount at any time outstanding not to exceed $25,000,000;

WHEREAS, the Lenders are willing to extend such credit to the Borrower and each Issuing Bank is willing to issue Letters of Credit for the account of the Borrower and its Subsidiaries on the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Amendment and Restatement Agreement, the parties thereto have agreed to amend and restate in its entirety the Existing Credit Agreement and to replace it in its entirety with this agreement; and

WHEREAS, this Agreement is the Amended and Restated Credit Agreement contemplated by the Amendment and Restatement Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“2023 Revolving Commitments” means for each Revolving Lender, the amount set forth opposite such Revoliving Lender’s name in Schedule 2.01 directly below the column entitled

“2023 Revolving Commitments”. The aggregate amount of 2023 Revolving Commitments existing on the Amendment and Restatement Effective Date shall be $100,000,000.
“2023 Revolving Loans” has the meaning provided in Section 2.01(b).
“2024 Additional Term Commitment” has the meaning assigned thereto in Amendment No.1.
“2024 Additional Term Loan Lender” has the meaning assigned thereto in Amendment No.1.
“2024 Additional Term Loans” has the meaning assigned thereto in Amendment No.1. The aggregate amount of the 2024 Additional Term Loans on the Amendment No. 1 Effective Date is $125,000,000.
“2024 Amendment Transactions” has the meaning assigned thereto in Amendment No.1.
“Acquired Entity or Business” means either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of Holdings, which assets shall, as a result of the respective acquisition, become assets of Holdings or a Restricted Subsidiary of Holdings (or assets of a Person who shall be merged with and into Holdings or a Restricted Subsidiary of Holdings) or (y) a majority of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Restricted Subsidiary of Holdings (or shall be merged with and into Holdings or a Restricted Subsidiary of Holdings).
“Additional Security Documents” has the meaning provided in Section 9.12(a).
“Additional Term B-3 Commitments” means, with respect to the Additional Term B-3 Lender, its commitment to make a Term B-3 Loan on the Amendment and Restatement Effective Date in an amount equal to $467,155,326.03.
“Additional Term B-3 Lender” means the Person identified as such on the signature page to Amendment and Restatement Agreement.
“Additional/Replacement Revolving Commitment” has the meaning provided in Section 2.15(a).
“Adjusted Consolidated Working Capital” means, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means DBNY, in its capacity as Administrative Agent under any of the Credit Documents (other than any Ancillary Document), and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10.
“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Holdings or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.
“Agent Parties” has the meaning provided in Section 13.03(e).
“Agents” means the Administrative Agent, the Collateral Agent, any sub-agent or co-agent of either of the foregoing pursuant to the Credit Documents ~~and~~, the Amendment and Restatement Lead Arrangers and the Amendment No. 1 Lead Arrangers.
“Aggregate Commitments” means, at any time, the aggregate amount of the Revolving Commitments of all Lenders.
“Aggregate Exposures” means, at any time, the sum of (a) the aggregate Outstanding Amount of all Revolving Loans plus (b) the LC Exposure, each determined at such time.
“Agreement” has the meaning provided in the preamble hereto.
“Amendment and Restatement Agreement” means the Amendment and Restatement Agreement, dated as of the Amendment and Restatement Effective Date, among Holdings, the Borrower, the Subsidiary Guarantors, the Lenders party thereto (including the Additional Term B-3 Lender), the Administrative Agent and the Collateral Agent.
“Amendment and Restatement Agreement Lead Arrangers” has the meaning provided in the Amendment and Restatement Agreement.
“Amendment and Restatement Effective Date” has the meaning provided in the preamble hereto.
“Amendment No. ~~3~~1” means Amendment No. ~~3~~1 to this Agreement, dated as of ~~July 28~~March 25, ~~2021~~2024, among Holdings, the Borrower, the Subsidiary Guarantors, the ~~Lenders party thereto~~2024 Additional Term Loan Lender, the Administrative Agent and the Collateral Agent.
“Amendment No. 1 Effective Date” has the meaning assigned thereto in Amendment No. 1.
“Amendment No. 1 Lead Arrangers” has the meaning assigned thereto in Amendment No. 1.
“Ancillary Borrower” has the meaning provided in Section 2.21(a)(ii)(F).
“Ancillary Commencement Date” shall mean, with respect to any Ancillary Facility, the date (which must be a Business Day until and excluding the Business Day preceding the Maturity Date for the Revolving Loans) on which such Ancillary Facility is first made available.

“Ancillary Commitment” means, with respect to any Ancillary Lender and any Ancillary Facility, the maximum applicable Dollar Amount which such Ancillary Lender has agreed (whether or not subject to the satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility in accordance with Section 2.21 to the extent such amount has not been cancelled or reduced under this Agreement or the Ancillary Documents relating to such Ancillary Facility; provided, that the aggregate amount of Ancillary Commitments shall not exceed the Dollar Amount of $25,000,000 at the time of incurrence.
“Ancillary Document” means each document or instrument relating to or evidencing the terms of an Ancillary Facility.
“Ancillary Facility” means (a) any overdraft, automated payment, check drawing and/or other current account facility, (b) any same day or short term loan facility, (c) any foreign exchange facility, (d) any letter of credit, guarantee and/or bonding facility, (e) any derivatives facility and/or (f) any other facility or financial accommodation that may be required in connection with the business of Holdings and the Restricted Subsidiaries and is agreed, in each case, by the relevant Ancillary Lender and in accordance with Section 2.21.
“Ancillary Lender” means each Lender (or Affiliate of a Lender) that makes available an Ancillary Facility in accordance with Section 2.21.
“Ancillary Outstandings” means at any time, with respect to any Ancillary Lender and any Ancillary Facility then in effect, without duplication, the sum (as calculated by that Ancillary Lender) of the following amounts outstanding under such Ancillary Facility: (a) the principal amount owing under each overdraft facility and on-demand short term loan facility, net of any Available Credit Balance, (b) the face amount of each guaranty, bond and letter of credit provided or issued under such Ancillary Facility, (c) all net obligations owing to such Ancillary Lender under any derivatives facility and (d) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of such Ancillary Lender under each other type of accommodation provided under such Ancillary Facility, in each case as determined by such Ancillary Lender acting reasonably in accordance with its normal banking practice and the terms of the relevant Ancillary Document.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to, the FCPA.
“Applicable Commitment Fee Rate” means (a) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 9.01(e), a rate per annum equal to 0.50% and (b) thereafter, a percentage per annum equal for any day, the applicable percentage per annum set forth below, as determined by reference to the Consolidated First Lien Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.01(e) prior to such day:

Applicable Commitment Fee Rate
Pricing Level	Consolidated First Lien Net Leverage Ratio	Applicable Commitment Fee Rate
1	Equal to or greater than 3.50:1.00	0.50%
2	Less than 3.50:1.00	0.375%

Any increase or decrease in the Applicable Commitment Fee Rate resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the first Business

Day immediately following the date the applicable Compliance Certificate is delivered pursuant to Section 9.01(e); provided, that “Pricing Level 1” shall apply without regard to the onsolidated First Lien Net Leverage Ratio (x) at any time after the date on which any quarterly or annual financial statement was required to have been delivered pursuant to Section 9.01(a) or Section 9.01(b) but was not delivered (or the Compliance Certificate related to such financial statements was required to have been delivered pursuant to Section 9.01(e) but was not delivered), commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statements (or, if later, the Compliance Certificate related to such financial statements) are delivered, or (y) at the election of the Majority Lenders of all the Tranches in the aggregate of Revolving Commitments at such time, at all times if an Event of Default shall have occurred and be continuing.
Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Consolidated First Lien Net Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Commitment Fee Rate that is less than that which would have been applicable had the Consolidated First Lien Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the Applicable Commitment Fee Rate for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurate Consolidated First Lien Net Leverage Ratio for such period and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the Consolidated First Lien Net Leverage Ratio shall be deemed to be (and shall be) due and payable at the time the interest or fees for such period were required to be paid; provided that notwithstanding the foregoing, so long as an Event of Default described in Section 11.01(e) has not occurred with respect to the Borrower, such shortfall shall be due and payable within five (5) Business Days following the written demand thereof by the Administrative Agent and no Default shall be deemed to have occurred as a result of such non-payment until the expiration of such five (5) Business Day period.
“Applicable ECF Prepayment Percentage” means, at any time, 50%; provided that, if at any time the Consolidated First Lien Net Leverage Ratio as of the last day of the fiscal year for which the Applicable ECF Prepayment Percentage is calculated (which calculation shall give Pro Forma Effect to any required paydown or reduction (as set forth in an officer’s certificate delivered pursuant to Section 9.01(e) for such fiscal year)) is (i) less than or equal to 4.00:1.00 but greater than 3.50:1.00, the Applicable ECF Prepayment Percentage shall instead be 25% and (ii) less than or equal to 3.50:1.00, the Applicable ECF Prepayment Percentage shall instead be 0%.
“Applicable Increased Term Loan Spread” means, with respect to any then outstanding Term B-2 Loans at the time of the incurrence of any new Tranche of Incremental Term Loans pursuant to Section 2.15 or at the time of incurrence of any Permitted Pari Passu Loans or Indebtedness in the form of term loans secured on a pari passu basis relative to the Liens securing the Obligations of the Credit Parties incurred in reliance on clause (vi) or (xxix) of Section 10.04, which new Tranche, Permitted Pari Passu Loans or such Indebtedness incurred under Section 10.04(vi) or (xxix) constitute MFN Qualifying Term Loans and is subject to an Effective Yield that is greater than the Effective Yield applicable to such Term B-3 Loans by more than 0.50%, the margin per annum (expressed as a percentage) mutually determined by the Administrative Agent and the Borrower in good faith (and notified by the Administrative Agent to the Lenders) as the margin per annum required to cause the Effective Yield applicable to such then existing Term B-3 Loans to equal (i) the Effective Yield applicable to such new Tranche of Incremental Term Loans, Permitted Pari Passu Loans or such Indebtedness incurred under Section 10.04(vi) or (xxix) minus (ii) 0.50%. Each mutual determination of the “Applicable

Increased Term Loan Spread” by the Administrative Agent and the Borrower shall be conclusive and binding on all Lenders absent manifest error.
“Applicable Margin” means (a) with respect to any Term B-3 Loans, (i) 2.50% per annum for SOFR Loans and (ii) 1.50% per annum for Base Rate Loans and (b) with respect to any 2023 Revolving Loans, (i) 2.55% per annum for SOFR Loans and (ii) 1.50% per annum for Base Rate Loans.
The Applicable Margins for any Tranche of Incremental Loans shall be (i) in the case of Incremental Loans added to an existing Tranche, the same as the Applicable Margins for such existing Tranche, and (ii) otherwise, as specified in the applicable Incremental Amendment; provided that on and after the date of any incurrence of any Tranche of Incremental Term Loans or Permitted Pari Passu Loans which gives rise to a determination of a new Applicable Increased Term Loan Spread, the Applicable Margins for the Term B-3 Loans shall be the higher of (x) the Applicable Increased Term Loan Spread for such Type of Term B-3 Loans and (y) the Applicable Margin for such Type of Term B-3 Loans as otherwise determined above in the absence of the foregoing clause (x). The Applicable Margins for any Tranche of Refinancing Term Loans shall be as specified in the applicable Refinancing Amendment. The Applicable Margins for any Tranche of Extended Term Loans and Extended Revolving Commitments shall be as specified in the applicable Extension Amendment.
“Approved Electronic Platform” has the meaning provided in Section 13.03(d)(i).
“Approved Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) an existing Lender, (b) an Affiliate of an existing Lender or (c) an entity or an Affiliate of an entity that administers or manages an existing Lender.
“Asset Sale” means any sale, transfer or other disposition of all or any part of the property or assets by Holdings or any of the Restricted Subsidiaries, or entry into any Sale-Leaseback Transaction by Holdings or any of the Restricted Subsidiaries, in each case, pursuant to Sections 10.02(ii), (x), (xii)(b) or (xxii)(D) (provided that, with respect to Section 10.02(xxii)(D), such sale, disposition or contribution of property shall only constitute an Asset Sale to the extent such sold, disposed or contributed property constitutes Collateral).
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit K (appropriately completed) or such other form (including electronic records generated by the use of an electronic platform) as shall be acceptable to the Administrative Agent and the Borrower (such approval by the Borrower not to be unreasonably withheld, delayed or conditioned).
“Auction” has the meaning provided in Section 2.19(a).
“Auction Manager” has the meaning provided in Section 2.19(a).
“Audited Financial Statements” has the meaning provided in Section 6.11.
“Available Amount” means, on any date (the “Determination Date”), an amount equal to:
(a)    the sum of, without duplication:

(i)    (A) the greater of (x) $110,750,000 and (y) 25% LTM Consolidated EBITDA plus (B) the Cumulative Retained Excess Cash Flow Amount; plus
(ii)    100% of the aggregate net cash proceeds and the fair market value of property other than cash received by the Borrower since the Closing Date (A) as a contribution to its common equity capital (including any contribution to its common equity capital from any direct or indirect Parent Company with the proceeds of any issue or sale by such Parent Company of its Equity Interests) (other than any (w) Specified Equity Contribution, (x) Disqualified Stock, (y) Equity Interests sold to a Restricted Subsidiary of Holdings or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of any Parent Company or its Subsidiaries or (z) Contribution Amounts) or (B) from the issue or sale of the Equity Interests of the Borrower (other than Disqualified Stock and other than sales of Equity Interests to a Restricted Subsidiary), in each case, to the extent not otherwise applied to any other basket or exception under this Agreement; plus
(iii)    100% of the aggregate net cash proceeds from the issue or sale of Disqualified Stock of the Borrower or debt securities of the Borrower (other than Disqualified Stock or debt securities issued or sold to a Restricted Subsidiary), in each case that have been converted into or exchanged for Equity Interests of the Borrower or any direct or indirect Parent Company (other than Disqualified Stock); plus
(iv)    100% of the aggregate amount of cash proceeds and the fair market value of property other than cash received by Holdings or a Restricted Subsidiary of Holdings from (A) the sale or disposition (other than to Holdings or a Restricted Subsidiary of Holdings) of Investments made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount and from repayments, repurchases and redemptions of such Investments from Holdings and the Restricted Subsidiaries by any Person (other than Holdings or its Restricted Subsidiaries); and (B) a return, profit, distribution or similar amounts from an Investment made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount, to the extent that such amounts were not otherwise included in the Consolidated Net Income of Holdings for such period; plus
(v)    in the event that any Unrestricted Subsidiary designated as such in reliance on the Available Amount after the Closing Date is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary the fair market value of Holdings’ Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (limited, to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted an Investment not made entirely in reliance on the Available Amount, to the percentage of such fair market value that is proportional to the portion of such Investment that was made in reliance on the Available Amount); plus
(vi)    Retained Declined Proceeds; minus

(b) the sum of:
(i)    the aggregate amount of all Dividends made by Holdings and the Restricted Subsidiaries pursuant to Section 10.03(xiv) on or after the Closing Date and on or prior to the Determination Date;
(ii)    the aggregate amount of all Investments made by Holdings and the Restricted Subsidiaries pursuant to Section 10.05(xviii) on or after the Closing Date and on or prior to the Determination Date; and
(iii)    the aggregate amount of repayments, repurchases, redemptions or defeasances of Indebtedness pursuant to Section 10.07(i)(B)(I) on or after the Closing Date and on or prior to the Determination Date.
“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Ancillary Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by any Ancillary Borrower under that Ancillary Facility.
    “Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.23(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” has the meaning provided in Section 11.01(e).
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate in effect on such day (which, if negative, shall be deemed to be 0.00%) plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by DBNY as its “prime rate,” and (c) Adjusted Term SOFR for one month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the “prime rate”, NYFRB Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the “prime rate”, the NYFRB Rate or the Adjusted Term SOFR, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. The “prime rate” is a rate set by DBNY based upon various factors including DBNY’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by DBNY shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means each Loan which is designated or deemed designated as a Loan bearing interest at the Base Rate by the Borrower at the time of the incurrence thereof or conversion thereto.
“Base Rate Term SOFR Determination Day” has the meaning provided in the definition of “Term SOFR”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.23(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a) the sum of (i) Daily Simple SOFR and (ii) 0.10% or
(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
    “Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.23 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.23.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board of directors or committee of such Person serving a similar function.
“Borrower” has the meaning provided in the preamble hereto.
“Borrower Materials” has the meaning provided in Section 13.03(d)(i).
“Borrowing” means the borrowing of the same Type of Loan pursuant to a single Tranche by the Borrower from all the Lenders having Commitments with respect to such Tranche on a given date (or resulting from a conversion or conversions on such date), having, in the case of SOFR Loans, the same Interest Period; provided that any Incremental Loans incurred pursuant to Section 2.01(c) shall be considered part of the related Borrowing of the then outstanding Tranche of Loans (if any) to which such Incremental Loans are added pursuant to, and in accordance with the requirements of, Section 2.15(c).
“Business Day” means any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.
“Capital Expenditures” means, with respect to any Person, all expenditures by such Person which are required to be capitalized in accordance with U.S. GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by any Person other than a Credit Party or any of its Restricted Subsidiaries and for which no Credit Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period) and (v) property, plant and equipment taken in settlement of accounts.
“Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under U.S. GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent for deposit into the LC Collateral Account, for the benefit of the Administrative Agent or the Issuing Banks (as applicable) and the Revolving Lenders, cash or Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable Issuing Bank) or deposit account balances (in the case of LC Obligations in the respective currency or currencies in which the applicable LC Obligations are denominated unless otherwise agreed by the Administrative Agent or Issuing Bank benefiting from such cash collateral) or, if the Administrative Agent or Issuing Bank benefiting from such collateral shall agree in its sole discretion, other credit support (including by backstop with a letter of credit satisfactory to the applicable Issuing Bank or by being deemed reissued under another agreement acceptable to the applicable Issuing Bank) as collateral for the LC Exposure or obligations of Lenders to fund participations in respect of either thereof (as the context may require), in accordance with Section 2.17(j). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” shall mean:
(i)    U.S. Dollars, Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(ii)    readily marketable direct obligations of any member of the European Economic Area or Canada or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;
(iii)    marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;
(iv)    securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), in such case having maturities of not more than twenty-four months from the date of acquisition;
(v)    certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;
(vi)    repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;
(vii)    commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Borrower) having one of the two highest ratings obtainable from Moody’s or S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, reasonably equivalent ratings of another internationally recognized ratings agency) and, in each case, maturing within twenty-four months after the date of acquisition;
(viii)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition;
(ix)    Indebtedness or preferred stock issued by Person having a credit rating of at least A-2 (or the equivalent grade) by Moody’s or A by S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, reasonably equivalent ratings of another internationally recognized ratings agency), maturing within twenty-four months after the date of acquisition;
(x)     Investments with average maturities of 12 months or less from the date of acquisition in money market funds having a credit rating of P-1 (or the equivalent grade) by Moody’s or A-1 (or the equivalent grade) by S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, reasonably equivalent ratings of another internationally recognized ratings agency); and
(xi)    in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (i) through (x) customarily utilized in the countries where such Foreign Subsidiary is located or in which such investment is made.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (i) above; provided that such amounts are converted into any currency listed in clause (i) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.
“Cash-Capped Available Incremental Amount” has the meaning provided in the definition of the term “Incremental Amount.”
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.
“CFC” means a Subsidiary of Holdings that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence after the Closing Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such applicable date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” shall be deemed to occur if:
(a)    any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of Holdings;
(b)    a “change of control” (or similar event) shall occur under (i) the Indenture and (ii) the definitive agreements pursuant to which any Refinancing Notes, Refinancing Term Loans, Refinancing Revolving Loans or Indebtedness permitted under Section 10.04(xxvii) or (xxix) was issued or incurred, in each case of this subclause (ii) with an aggregate outstanding principal amount in respect of such series of Refinancing Notes or other Indebtedness in excess of the Threshold Amount; or
(c)    Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower.
Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, no person or “group” shall be deemed to beneficially own Equity Interests to be acquired by such person or “group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including any Additional Security Documents), including, without limitation, all “Collateral” as described in the Security Agreement; provided that in no event shall the term “Collateral” include any Excluded Collateral.
“Collateral Agent” means DBNY, acting through such of its Affiliates or branches as it may designate in its capacity as collateral agent for the Secured Creditors pursuant to the Security

Documents, and shall include any successor to the Collateral Agent appointed pursuant to Section 12.10.
“Commitment” means, (a) with respect to any Revolving Lender, such Revolving Lender’s Closing Date Revolving Commitment, Refinancing Revolving Commitment, Additional/Replacement Revolving Commitment or any Extended Revolving Commitment, (b) with respect to any Term Lender, any of the commitments of such Term Lender, whether an Initial Term Loan Commitment, Term B-1 Commitment, Term B-2 Commitment, Extended Term Loan Commitment, Refinancing Term Loan Commitment or an Incremental Term Loan Commitment of such Lender and (c) with respect to each Issuing Bank, such Issuing Bank’s LC Commitment.
“Commitment Fee” has the meaning provided in Section 4.01(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” has the meaning provided in Section 9.01(e).
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Consolidated Current Assets” means, at any time, the consolidated current assets of the Parent Company, Holdings and the Restricted Subsidiaries at such time (other than cash and Cash Equivalents, amounts related to current or deferred Taxes based on income or profits, (but excluding assets held for sale, loans to third parties that are permitted under this Agreement, pension assets, deferred bank fees and Swap Contracts, in each case to the extent representing non-cash items and the effects of adjustments pursuant to U.S. GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition)).
“Consolidated Current Liabilities” means, at any time, the consolidated current liabilities of the Parent Company, Holdings and the Restricted Subsidiaries at such time (other than the current portion of any Indebtedness under this Agreement, the Swap Termination Value of any Swap Contracts, the current portion of any other long-term Indebtedness which would otherwise be included therein, accruals of Interest Expense (excluding Interest Expense that is due and unpaid), accruals for current or deferred Taxes based on income or profits, accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of Consolidated EBITDA, the current portion of pension liabilities, deferred revenue, escrow account balances, liabilities in respect of unpaid earn-outs and assets held for sale, any LC

Obligations or Revolving Loans or Ancillary Outstandings and any letter of credit obligations or revolving loans under any other revolving credit facility, the current portion of other long-term liabilities and the effects of adjustments pursuant to U.S. GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition).
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i)  amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (ii) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with U.S. GAAP.
“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income of such Person for such period; plus (without duplication):
(i)     the amount of management, board of directors, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of such Person or any direct or indirect parent of such Person, to the extent that such amount was deducted in computing such Consolidated Net Income; plus
(ii)     earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued by such Person and its Restricted Subsidiaries during such period, including any mark to market adjustments, to the extent that such amount was deducted in computing such Consolidated Net Income; plus
(iii)     all payments, charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by any future, present or former director, officer, employee, manager, consultant or independent contractor of such Person and all losses, or charges and expenses related to payments made to holders of options in the common equity of such Person or any direct or indirect parent of such Person, in connection with, or as a result of, any distribution being made to equityholders of such Person that are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case, to the extent that such amount was deducted in computing such Consolidated Net Income; plus
(iv)     provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, including foreign withholding taxes and including an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes were deducted in computing such Consolidated Net Income; plus

(v)     the Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus
(vi)     the Consolidated Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Fixed Charges were deducted in computing such Consolidated Net Income, plus amortization or write-off of deferred financing fees, debt issuance costs, commissions, amortization of original issue discount, other discounts, fees and expenses and expensing of any other financing fees, including any expensing of bridge or commitment fees, costs of surety bonds and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of outstanding Indebtedness of such Person and its Restricted Subsidiaries and commissions, discounts, yield and other fees and charges (including any interest expense) relating to any securitization transaction; plus
(vii)     any other non-cash charges of such Person and its Restricted Subsidiaries for such period, to the extent that such non-cash charges were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in any future four-fiscal quarter period, (x) such Person may determine not to add back such non-cash loss, charge or expense in the period for which Consolidated EBITDA is being calculated and (y) to the extent such Person does decide to add back such non-cash loss, charge or expense, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period, excluding amortization of a prepaid cash item that was paid in cash in a prior period; plus
(viii)     any cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, costs and expenses incurred after the Closing Date related to employment of terminated employees incurred by such Person during such period), to the extent such costs and expenses were deducted in computing such Consolidated Net Income; plus
(ix)     losses in respect of post-retirement benefits of such Person, as a result of the application of ASC 715, Compensation-Retirement Benefits, incurred by such Person during such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus
(x)     [reserved].
(xi)     losses incurred in respect of the direct or indirect Investment by such Person in Aireon LLC or Aireon Holdings LLC during such period, to the extent such losses were taken into account in computing such Consolidated Net Income; plus
(xii)     any fees and expenses related to a Qualified Securitization Transaction or any Receivables Facility incurred by such Person during such period, to the extent such fees and expenses are included in computing such Consolidated Net Income; plus
(xiii)     the amount of loss on sales of receivables and related assets to a Securitization Entity in connection with a Qualified Securitization Transaction or otherwise in connection with a Receivables Facility, in each case, incurred by such Person during such period, to the extent included in computing such Consolidated Net Income; minus
(xiv)     the amount of any gain in respect of post-retirement benefits of such Person and its Restricted Subsidiaries for such period as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus
(xv)     non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, in each case, on a consolidated basis and determined in accordance with U.S. GAAP.
“Consolidated First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (i) Consolidated First Lien Secured Debt as of the last day of such Test Period to (ii) Consolidated EBITDA of the Parent Company, Holdings and the Restricted Subsidiaries for such Test Period, in each case, calculated on a Pro Forma Basis.
“Consolidated First Lien Secured Debt” means, at any time, (i) the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of the Parent Company, Holdings or any of the Restricted Subsidiaries, less (ii) the aggregate principal amount of Indebtedness of the Parent Company, Holdings and the Restricted Subsidiaries at such time that is secured solely by a Lien on the assets of the Parent Company, Holdings and the Restricted Subsidiaries that is junior to the Lien securing the Obligations, less (iii) the aggregate amount of (a) unrestricted cash and Cash Equivalents of the Parent Company, Holdings and the Restricted Subsidiaries and (b) cash and Cash Equivalent of the Parent Company, Holdings and the Restricted Subsidiaries restricted solely in favor of or pursuant to (x) any Credit Document, any Permitted Pari Passu Notes Documents, any Permitted Pari Passu Loan Documents, any Refinancing Note Documents (to the extent such Refinancing Notes constitute Permitted Pari Passu Notes) or any Refinancing Amendment and (y) any Permitted Junior Debt Documents and any Refinancing Note Documents (to the extent such Refinancing Notes constitute Permitted Junior Notes), in the case of this clause (y), to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis.
“Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any Test Period, the ratio of (i) Consolidated EBITDA of the Parent Company, Holdings and the Restricted Subsidiaries for such Test Period to (ii) the Consolidated Fixed Charges of the Parent Company, Holdings and the Restricted Subsidiaries for such Test Period, in each case calculated on a Pro Forma Basis.
“Consolidated Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income of such Person, including, without limitation, the interest component of all payments associated with Capitalized Lease Obligations, and excluding amortization or write-off of deferred financing fees, debt issuance costs, commissions, amortization of original issue discount, other discounts, fees and expenses and expensing of any other financing fees, including any expensing of bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to undrawn letters of credit, bankers’ acceptances or similar facilities and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of outstanding Indebtedness of such Person and its Restricted Subsidiaries and commissions, discounts, yield and other fees and charges (including any interest expense) relating to any securitization transaction, plus
(2)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)    all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with U.S. GAAP; minus
(4)    the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining such Consolidated Net Income.
“Consolidated Indebtedness” means, at any time, the sum of (without duplication) (i) all Capitalized Lease Obligations of the Parent Company, Holdings and the Restricted Subsidiaries, (ii)  all Indebtedness of the Parent Company, Holdings and the Restricted Subsidiaries of the type described in clause (i)(A) of the definition of “Indebtedness” and (iii) all Contingent Obligations of the Parent Company, Holdings and the Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii), in each case, determined on a consolidated basis in accordance with U.S. GAAP and calculated on a Pro Forma Basis; provided that Consolidated Indebtedness shall not include Indebtedness in respect of any Refinancing Notes or Permitted Notes that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.07(i). For the avoidance of doubt, it is understood that obligations under any Receivables Facility and any Qualified Securitization Transaction do not constitute Consolidated Indebtedness.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with U.S. GAAP; provided that:
(i)    any after-tax effect of all extraordinary (as determined in accordance with U.S. GAAP prior to giving effect to Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items), nonrecurring, infrequent, exceptional or unusual gains or losses or income or expenses (including related to the Transaction) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, relocation, retention and completion bonuses or payments, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;
(ii)     any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any equity issuance, Investment, acquisition,

disposition, recapitalization, mergers, option buyouts or incurrence or repayment of Indebtedness permitted under this Agreement, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transaction or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions (in each case, whether or not consummated)), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;
(iii)     the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded; provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;
(iv)     the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly-Owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;
(v)     solely for the purpose of determining the amount available under clause (a)(i)(B) of the definition of “Available Amount”, the net income (but not loss) of any Restricted Subsidiary of Holdings (other than the Borrower or any Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any Requirement of Law, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person in respect of such period, to the extent not already included therein;
(vi)    the cumulative effect of any change in accounting principles will be excluded;
(vii)     the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of U.S. GAAP and the amortization of intangibles arising from the application of U.S. GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;
(viii)     any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;
(ix)     any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting in connection with any acquisition prior to or following the Closing Date will be excluded;
(x)     an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) will be included as though such amounts had been paid as income taxes directly by such Person for such period;
(xi)     the amount of any restructuring, business optimization, acquisition and integration costs and charges (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, contract termination costs, including future lease commitments, costs related to the start-up, closure or relocation or consolidation of facilities and costs to relocate employees) will be excluded;
(xii)     expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (i) has not been denied by the applicable carrier in writing and (ii) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided further that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income of such Person to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (xv).
provided that the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (i) through (xvi) above if any such item individually is less than $2,000,000 in any fiscal quarter.
“Consolidated Secured Debt” means, at any time, (i) the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of the Parent Company, Holdings or any of the Restricted Subsidiaries, less (ii) the aggregate amount of (a) unrestricted cash and Cash Equivalents of the Parent Company, Holdings and the Restricted Subsidiaries and (b) cash and Cash Equivalent of the Parent Company, Holdings and the Restricted Subsidiaries restricted solely in favor of or pursuant to (x) any Credit Document, any Permitted Pari Passu Notes Documents, any Permitted Pari Passu Loan Documents, any Refinancing Note Documents (to the extent such Refinancing Notes constitute Permitted Pari Passu Notes) or any Refinancing Amendment and (y) any Permitted Junior Debt Documents and any Refinancing Note Documents (to the extent such Refinancing Notes constitute Permitted Junior Notes), in the case of this clause (y), to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis.
“Consolidated Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (i) Consolidated Secured Debt as of the last day of such Test Period to (ii) Consolidated EBITDA of the Parent Company, Holdings and the Restricted Subsidiaries for such Test Period, in each case, calculated on a Pro Forma Basis.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (i) Consolidated Indebtedness as of the last day of such Test Period, less the aggregate amount of (a) unrestricted cash and Cash Equivalents of the Parent Company, Holdings and the Restricted Subsidiaries and (b) cash and Cash Equivalents of the Parent Company, Holdings and the Restricted Subsidiaries restricted solely in favor of or pursuant to (x) any Credit Document, any Permitted Pari Passu Notes Documents, any Permitted Pari Passu Loan Documents, any Refinancing Note Documents (to the extent such Refinancing Notes constitute Permitted Pari Passu Notes) or any Refinancing Amendment and (y) any Permitted Junior Debt Documents and any Refinancing Note Documents (to the extent such Refinancing Notes constitute Permitted Junior Notes), in the case of this clause (y), to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis, to (ii) Consolidated EBITDA of the Parent Company, Holdings and the Restricted Subsidiaries for such Test Period, in each case, calculated on a Pro Forma Basis.
“Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. Except as otherwise provided herein, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
“Contract Consideration” has the meaning provided to such term in the definition of the term “Excess Cash Flow.”
“Contribution Amounts” means the aggregate amount of capital contributions applied by the Borrower to permit the incurrence of Contribution Indebtedness pursuant to Section 10.04(ix).
“Contribution Indebtedness” means Indebtedness of Holdings or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Stock, contributions by Holdings or any Restricted Subsidiary or any Specified Equity Contribution or any similar “cure amounts” with respect to any financial covenant hereunder) made to the capital of Holdings or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of capital stock or otherwise), in each case, to the extent not otherwise applied to increase the Available Amount or any other basket or exception under this Agreement; provided that (a) the maturity date of such Contribution Indebtedness is no earlier than the Latest Maturity Date as of the date such Contribution Indebtedness was incurred and (b) such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer of the Borrower promptly following incurrence thereof.

“Converted Term B-3 Loan” has the meaning assigned to such term in the Amendment and Restatement Agreement.
“Converting Term B-3 Loan Consenting Lender” means a Lender that has elected to be a “Converting Term B-3 Loan Consenting Lender” on its signature page to the Amendment and Restatement Agreement.
“Copyright Security Agreement” has the meaning provided in the Security Agreement.
“Corporate Owners” has the meaning provided in Section 10.03(vi).
“Credit Documents” means this Agreement, Amendment No. 1, the Amendment and Restatement Agreement, each Note, the Guaranty Agreement, each Security Document, any First Lien/Second Lien Intercreditor Agreement, any Pari Passu Intercreditor Agreement, each Incremental Amendment, each Refinancing Amendment, each Extension Amendment and each Ancillary Document.
“Credit Extension” means, as the context may require, (i) the making of any Loan or (ii) the issuance, amendment (other than an amendment thereof that does not increase the face value amount of the Letter of Credit), extension or renewal of any Letter of Credit by any Issuing Bank; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.
“Credit Party” means Holdings, the Borrower and each Subsidiary Guarantor.
“Cumulative Retained Excess Cash Flow Amount” means, as of any date, an amount equal to the aggregate cumulative sum of Retained Excess Cash Flow Amounts for all Excess Cash Flow Payment Periods ending after the Closing Date and prior to such date.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“DBNY” has the meaning provided in the recitals hereto.
“DBSI” means Deutsche Bank Securities Inc.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, dissolution, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declined Proceeds” has the meaning provided in Section 5.02(k).
“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” means, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of (A) a proceeding under any Debtor Relief Law or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Designated Gross Amount” has the meaning provided in Section 2.21(a)(ii)(C).
“Designated Hedging Agreement” means each Hedging Agreement entered into by Holdings or any of the Restricted Subsidiaries with a Guaranteed Creditor that is (i) either a Lender or the Administrative Agent or the Collateral Agent or an Affiliate of a Lender or the Administrative Agent or the Collateral Agent that is designated as a “Designated Hedging Agreement” in a writing executed by such Guaranteed Creditor and the Borrower and delivered to the Administrative Agent (for purposes of the preceding notice requirement, any Hedging Agreements under a specified master agreement, whether previously entered into or to be entered into in the future, may be designated as Designated Hedging Agreements pursuant to a single notice) and (ii) secured by the Security Documents.
“Designated Net Amount” has the meaning provided in Section 2.21(a)(ii)(C).
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Holdings or any of the Restricted Subsidiaries in connection with any sale, transfer or other disposition of property or assets that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Designated Treasury Services Agreement” means each Treasury Services Agreement entered into by Holdings or any of the Restricted Subsidiaries with a Guaranteed Creditor that is (i) either a Lender or the Administrative Agent or the Collateral Agent or an Affiliate of a Lender or the Administrative Agent or the Collateral Agent and is designated as a “Designated Treasury Services Agreement” in a writing executed by such Guaranteed Creditor and the Borrower and delivered to the Administrative Agent and (ii) secured by the Security Documents.
“Determination Date” has the meaning provided in the definition of the term “Available Amount.”
“Disqualified Lender” means (a) bona fide competitors of Holdings and its Subsidiaries (or that are actively engaged in the process of acquiring or bidding to acquire substantially all of the stock or assets of bona fide competitors of Holdings and its Subsidiaries) and any person controlling or controlled by any such competitor, in each case identified in writing by the Borrower (or its counsel) to the Administrative Agent at any time (at any time when DBNY is serving as Administrative Agent, by e-mail to freddy.sokoli@db.com and craig.cheverko@db.com), (b) institutions designated in writing by the Borrower (or its counsel) to DBNY prior to September 5, 2023 and (c) any affiliates of any such persons so identified pursuant to clauses (a) and (b) hereof that are reasonably identifiable as affiliates on solely the basis of similarity of names (other than bona fide fixed income investors or debt funds that are affiliates of competitors described in clause (a) above but not of institutions described in clause (b) above) or identified by the Borrower (or its counsel) in writing to the Administrative Agent from at any time (at any time when DBNY is serving as Administrative Agent, by e-mail to freddy.sokoli@db.com and craig.cheverko@db.com) (it being understood that any update pursuant to clause (a) or clause (c) above shall become effective three (3) Business Days’ following the delivery of such notice and shall not apply retroactively or to any entity that is a lender or is party to a pending trade as of the date of such effectiveness).
“Disqualified Stock” means, with respect to any Person, any capital stock of such Person other than common Equity Interests or Qualified Preferred Stock of such Person.
“Dividend” means, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or made or caused to be made any other payment or delivery of property (other than common equity of such Person) to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests).
“Dollar Amount” means, at any time:
a.with respect to any Loan or Letter of Credit denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held);
b.in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Administrative Agent by the relevant Ancillary Borrower pursuant to Section 2.21(a) (or, if the amount specified is not denominated in Dollars, that amount converted into Dollars at the Agent’s Spot Rate on the date which is three (3) Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Administrative Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement).

“Domestic Subsidiary” means any Subsidiary of Holdings incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.
“ECF Prepayment Amount” has the meaning provided in Section 5.02(e).
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield” means, as to any Term Loan or other Indebtedness, the effective yield on such Term Loan or other Indebtedness as mutually determined by the Administrative Agent and the Borrower in good faith, taking into account the applicable interest rate margins in effect from time to time, any interest rate floors or similar devices in effect from time to time and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Term Loan or other Indebtedness and (y) the four years following the date of incurrence thereof) payable by (or on behalf of) the Borrower generally to lenders providing such Term Loan or other Indebtedness, but excluding any arrangement, structuring, commitment, underwriting or similar fees (regardless of whether paid in whole or in part to any lenders) and other fees payable in connection therewith that are not generally shared with the relevant lenders and customary consent fees paid generally to consenting lenders. Each mutual determination of the “Effective Yield” by the Administrative Agent and the Borrower shall be conclusive and binding on all Lenders absent manifest error.
“Eligible Transferee” means and include any existing Lender, any Approved Fund or any commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) any Disqualified Lender (solely, in the case of a sale of a participation to such Person, to the extent that the list of Disqualified Lenders has been disclosed to all Lenders) and (iii) except to the extent provided in Sections 2.19, 2.20, 2.21 and 13.04(d), Holdings, the Borrower and its Subsidiaries and Affiliates.
“Engagement Letter” means that certain engagement letter, dated as of October 3, 2019, by and among the Borrower, DBNY, DBSI, Barclays Bank PLC, Credit Suisse Loan Funding LLC, Wells Fargo Securities LLC and Société Générale, as amended, supplemented or otherwise modified by the joinders thereto entered into among the Borrower and the other parties thereto in accordance with the terms thereto.
“Enterprise Transformative Event” means any merger, acquisition, investment or consolidation that is either (a) not permitted by the Credit Documents or (b) if permitted by the Credit Documents, immediately prior to the consummation of such transaction, would not provide Holdings and the Restricted Subsidiaries with adequate flexibility under the Credit

Documents for the operation, continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations by any Governmental Authority and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) by governmental or regulatory authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the Environment due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.
“Environmental Law” means any federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding guideline and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, occupational health, human health and safety (to the extent related to exposure to Hazardous Materials) or Hazardous Materials.
“Equity Interests” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any successor Section thereof.
“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with Holdings or a Restricted Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and solely with respect to Section 412 of the Code, Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Section 412 or 430 of the Code or Section 302 or 303 of ERISA, or the arising of such a Lien or encumbrance, with respect to a Plan, (c) the incurrence by Holdings, a Restricted Subsidiary, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any of Holdings, a Restricted Subsidiary, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (e) the receipt by Holdings, a Restricted Subsidiary, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (g) the receipt by Holdings, a Restricted Subsidiary, or an ERISA Affiliate of any written notice concerning statutory liability arising from the withdrawal or partial withdrawal of Holdings, a Restricted Subsidiary, or an ERISA Affiliate from a Multiemployer Plan or a written determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, (h) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which Holdings or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Holdings or any Restricted Subsidiary could reasonably be expected to have liability, (i) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (j) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (k) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (l) the receipt by Holdings, a Restricted Subsidiary or any ERISA Affiliate of any notice, that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA, or (m) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan which would reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.
“Erroneous Payment” has the meaning provided in Section 12.14(a).
“Erroneous Payment Subrogation Rights” has the meaning provided in Section 12.14(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning provided in Section 11.01.
“Excess Cash Flow” means, for any period, the remainder of (a) the sum of, without duplication, (i) Consolidated Net Income of the Parent, Holdings and the Restricted Subsidiaries for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income and (iii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such decrease in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or dispositions of any Person by Holdings and/or its Restricted Subsidiaries during such period), minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Holdings and the Restricted Subsidiaries during such period or, at the Borrower’s option, after such period but prior to the Excess Cash Flow Payment Date (provided that to the extent the Borrower exercises such option, such amount shall not be permitted as a reduction against the calculation for the subsequent period), in each case, to the extent financed with Internally Generated Cash, (ii) without duplication of amounts deducted pursuant to clause (iii) below, the aggregate amount of all cash payments made in respect of all Permitted Acquisitions and other Investments (excluding Investments in Cash Equivalents or in Holdings or a Person that, prior to and immediately following the making of such Investment, was and remains a Restricted Subsidiary) permitted under Section 10.05 made by Holdings and the Restricted Subsidiaries during such period or, at the Borrower’s option, after such period but prior to the Excess Cash Flow Payment Date (provided that to the extent the Borrower exercises such option, such amount shall not be permitted as a reduction against the calculation for the subsequent period), in each case to the extent financed with Internally Generated Cash, (iii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract

Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of Holdings following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures, during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (iv) Dividends made in cash during such fiscal year to the extent permitted by Section 10.03(iii), (iv), (v), (vi), (vii), (viii), (ix) or (xi) to the extent paid for with Internally Generated Cash, (v) (A) the aggregate amount of Scheduled Repayments and other permanent principal payments of Indebtedness of Holdings and the Restricted Subsidiaries during such period (other than (x) voluntary prepayments (including prepayments pursuant to Section 5.01(b)(i) and buybacks pursuant to Section 2.19 and Section 2.20) of Term Loans, Refinancing Notes, and Indebtedness incurred pursuant to Section 10.04(xxvii) and (y) prepayments (including prepayments pursuant to Section 5.01(b)(i)) of Revolving Loans under this Agreement or any other revolving credit facility secured by a Lien on the Collateral ranking senior or pari passu with the Lien on the Collateral securing the Indebtedness hereunder to the extent accompanied by a permanent reduction in commitments therefor) in each case to the extent paid for with Internally Generated Cash and (B) prepayments and repayments of Term Loans pursuant to Sections 5.02(d) or 5.02(f) to the extent the Asset Sale or Recovery Event giving rise to such prepayment or repayment resulted in an increase to such Consolidated Net Income (but not in excess of the amount of such increase), (vi) the portion of Transaction Costs and other transaction costs and expenses related to clauses (i) through (v) above, any equity issuance, debt issuance or refinancing transactions (including any amendments) (whether or not consummated), in each case, other than with respect to any portion of Transaction Costs, paid for with Internally Generated Cash during such fiscal year not deducted in determining such Consolidated Net Income, (vii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such increase in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or disposition of any Person by Holdings and/or the Restricted Subsidiaries during such period), (viii) cash payments in respect of non-current liabilities (other than Indebtedness) to the extent made with Internally Generated Cash, (ix) the aggregate amount of expenditures actually made by Holdings and the Restricted Subsidiaries with Internally Generated Cash during such period (including expenditures for the payment of financing fees, taxes, rent and pension and other retirement benefits) to the extent such expenditures are not expensed during such period, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid with Internally Generated Cash during such period that are required to be made in connection with any prepayment of Indebtedness and (xi) all non-cash gains to the extent included in such Consolidated Net Income for such period (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced such Consolidated Net Income in any prior period).
“Excess Cash Flow Payment Date” means the date occurring ten (10) Business Days after the date on which the Borrower’s annual audited financial statements are required to be delivered pursuant to Section 9.01(b) (commencing with respect to the fiscal year ending on December 31, 2024).
“Excess Cash Flow Payment Period” means, with respect to any Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Borrower.
“Excluded Collateral” has the meaning provided in the Security Agreement.
“Excluded Subsidiary” means any Subsidiary of Holdings (other than (x) the Borrower and (y) any Subsidiary of Holdings that directly owns Equity Interests of the Borrower) that is

(a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) not a Wholly-Owned Subsidiary of Holdings or one or more of its Wholly-Owned Restricted Subsidiaries, (e) an Immaterial Subsidiary, (f) established or created pursuant to Section 10.05(xi) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period prior to such acquisition, (g) prohibited (but only for so long as such Subsidiary would be prohibited) by applicable law, rule or regulation from guaranteeing the facilities under this Agreement, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee, in each case, unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (h) prohibited (but only for so long as such Subsidiary would be prohibited) from guaranteeing the Obligations by any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (i) a not-for-profit Subsidiary or a Subsidiary regulated as an insurance company, (j) any other Subsidiary with respect to which the Borrower and the Administrative Agent reasonably agree in writing that the cost or other consequences of guaranteeing the Obligations (including any adverse tax consequences) shall be excessive in view of the benefits to be obtained by the Lenders therefrom, and (k) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC; provided that, notwithstanding the above, the Borrower may designate any Restricted Subsidiary that would otherwise constitute an “Excluded Subsidiary” hereunder as a “Subsidiary Guarantor” and cause such Subsidiary to execute the Guaranty Agreement as a “Subsidiary Guarantor” so long as (x) the Administrative Agent has consented to such designation (such consent not to be unreasonably withheld or delayed, but which may be withheld based on policies and procedures of the Administrative Agent (including in respect of fiduciary duties, “Know-Your-Customer” diligence and beneficial ownership) or if the Administrative Agent reasonably determines that such Subsidiary is organized under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated guaranty that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction is materially and adversely limited by applicable law or (iii) there is any reasonably identifiable and material adverse political risk to the Lenders or the Administrative Agent associated with the jurisdiction)), and (y) such Subsidiary has granted a perfected lien on substantially all of its assets to the Collateral Agent for the benefit of the Secured Creditors regardless of whether such Subsidiary is organized in a jurisdiction other than the United States (notwithstanding anything to the contrary in this Agreement), pursuant to arrangements reasonably agreed between the Administrative Agent and the Borrower and subject to customary limitations in such jurisdiction to be reasonably agreed to between the Administrative Agent and the Borrower(and from and after such execution of the Guaranty Agreement, such Subsidiary shall no longer constitute an “Excluded Subsidiary” unless released from its obligations under the Guaranty Agreement as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof; provided that such Restricted Subsidiary shall not be released solely on the basis that it was not required to become a Guarantor).
“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) Taxes imposed on (or measured by) its net income and franchise (and similar) Taxes imposed on it in lieu of income Taxes, in each case, as a result of such recipient being organized or having its principal office or applicable lending office located in such jurisdiction (or any political subdivision thereof) or as a result of any other present or former connection between it and the jurisdiction imposing such Tax (other than a connection arising from such Administrative Agent, Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, in each case imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.13), any U.S. federal withholding Tax that (i) is imposed on amounts payable to or for the account of such Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent such Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.04(a) or (ii) is attributable to such recipient’s failure to comply with Section 5.04(b) or Section 5.04(c), (d) any Taxes imposed under FATCA and (e) U.S. federal backup withholding Taxes pursuant to Code Section 3406.
“Existing Credit Agreement” has the meaning provided in the Whereas clauses herein.
“Existing Revolving Commitments” has the meaning provided in Section 2.14(a).
“Existing Term Loan Tranche” has the meaning provided in Section 2.14(a).
“Extended Revolving Commitments” has the meaning provided in Section 2.14(a).
“Extended Revolving Maturity Date” means, with respect to any Extended Revolving Commitment, the date specified in the applicable Extension Amendment.
“Extended Term Loan Commitment” means, collectively the Refinancing Term Loan Commitments or one or more commitments hereunder to convert Term Loans under an Existing Term Loan Tranche of a given Extension Series pursuant to an Extension Amendment.
“Extended Term Loan Maturity Date” means, with respect to any Tranche of Extended Term Loans, the date specified in the applicable Extension Amendment.

“Extended Term Loans” has the meaning provided in Section 2.14(a).
“Extending Lender” has the meaning provided in Section 2.14(c).
“Extension” means any establishment of Extended Term Loans or Extended Revolving Commitments pursuant to Section 2.14 and the applicable Extension Amendment.
“Extension Amendment” has the meaning provided in Section 2.14(d).
“Extension Election” has the meaning provided in Section 2.14(c).
“Extension Request” has the meaning provided in Section 2.14(a).
“Extension Series” has the meaning provided in Section 2.14(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any such amended or successor version), and any intergovernmental agreements between a non-U.S. jurisdiction and the United States (and any related Requirements of Law) implementing the foregoing.
“FCC” means the Federal Communications Commission or any Governmental Authority succeeding to the Federal Communications Commission.
“FCC Licenses” means the licenses, permits, authorizations or certificates to construct, own or operate or promote the business of Holdings and the Restricted Subsidiaries (including, without limitation, the operation of satellites and the operation of TPNs) granted by the FCC and all extensions, additions and renewals thereto or thereof.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fees” means all amounts payable pursuant to or referred to in Section 4.01.
“Financial Statements Date” has the meaning provided in Section 6.11.
“First Lien/Second Lien Intercreditor Agreement” means an intercreditor agreement among the Collateral Agent and one or more Junior Representatives for holders of Permitted Junior Debt providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. Any First Lien/

Second Lien Intercreditor Agreement shall be in a form customary at such time for transactions of the type contemplated thereby and reasonably satisfactory to the Administrative Agent and the Borrower.
“Fitch” means Fitch Ratings Inc. and any successor thereto.
“Fixed Amount Basket” has the meaning provided in Section 1.04.
“Fixed Dollar Incremental Amount” has the meaning provided in the definition of the term “Incremental Amount.”
    “Floor” means a rate of interest equal to (i) with respect to Term Loans, 0.75% and (ii) with respect to Revolving Loans, 0.00%.
“Foreign Asset Sale” has the meaning provided in Section 5.02(j).
“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of Holdings or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Recovery Event” has the meaning provided in Section 5.02(j).
“Foreign Subsidiaries” means each Subsidiary of Holdings that is not a Domestic Subsidiary.
“Fronting Exposure” means a Defaulting Lender’s Pro Rata Share of LC Exposure, except to the extent allocated to other Lenders under Section 2.22.
“Fronting Fee” has the meaning provided in Section 4.01(c).
“FSHCO” means any Domestic Subsidiary that has no material assets other than Equity Interests in (or Equity Interests in and debt of) one or more Foreign Subsidiaries that are CFCs.
“Governmental Authority” means the government of the United States of America, any other, supranational authority (such as the European Union or the European Central Bank) or nation or any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “net of any Available Credit Balance” in clause (a) of the definition of “Ancillary Outstandings” were deleted.
“Guaranteed Creditors” means and include (x) each of the Lender Creditors, (y) any Person that was the Administrative Agent, the Collateral Agent, any Lender and any Affiliate of the Administrative Agent, the Collateral Agent or any Lender (even if the Administrative Agent, the Collateral Agent or such Lender subsequently ceases to be the Administrative Agent, the Collateral Agent or a Lender under this Agreement for any reason) (i) at the time of entry into a particular Designated Hedging Agreement or Designated Treasury Services Agreement or (ii) in the case of a Designated Hedging Agreement or Designated Treasury Services Agreement existing on the Closing Date, on the Closing Date, or (iii) within 45 days after the time of entry into the particular Designated Hedging Agreement or Designated Treasury Services Agreement, and (z) any other Secured Creditor.
“Guarantor” means and include Holdings and each Subsidiary Guarantor.
“Guaranty” means, as to any Guarantor, the guarantees granted by such Guarantor pursuant to the terms of the Guaranty Agreement.
“Guaranty Agreement” means the Guaranty Agreement, dated as of November 4, 2019 (as amended, restated, supplemented or otherwise modified from time), between the Guarantors party thereto and the Administrative Agent.
“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, electromagnetic waves, radiation and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance regulated under any Environmental Law.
“Hedging Agreement” means each Interest Rate Hedging Agreement and each Other Hedging Agreement.
“Holdings” has the meaning provided in the preamble hereto.
“Illegality Notice” has the meaning specified in Section 2.10(d).
“Immaterial Subsidiary” means any Restricted Subsidiary of Holdings that, as of the end of the most recently ended Test Period, does not have, when taken together with all other Immaterial Subsidiaries, (a) revenues for the period of four consecutive fiscal quarters ending on such date in excess of 5.00% of the combined revenues of the Parent Company, Holdings and the Restricted Subsidiaries for such period or (b) total assets as of the last day of the Test Period in excess of 5.0% of the combined total assets of the Parent Company, Holdings and the Restricted Subsidiaries as of such date.
“Inactive Subsidiaries” means any Restricted Subsidiary of Holdings that, as of the end of the most recently ended Test Period, does not have (a) revenues for the Test Period in excess of $100,000 or (b) assets for the Test Period in excess of $250,000.
“Incremental Amendment” means an amendment to this Agreement among the Borrower, the Administrative Agent and each Lender or Eligible Transferee providing the Incremental Facility to be established thereby, which amendment shall be not inconsistent with Section 2.15.
“Incremental Amount” means, as of any date of determination, the sum of (a) (i) the greater of $443,000,000 and 100% of LTM Consolidated EBITDA (the “Cash-Capped Available Incremental Amount”), plus (b) an amount (the “Prepayment Available Incremental Amount”) equal to the sum of all voluntary prepayments, repurchases and/or cancellations of Term Loans and Refinancing Notes (to the extent such Refinancing Notes consist of previously refinanced Term Loans) (including pursuant to the provisions of Section 2.19, Section 2.20 and Section 5.01(b)(i)), to the extent secured on a pari passu basis with the Term Loans or

Refinancing Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) (limited, in the case of any voluntary prepayment in accordance with the provisions of Section 2.19 and 2.20 or similar provisions of the definitive documentation with respect to such Refinancing Notes or other Indebtedness, to the cash payment made by any Credit Party or Restricted Subsidiary therefor) and any voluntary prepayments of Revolving Loans to the extent accompanied by permanent commitment reductions under the Revolving Commitments (in each case other than with the proceeds of long-term Indebtedness (other than Revolving Borrowings)) in each case prior to such date, less (c) the aggregate principal amount of Incremental Facilities incurred pursuant to Section 2.15(a)(v)(x) and Permitted Pari Passu Notes, Permitted Pari Passu Loans, or Permitted Junior Debt incurred pursuant to Section 10.04(xxvii)(A)(1) prior to such date (clauses (a), (b) and (c), collectively, the “Fixed Dollar Incremental Amount”), plus (d) an unlimited amount so long as, (A) in the case of any Indebtedness secured by a Lien on the Collateral that is pari passu with any Lien on the Collateral securing the Obligations, the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of such date, would not exceed 4.00:1.00, (B) in the case of any Indebtedness secured by the Collateral on a junior lien basis relative to the Liens on such Collateral securing the Obligations, the Consolidated Secured Net Leverage Ratio, determined on a Pro Forma Basis as of such date, would not exceed 4.50:1.00 or (C) in the case of Indebtedness consisting of unsecured Indebtedness, either (x) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of such date, would not exceed either (i) 5.50:1.00 or (ii) if such Indebtedness is to be incurred in connection with a Permitted Acquisition or Permitted Investment, the Consolidated Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or (y) the Consolidated Fixed Charge Coverage Ratio for such Test Period, determined on a Pro Forma Basis as of such date, would not be less than either (i) 2.00:1.00 or (ii) if such Indebtedness to be incurred is in connection with a Permitted Acquisition or Permitted Investment, the Consolidated Fixed Charge Coverage Ratio immediately prior to the incurrence of such Indebtedness (amounts pursuant to this clause (d), the “Incurrence-Based Incremental Amount” and each of clauses (d)(A), (d)(B) and (d)(C), an “Incurrence-Based Incremental Facility Test”) it being understood that:
(A)    at the Borrower’s option, the Borrower may utilize the Incurrence-Based Incremental Amount (to the extent compliant therewith) prior to the utilization of the Prepayment Available Incremental Amount and the Cash-Capped Available Incremental Amount, and the Borrower shall be deemed to have used the Prepayment Available Incremental Amount prior to the utilization of the Cash-Capped Available Incremental Amount,
(B)    Incremental Facilities established or incurred pursuant to Section 2.15 and/or as Permitted Pari Passu Loans, Permitted Pari Passu Notes or Permitted Junior Debt, in each case, pursuant to Section 10.04(xxvii)(A)(1) may be established or incurred under the Incurrence-Based Incremental Amount (to the extent compliant therewith), the Cash-Capped Available Incremental Amount and the Prepayment Available Incremental Amount, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by, at Holdings’ option, first calculating the incurrence under the Incurrence-Based Incremental Amount without inclusion of any amounts substantially concurrently utilized pursuant to the Cash-Capped Available Incremental Amount, the Prepayment Available Incremental Amount or any amounts substantially concurrently incurred under Section 10.04 (other than any Indebtedness incurred or assumed pursuant to Sections 10.04(vi) or 10.04(xxix)) and then calculating the incurrence under the Prepayment Available Incremental Amount (without inclusion of any amounts utilized pursuant to the Cash-Capped Available Incremental Amount) and then calculating the incurrence under the Cash-Capped Available Incremental Amount,
(C)    any portion of Indebtedness originally incurred under the Cash-Capped Available Incremental Amount or the Prepayment Available Incremental Amount shall be automatically divided (if applicable) and redesignated as having been incurred under the Incurrence-Based

Incremental Amount in the event that subsequent to the original incurrence, the Borrower would be permitted to incur the aggregate principal amount of Indebtedness being so redesignated under the Incurrence-Based Incremental Amount (which, for the avoidance of doubt, shall have the effect of increasing the Cash-Capped Available Incremental Amount and/or the Prepayment Available Incremental Amount, as applicable, by the amount of such redesignated Indebtedness), and
(D)    solely for the purpose of calculating the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio to determine the availability under the Incurrence-Based Incremental Amount at the time of incurrence, any cash proceeds incurred pursuant to Section 2.15 and/or Permitted Pari Passu Loans, Permitted Pari Passu Notes or Permitted Junior Debt, in each case, pursuant to Section 10.04(xxvii)(A)(1) being incurred at such test date in calculating such Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio shall be excluded for purposes of calculating cash or Cash Equivalents.
“Incremental Borrowing Date” means (a) with respect to any Incremental Term Loan, any Incremental Term Loan Borrowing Date and (b) with respect to any Revolving Commitment Increase or Additional/Replacement Revolving Commitment, each date on which such Revolving Commitment Increase or Additional/Replacement Revolving Commitments are effective pursuant to Section 2.15, which such date shall be the date of the effectiveness of the respective Incremental Amendment pursuant to which such Revolving Commitment Increase or Additional/Replacement Revolving Commitments are established.
“Incremental Commitment Requirements” means, with respect to any provision of an Incremental Commitment on a given Incremental Borrowing Date, the satisfaction of each of the following conditions: (a) no Event of Default shall have occurred and be continuing (provided, that with respect to any Incremental Commitment requested with respect to any Limited Condition Transaction, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01(a) or Section 11.01(e)), (b) the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (provided, that any representation or warranty that is qualified as to “materiality or similar language” shall be true and correct in all respects as of such date; provided further, that in the case of any Incremental Commitment requested in connection with the financing of a Permitted Acquisition or other Investment permitted hereunder, only the making and accuracy of the Specified Representations shall be required), (c) the delivery by the relevant Credit Parties of such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Collateral Agent to ensure that the additional Obligations to be incurred pursuant to the Incremental Commitments are secured by, and entitled to the benefits of, the relevant Security Documents, and each of the Lenders hereby agrees to, and authorizes the Collateral Agent to enter into, any such technical amendments, modifications or supplements (provided that for the avoidance of doubt, any supplements to the respective Security Documents with respect to Additional Grantors (as defined in the Security Agreement) shall only be required to the extent otherwise required pursuant to Section 9.12 hereof and shall be subject to the time periods set forth therein, unless otherwise agreed by the Borrower in its sole discretion) and (d) the delivery by the Borrower to the Administrative Agent of an officer’s certificate executed by a Responsible Officer certifying as to compliance with preceding clauses (a) and (b).
“Incremental Commitments” means Revolving Commitment Increases, Additional/Replacement Revolving Commitments and/or Incremental Term Loan Commitments, as applicable.
“Incremental Facility” has the meaning provided in Section 2.15(a).

“Incremental Lender” has the meaning provided in Section 2.15(b).
“Incremental Loans” means the Loans made pursuant to the Incremental Commitments.
“Incremental Term Loan” has the meaning provided in Section 2.15(a).
“Incremental Term Loan Borrowing Date” means, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 2.15, which date shall be the date of the effectiveness of the respective Incremental Amendment pursuant to which such Incremental Term Loans are to be made.
“Incremental Term Loan Commitment” means, for each Lender, any commitment to make Incremental Term Loans (whether by providing an additional Tranche of Term Loans or an increase to an existing Tranche of Term Loans) provided by such Lender pursuant to Section 2.15 on a given Incremental Term Loan Borrowing Date, in such amount as agreed to by such Lender in the Incremental Amendment delivered pursuant to Section 2.15, as the same may be terminated pursuant to Sections 4.02 and/or 11.
“Incurrence-Based Incremental Amount” has the meaning provided in the definition of the term “Incremental Amount.”
“Incurrence-Based Incremental Facility Test” has the meaning provided in the definition of the term “Incremental Amount.”
“Indebtedness” means, as to any Person, without duplication, (i) all the principal amount of indebtedness of such Person (A) for borrowed money or (B) for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings (provided that for purposes of calculating any financial ratio hereunder, unpaid drawings shall only constitute Indebtedness to the extent not repaid after two (2) Business Days after a drawing thereunder) in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations under any Hedging Agreement, any Treasury Services Agreement or under any similar type of agreement and (vii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, (b) earn-outs and contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment has become fixed, due and payable for more than ten (10) Business Days without being paid and is required by U.S. GAAP to be reflected as a liability on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries, (c) obligations under any satellite purchase agreement (including any contingent in-orbit incentive payments or other contingent deferred payments earned by a manufacturer during the life of a Satellite under such satellite manufacturing contract or Satellite Purchase Agreement and including any Guarantee for any such indebtedness), launch services agreements, satellite and launch insurance premiums, in each case, not overdue by more than 180 days, (d) obligations under satellite capacity or bandwidth arrangements (whether or not classified and accounted for as a capitalized lease for financial reporting purposes in accordance with U.S. GAAP), and (e) obligations to make payments to one or more insurers under any policies of insurance, including payments in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues, in each case in accordance with the terms of the insurance policies relating thereto.
“Indemnified Person” has the meaning provided in Section 13.01(a).
“Indemnified Taxes” means all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party under any Credit Document other than (i) Excluded Taxes and (ii) Other Taxes.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.
“Initial Incremental Term Loan Maturity Date” means, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the Incremental Amendment relating thereto; provided that the initial final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.
“Initial Maturity Date for 2023 Revolving Loans” means the date that is five (5) years after the Amendment and Restatement Effective Date, or if such date is not a Business Day, the next preceding Business Day.
“Initial Maturity Date for Term B-3 Loans” means the date that is seven (7) years after the Amendment and Restatement Effective Date, or if such date is not a Business Day, the next preceding Business Day.
“Initial Tranche” has the meaning provided in the definition of the term “Tranche.”
“Inside Maturity Date Basket” means the greater of (a) $221,500,000 and (b) 50% of LTM Consolidated EBITDA, for the aggregate principal amount of all such Indebtedness within the Inside Maturity Date Basket.
“Insolvency or Liquidation Proceeding” means:
(i)    any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Credit Party;
(ii)    any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to a material portion of their respective assets, in each case, except as permitted under this Agreement;
(iii)    any general composition of liabilities or similar arrangement relating to any Credit Party, whether or not under a court’s jurisdiction or supervision;
(iv)    any liquidation, dissolution, reorganization, adjustment of debt or winding up of any Credit Party, whether voluntary or involuntary, whether or not under a court’s jurisdiction or supervision, and whether or not involving insolvency or bankruptcy; or

(v)    any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party.
“Intellectual Property” has the meaning provided in Section 8.20.
“Interest Determination Date” means, with respect to any SOFR Loan, the second Business Day prior to the commencement of any Interest Period relating to such SOFR Loan.
“Interest Expense” means the aggregate consolidated interest expense (net of interest income) of Holdings and the Restricted Subsidiaries in respect of Indebtedness determined on a consolidated basis in accordance with U.S. GAAP, including amortization or original issue discount on any Indebtedness and amortization of all fees payable in connection with the incurrence of such Indebtedness, including, without limitation, the interest portion of any deferred payment obligation and the interest component of any Capitalized Lease Obligations, any Swap Settlement Payments under any Hedging Agreement and any interest payments in respect of surety bonds in connection with financing activities of Holdings and the Restricted Subsidiaries.
“Interest Payment Date” mean (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to the Term B-2 Loans, the Amendment and Restatement Effective Date.
“Interest Period” has the meaning provided in Section 2.09.
“Interest Rate Hedging Agreement” means any Swap Contract designed to protect against fluctuations in interest rates.
“Internally Generated Cash” means cash generated from Holdings and the Restricted Subsidiaries’ operations or Revolving Borrowings, any similar working capital facility permitted under Section 10.04 and not representing (i) a reinvestment by Holdings or any Restricted Subsidiaries of the Net Sale Proceeds of any Asset Sale or Net Insurance Proceeds of any Recovery Event, (ii) the proceeds of any issuance of any Equity Interests or any Indebtedness of Holdings or any Restricted Subsidiary (excluding Revolving Borrowings, any similar working capital facility permitted under Section 10.04 or (iii) any credit received by Holdings or any Restricted Subsidiary with respect to any trade-in of property for substantially similar property or any “like kind exchange” of assets.
“Investments” has the meaning provided in Section 10.05.
“Issuing Bank” means, as the context may require, (a) the initial Revolving Credit Lenders listed on Schedule 2.01 hereto as of the Closing Date and any of their Affiliates or branches and any other Lender that may become an Issuing Bank pursuant to Sections 2.17(i) and 2.17(k), with respect to Letters of Credit issued by such Lender; provided that DBNY, Barclays Bank PLC and ~~RBC Capital Markets~~Royal Bank of Canada shall only be required to issue standby Letters of Credit. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such affiliate with respect to Letters of Credit issued by such affiliate; provided that any Revolving Lender may provide bank guarantees, bond agreements or other such arrangements under this Agreement, in each case, agreed in such Revolving Lender’s sole discretion.

“Junior Representative” means, with respect to any series of Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.
“Latest Maturity Date” means, at any time as applicable, (i) the latest Maturity Date applicable to any Term Loan hereunder at such time, including the latest maturity date of any Term B-3 Loan, Incremental Term Loan, Refinancing Term Loan or Extended Term Loan, in each case as extended in accordance with this Agreement from time to time; and (ii) the latest Maturity Date applicable to any Revolving Loan hereunder at such time, including the latest Maturity Date of any Revolving Loans made pursuant to any Revolving Commitment Increase, any Additional/Replacement Revolving Commitments, any Refinancing Revolving Commitments, any Extended Revolving Commitment or any Ancillary Facility, in each case as extended in accordance with this Agreement from time to time.

“LC Collateral Account” means a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Revolving Lenders and the Issuing Banks, in accordance with the provisions of Section 2.17.
“LC Commitment” means the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.17.
“LC Disbursement” means a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.
“LC Documents” means all documents, instruments and agreements delivered by the Borrower or any Restricted Subsidiary that is a co-applicant in respect of any Letter of Credit to any Issuing Bank or the Administrative Agent in connection with any Letter of Credit.
“LC Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.
“LC Obligations” means the sum (without duplication) of (a) all amounts owing by the Borrower for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom) and (b) the stated amount of all outstanding Letters of Credit.
“LC Participation Fee” has the meaning provided in Section 4.01(c).
“LC Request” means a request by the Borrower in accordance with the terms of Section 2.17(b) in form and substance reasonably satisfactory to the applicable Issuing Bank.
“LC Sublimit” means with respect to (i) a) DBNY, $19,166,666.68, (b) Barclays Bank PLC, $1,666,666.66, (c) ~~RBC Capital Markets~~Royal Bank of Canada, $1,666,666.66 and (d) Wells Fargo Bank, National Association, $2,500,000.00 and (ii) any additional Issuing Bank appointed hereunder pursuant to Sections 2.17(i) and 2.17(k), such amount as may be established pursuant to the terms of such provisions; provided that the amounts set forth in clause (i) of this definition shall be correspondingly reduced on a ratable basis by the amount of allocated to such new Issuing Bank (unless otherwise agreed by all then existing Issuing Banks).
“LCT Election” has the meaning provided in Section 1.03.

“LCT Test Date” has the meaning provided in Section 1.03.
“Lender” means each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.15, 2.18, 2.21 or 13.04(b). For the avoidance of doubt, the 2024 Additional Term Loan Lender shall constitute a “Lender” hereunder.
“Lender Creditors” means the Agents, the Lenders, each Issuing Bank and the Indemnified Persons.
“Letter of Credit” means any letters of credit issued or to be issued by an Issuing Bank for the account of the Borrower or any of its Subsidiaries pursuant to Section 2.17.
“Letter of Credit Expiration Date” means the date which is five (5) Business Days prior to the Latest Maturity Date with respect to Revolving Loans.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).
“Limited Condition Transaction” means the consummation of any transaction in connection with any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness), the making of any Dividend and/or the making of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Disqualified Stock, subordinated, second lien or unsecured Indebtedness subject to Section 10.07(i).
“Limited Originator Recourse” means a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Securitization Entity under a Qualified Securitization Transaction, in each case, solely to the extent required to satisfy Standard Securitization Undertakings.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“LTM Consolidated EBITDA” means, at any time, Consolidated EBITDA of the Parent Company, Holdings and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis).
“Majority Lenders” of any Tranche means those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
“Margin Stock” has the meaning provided in Regulation U.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of capital stock of Holdings or any Parent Company on the date of declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Adverse Effect” means (i) a material adverse effect on the business, assets, financial condition or results of operations of Holdings and the Restricted Subsidiaries, taken as a whole, (ii) a material and adverse effect on the rights and remedies of the Administrative Agent, on behalf of the Lenders, taken as a whole, under the Credit Documents and (iii) a material and adverse effect on the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents.
“Maturity Date” means (a) with respect to any Term B-3 Loans that have not been extended pursuant to Section 2.14, the Initial Maturity Date for Term B-3 Loans, (b) [reserved], (c) with respect to any 2023 Revolving Commitments and LC Commitments, in each case, in effect on the Amendment and Restatement Effective Date, and any 2023 Revolving Loans that have not been extended pursuant to Section 2.14, the Initial Maturity Date for 2023 Revolving Loans, (d) with respect to any Incremental Term Loans that have not been extended pursuant to Section 2.14, the Initial Incremental Term Loan Maturity Date applicable thereto, (e) with respect to any Revolving Loans provided pursuant to Additional/Replacement Revolving Commitments that have not been extended pursuant to Section 2.14, the final maturity date set forth for such Tranche of Additional/Replacement Revolving Commitments in the Incremental Amendment relating thereto, (f) with respect to any Tranche of Extended Term Loans or Extended Term Loan Commitments, the Extended Term Loan Maturity Date applicable thereto and (g) with respect to any Tranche of Extended Revolving Commitments, the Extended Revolving Maturity Date applicable thereto. For the avoidance of doubt, the parties understand that no waiver of any Default, Event of Default or mandatory prepayment shall constitute an extension of the Maturity Date.
“MFN Pricing Test” has the meaning provided in Section 2.15(a).
“MFN Qualifying Term Loans” means term loans which are pari passu in right of payment with the Term B-3 Loans and secured by a Lien on a pari passu basis with the Lien on the Collateral securing the Obligations that have a final maturity no later than two (2) years after the Latest Maturity Date of the then outstanding Term Loans.
“Minimum Borrowing Amount” means (a) with respect to Term Loans, $1,000,000 and (b) with respect to Revolving Loans, be in an aggregate principal amount that is (i) (A) in the case of Base Rate Loans, not less than $500,000 and (B) in the case of SOFR Loans, an integral multiple of $250,000 and not less than $1,000,000, or (ii) equal to the remaining available balance of the applicable Revolving Commitments.
“Minimum Purchase Condition” has the meaning provided in Section 2.19(b).
“Moody’s” means Moody’s Investors Service, Inc.
“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which Holdings or a Restricted Subsidiary has any obligation or liability, including on account of an ERISA Affiliate.
“Net Debt Proceeds” means, with respect to any incurrence of Indebtedness for borrowed money, an amount in cash equal to the gross cash proceeds received by the respective Person from such incurrence, net of underwriting discounts, commissions, fees and other costs of, and expenses associated with, such incurrence.

“Net Insurance Proceeds” means, with respect to any Recovery Event, an amount in cash equal to the gross cash proceeds received by the respective Person in connection with such Recovery Event, net of (i) costs of, and expenses associated with, such Recovery Event (including any costs incurred by Holdings or any of the Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of Holdings or such Restricted Subsidiary in respect thereof), (ii) any taxes paid or payable as a result of such Recovery Event (including the Borrower’s good faith estimate of any incremental income taxes that will be payable as a result of such Recovery Event, including pursuant to tax sharing arrangements or any tax distributions), (iii) required payments of any Indebtedness or other obligations, together with any applicable premiums, penalties, interest or breakage costs (other than the Loans and Indebtedness secured on a pari passu or junior basis to the Loans) which are secured by the assets which were the subject of such Recovery Event or would be in default under the terms thereof as a result of such theft, loss, physical destruction, damage, taking or similar event underlying such Recovery Event, (iv) to the extent such Recovery Event is by a Restricted Subsidiary that is a joint venture or a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, the pro rata portion of the gross cash proceeds thereof (calculated without regard to this clause (iv) attributable to the minority interests and not available for distribution to or for the account of Holdings or a Wholly-Owned Restricted Subsidiary as a result thereof), (v) any amount used to repay or return any customer deposits required to be repaid or returned as a result of such Recovery Event and (vi) to the extent such Recovery Event involves any theft, loss, physical destruction, damage, taking or similar event with respect to Investments made after the Closing Date, the permissibility of which was contingent upon the utilization of the Available Amount, the portion of the Available Amount so utilized in connection with such initial Investment.
“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.
“Net Sale Proceeds” means, with respect to any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale), an amount in cash equal to the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (i) costs of, and expenses associated with, such Asset Sale (including fees and commissions), (ii) any taxes paid or payable as a result of such Asset Sale (including the Borrower’s good faith estimate of any incremental income taxes that will be payable as a result of such Asset Sale, including pursuant to tax sharing arrangements or any tax distributions), (iii) payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness or other obligations (other than the Loans and Indebtedness secured on a pari passu or junior basis to the Loans) which are secured by the assets which were sold or would be in default under the terms thereof as a result of such Asset Sale, (iv) amounts provided as a reserve in accordance with U.S. GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve to Holdings or any of the Restricted Subsidiaries, such amounts shall constitute Net Sale Proceeds), (v) cash escrows from the sale price for such Asset Sale (provided that to the extent and at the time any such amounts are released from escrow to Holdings or any of the Restricted Subsidiaries, such amounts shall constitute Net Sale Proceeds), (vi) any costs associated with unwinding any related Swap Contracts in connection with such transaction, (vii) to the extent such Asset Sale is by a Restricted Subsidiary that is a joint venture or a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, the pro rata portion of the gross cash proceeds thereof (calculated without regard to this clause (vii) attributable to the minority interests and not available for distribution to or for the account of Holdings or a Wholly-Owned Restricted Subsidiary as a result thereof), (viii) any amount used to repay or return any customer deposits required to be repaid or returned as a result of such Asset Sale and (ix) to the extent such Asset Sale involves any disposition of Investments made after the Closing Date, the permissibility of which was contingent upon the utilization of the Available Amount, the portion of the Available Amount so utilized in connection with such initial Investment.
“Non-Converting Term B-3 Loan Consenting Lender” means a Lender that has elected to be a “Non-Converting Term B-3 Loan Consenting Lender” on its signature page to the Amendment and Restatement Agreement.
“Non-Defaulting Lender” means and include each Lender other than a Defaulting Lender.
“Note” means each Revolving Note and Term Note, as applicable.“Notice of Borrowing” has the meaning provided in Section 2.03.
“Notice of Conversion/Continuation” has the meaning provided in Section 2.06.
“Notice Office” means the office of the Administrative Agent set forth in Schedule 13.03, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means (i) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable by any Credit Party arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest on the Loans, all LC Obligations and all Ancillary Outstandings and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Credit Party or for which any Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument (in each case, including interest, fees, expenses and other amounts accruing during any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) and (ii) liabilities and indebtedness of Holdings or any of the Restricted Subsidiaries owing under any Designated Hedging Agreement or Designated Treasury Services Agreement (other than any Excluded Swap Obligations) entered into by Holdings or any of the Restricted Subsidiaries, whether now in existence or hereafter arising. Notwithstanding anything to the contrary contained above, (x) obligations of any Credit Party or Restricted Subsidiary under any Designated Hedging Agreement or Designated Treasury Services Agreement (other than any Excluded Swap Obligations) shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Designated Hedging Agreement or Designated Treasury Services Agreement.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Off-Balance Sheet Liabilities” of any Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Open Market Purchase” has the meaning provided in Section 2.20(a).
“Original Closing Date” means November 4, 2019.
“Original Engagement Letter” shall mean that certain engagement letter, dated as of October 3, 2019, by and among the Borrower, DBNY, DBSI, Barclays Bank PLC, Credit Suisse Loan Funding LLC, Wells Fargo Securities LLC and Société Générale, as amended, supplemented or otherwise modified by the joinders thereto entered into among the Borrower and the other parties thereto in accordance with the terms thereto.
“Other Hedging Agreements” means any Swap Contract designed to protect against fluctuations in currency values or commodity prices.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or property Taxes or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13) that are imposed as a result of any present or former connection between the relevant Lender and the jurisdiction imposing such Tax (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Outstanding Amount” means with respect to (a) Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date and (b) with respect to any LC Obligations on any date, the Dollar Amount of such LC Obligations on such date after giving effect to any issuance of Letters of Credit, or extension of the expiry date thereof, or the renewal or increase of the amount thereof, occurring on such date and any other changes in the aggregate Dollar Amount of the LC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum Dollar Amount available for drawing under Letters of Credit taking effect on such date.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight SOFR Loan borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent” means Iridium Communications Inc., a Delaware corporation.
“Parent Company” means any direct or indirect parent company of Holdings, including, for the avoidance of doubt, Parent.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent, the Collateral Agent and one or more Pari Passu Representatives for holders of Permitted Pari Passu Notes or Permitted Pari Passu Loans, as applicable (or, in each case, Permitted Refinancing Indebtedness in respect thereof), providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be pari passu with such Liens in favor of the Pari Passu Representatives (for the benefit of the holders of Permitted Pari Passu Notes or Permitted Pari Passu Loans, as applicable (or, in each case, Permitted Refinancing Indebtedness in respect thereof)) and shall have the same priority of payments as the Term B-2 Loans pursuant to Section 11.02, as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. The Pari Passu Intercreditor Agreement shall be in a form customary at such time for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.
“Pari Passu Representative” means, with respect to any series of Permitted Pari Passu Notes or Permitted Pari Passu Loans, as applicable (or, in each case, Permitted Refinancing Indebtedness in respect thereof), the trustee, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Permitted Pari Passu Notes or Permitted Pari Passu Loans, as applicable (or, in each case, Permitted Refinancing Indebtedness in respect thereof), are issued or incurred and each of their successors in such capacities.
“Partially Disposed Subsidiary” has the meaning provided in Section 12.10(b).
“Participant” has the meaning provided in Section 13.04(c).
“Participant Register” has the meaning provided in Section 13.04(c).
“Patent Security Agreement” has the meaning provided in the Security Agreement.
“PATRIOT Act” has the meaning provided in Section 13.16.
“Payment Recipient” has the meaning provided in Section 12.14(a).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Perfection Certificate” has the meaning provided in the Security Agreement.
    “Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Acquisition” means the acquisition by Holdings or any of the Restricted Subsidiaries of an Acquired Entity or Business; provided that (i) the Acquired Entity or Business acquired is in a business permitted by Section 10.09, (ii) in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition, no Event of Default shall have occurred and be continuing immediately after giving effect to such Permitted Acquisition on the date of consummation thereof; provided that the determination of no such Event of Default shall be subject to the provisions of Section 1.03 hereof, (iii) the Consolidated Total Net Leverage Ratio, on a Pro Forma Basis as of the last day of the most recently ended Test Period, does not exceed 5.50:1.00 or does not increase after giving Pro Forma Effect to such Permitted Acquisition; provided that the calculation thereof shall be subject to the provisions of Section 1.03 hereof and (iv) the aggregate cash consideration paid by Holdings and the Restricted Subsidiaries in connection with Permitted Acquisitions consummated from and after the Closing Date where the Acquired Entity or Business does not become a Subsidiary Guarantor or where such assets will not be directly owned by Holdings or a Subsidiary Guarantor, as applicable, shall not exceed the greater of $110,750,000 and 25.0% of LTM Consolidated EBITDA (measured at the time such Permitted Acquisition is consummated).
“Permitted Investment” has the meaning provided in Section 10.05.
“Permitted Junior Debt” means any Permitted Junior Notes and any Permitted Junior Loans.
“Permitted Junior Debt Documents” means any Permitted Junior Notes Documents and any Permitted Junior Loan Documents.
“Permitted Junior Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Junior Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Junior Loans” means any Indebtedness of Holdings or any Restricted Subsidiary in the form of unsecured or secured loans; provided that (i) except as provided in clause (v) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be secured by any asset of Holdings or any of the Restricted Subsidiaries, (ii) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than the Parent, Holdings, the Borrower or a Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity (excluding for this purpose interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause and amounts not in excess of the Inside Maturity Date Basket), in either case prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred or shall have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity (excluding for this purpose amounts not in excess of the Inside Maturity Date Basket), (iv) any “asset sale” mandatory prepayment provision included in the agreement governing such Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Holdings or the respective Subsidiary from repaying obligations under this Agreement before prepaying or offering to prepay such Indebtedness, (v) in the case of any such Indebtedness incurred by a Credit Party that is secured, (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities or as otherwise reasonably satisfactory to the Collateral Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to a First Lien/Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of any Credit Party, then the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered, and each Credit Party shall have acknowledged, a First Lien/Second Lien Intercreditor Agreement and (vi) the other terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums, and optional prepayment and redemption terms), taken as a whole, contained in the agreement governing such Indebtedness shall not be materially more favorable to the lenders providing such Permitted Junior Loans than the related provisions contained in this Agreement; provided that (x) any such terms may be more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred or otherwise reflect then prevailing market conditions (taken as a whole) for similar loans (as determined by the Borrower in good faith) and

(y) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants that are effective prior to the Latest Maturity Date as of the date such Indebtedness was incurred, without further Lender approval or voting requirement, any such financial covenants shall be added to this Agreement for the benefit of the applicable Lenders (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (vi), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)).
“Permitted Junior Notes” means any Indebtedness of Holdings or any Restricted Subsidiary in the form of notes and incurred pursuant to one or more issuances of such notes; provided that (i) except as provided in clause (vii) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be secured by any asset of Holdings or any of the Restricted Subsidiaries, (ii) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than the Parent, Holdings, the Borrower or a Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity (excluding for this purpose amounts not in excess of the Inside Maturity Date Basket), in either case prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred or have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity (excluding for this purpose amounts not in excess of the Inside Maturity Date Basket), (iv) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Holdings or the respective Subsidiary from repaying obligations under this Agreement before offering to purchase such Indebtedness, (v) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (vi) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross-acceleration” and “cross-payment default” rather than a “cross-default,” (vii) in the case of any such Indebtedness incurred by a Credit Party that is secured, (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities or as otherwise reasonably satisfactory to the Collateral Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to a First Lien/Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of any Credit Party, then the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered, and each Credit Party shall have acknowledged, a First Lien/Second Lien Intercreditor Agreement and (viii) to the extent incurred by any Credit Party, the other terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums, and optional prepayment and redemption terms), taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of such Permitted Junior Notes than the related provisions contained in this Agreement; provided that any such terms may be more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred or otherwise reflect then prevailing market conditions (taken as a whole) for similar debt securities (as determined by the Borrower in good faith) (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (viii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)).
“Permitted Junior Notes Documents” means, after the execution and delivery thereof, each Permitted Junior Notes Indenture, and the Permitted Junior Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Junior Notes Indenture” means any indenture or similar agreement entered into in connection with the issuance of Permitted Junior Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Liens” has the meaning provided in Section 10.01.
“Permitted Notes” means and include (i) any Permitted Junior Notes and (ii) any Permitted Pari Passu Notes.
“Permitted Pari Passu Loan Documents” means, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Pari Passu Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Pari Passu Loans” means any Indebtedness of Holdings or any Restricted Subsidiary in the form of secured loans; provided that (i) except as provided in clause (v) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be secured by any asset of Holdings or any of the Restricted Subsidiaries, (ii) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than the Parent, Holdings, the Borrower or a Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity (excluding for this purpose interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause and amounts not in excess of the Inside Maturity Date Basket), in either case prior to the Latest Maturity Date as of the date such Indebtedness was incurred or have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity (excluding for this purpose amounts not in excess of the Inside Maturity Date Basket), (iv) any “asset sale” offer to purchase covenant included in the agreement governing such Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Holdings or the respective Subsidiary from repaying obligations under this Agreement on at least a pro rata basis with such Indebtedness from asset sale proceeds, (v) such Indebtedness is secured only by assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same in all material respects as the Security Documents (or with such differences as are reasonably satisfactory to the Collateral Agent) and (c) a Pari Passu Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial issue of Permitted Pari Passu Loans by a Credit Party, then the Administrative Agent, the Collateral Agent and the Pari Passu Representative for such Indebtedness shall have executed and delivered, and each Credit Party shall have acknowledged, the Pari Passu Intercreditor Agreement, (vi) the other terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums, and optional prepayment and redemption terms), taken as a whole, contained in the agreement governing such Indebtedness shall not be materially more favorable to the lenders providing such Permitted Pari Passu Loans than the related provisions contained in this Agreement; provided that (x) any such terms may be more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred or otherwise reflect then prevailing market conditions (taken as a whole) for similar loans (as determined by the Borrower in good faith), and (y) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants that are effective prior to the Latest Maturity Date as of the date such Indebtedness was incurred, without further Lender approval or voting requirement, any such financial covenants shall be added to this Agreement for the benefit of the applicable Lenders (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vi), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)) and (vii) such Indebtedness, to the extent constituting MFN Qualifying Term Loans, is subject to the MFN Pricing Test.
“Permitted Pari Passu Notes” means any Indebtedness of the Borrower or any Restricted Subsidiary in the form of notes and incurred pursuant to one or more issuances of such notes; provided that (i) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than Holdings, the Borrower, the Parent or a Guarantor, (ii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity (excluding for this purpose amounts not in excess of the Inside Maturity Date Basket), in either case prior to the Latest Maturity Date as of the date such Indebtedness was incurred or have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity (excluding for this purpose amounts not in excess of the Inside Maturity Date Basket), (iii) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Holdings or the respective Subsidiary from repaying obligations under this Agreement on at least a pro rata basis with such Indebtedness from asset sale proceeds, (iv) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (v) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross-acceleration” and “cross-payment default” rather than a “cross-default,” (vi) (a) such Indebtedness is secured only by assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same in all material respects as the Security Documents (or with such differences as are reasonably satisfactory to the Collateral Agent) and (c) a Pari Passu Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial issue of Permitted Pari Passu Notes by a Credit Party, then the Administrative Agent, the Collateral Agent and the Pari Passu Representative for such Indebtedness shall have executed and delivered, and each Credit Party shall have acknowledged, the Pari Passu Intercreditor Agreement and (vii) the other terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums, and optional prepayment or redemption terms), taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of such Permitted Pari Passu Notes than the related provisions contained in this Agreement; provided that any such terms may be more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred or otherwise reflect then prevailing market conditions (taken as a whole) for similar debt securities (as determined by the Borrower in good faith) (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)).
“Permitted Pari Passu Notes Documents” means, after the execution and delivery thereof, each Permitted Pari Passu Notes Indenture and the Permitted Pari Passu Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Pari Passu Notes Indenture” means any indenture or similar agreement entered into in connection with the issuance of Permitted Pari Passu Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Refinancing Indebtedness” means Indebtedness incurred by Holdings or any Restricted Subsidiary which serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, including any previously issued Permitted Refinancing Indebtedness, so long as:
(1)    the principal amount of such new Indebtedness does not exceed (a) the principal amount of Indebtedness (including any unused commitments therefor that are able to be drawn at such time) being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, the “Refinanced Debt”), plus (b) any accrued and unpaid interest and fees on such Refinanced Debt, plus (c) the amount of any tender or redemption premium paid thereon or any penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the Refinancing of such Refinanced Debt;
(2)    such Permitted Refinancing Indebtedness (excluding for this purpose, interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the requirements of this clause) has a:
(a)    Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt (excluding for this purpose amounts not in excess of the Inside Maturity Date Basket); and
(b)    final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date as of the date such Indebtedness was incurred) (excluding for this purpose amounts not in excess of the Inside Maturity Date Basket);

(3)    to the extent such Permitted Refinancing Indebtedness Refinances Indebtedness that is (a) expressly subordinated in right of payment to the Obligations (other than Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such Permitted Refinancing Indebtedness is subordinated to the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the subordination terms applicable to the Refinanced Debt, (b) secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Lien subordination terms applicable to the Refinanced Debt or (c) secured by Liens that are pari passu with the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are pari passu or subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Collateral sharing provisions applicable to the Refinanced Debt; and
(4)    subject to Section 10.01(vi), such Permitted Refinancing Indebtedness shall not be secured by any assets or property of Holdings or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements and accessions thereon and proceeds in respect thereof);
provided that (a) Permitted Refinancing Indebtedness will not include Indebtedness of a Restricted Subsidiary that is not a Credit Party that refinances Indebtedness of a Credit Party and (b) clause (2) of this definition will not apply to any Refinancing of any Indebtedness under clause (iii) or (v) of Section 10.04.
“Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means any pension plan as defined in Section 3(2) of ERISA other than a Foreign Pension Plan or a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Restricted Subsidiary or with respect to which Holdings or a Restricted Subsidiary has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.
“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement or restructuring proposed in or in connection with any Insolvency or Liquidation Proceeding.
“Pledged Collateral” has the meaning provided in the Security Agreement.
“Prepayment Available Incremental Amount” has the meaning provided in the definition of the term “Incremental Amount.”
“Pro Forma Basis” and “Pro Forma Effect” means, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio, Consolidated Net Income, Consolidated EBITDA and LTM Consolidated EBITDA of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transaction, any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of Qualified Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement or any growth related investment, expenditure or capital expenditure) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.
For purposes of making any computation referred to above:
(1)    if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Hedging Agreements applicable to such Indebtedness);
(2)    interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with U.S. GAAP;
(3)    interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate; and
(4)    interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.
Any pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”
“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into, amendment or renegotiation of any material contract or arrangement) and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by the Borrower (or any successor thereto) or any Restricted Subsidiary within twenty-four

(24) months after the consummation of any change that is expected to result in such cost savings, operating expense reductions, operating improvements or acquisition synergies, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower (or any successor thereto)) and are reasonably anticipated to be realized within twenty-four (24) months after the consummation of any change that is expected to result in such cost savings, operating expense reductions, operating improvements or acquisition synergies and (b) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period.
“Pro Rata Percentage” of any Revolving Lender at any time means the percentage of the total Revolving Commitment represented by such Lender’s Revolving Commitment.
“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Aggregate Exposures at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.
“QFC Credit Support” has the meaning provided in Section 13.23.
“Qualified Preferred Stock” means any preferred capital stock of Holdings so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the 91st day after the Latest Maturity Date as of the date such Qualified Preferred Stock was issued other than (i) provisions requiring payment solely (or with provisions permitting Holdings, to opt to make payment solely) in the form of common Equity Interests, Qualified Preferred Stock of Holdings or cash in lieu of fractional shares, as applicable, or any Equity Interests of any direct or indirect Parent Company of Holdings, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than unasserted contingent indemnification obligations) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (y) give Holdings the option to elect to pay such dividends or distributions on a non-cash basis or otherwise do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in an Event of Default hereunder.

“Qualified Reporting Subsidiary” has the meaning provided in Section 9.01(c).
“Qualified Securitization Transaction” means any Securitization Transaction of a Securitization Entity that meets the following conditions:
(1)    the Board of Directors of Holdings or the applicable Restricted Subsidiary shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to Holdings or the applicable Restricted Subsidiary;
(2)    all sales of accounts receivable and related assets to the Securitization Entity are made at fair market value (as determined in good faith by Holdings or the applicable Restricted Subsidiary) and may include Standard Securitization Undertakings; and
(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings and Limited Originator Recourse.
Notwithstanding anything to the contrary, the grant of a security interest in any accounts receivable of any Credit Party to secure Indebtedness or other obligations under this Agreement shall not be deemed a Qualified Securitization Transaction.
“Ratio Based Basket” has the meaning provided in Section 1.04.
“Real Property” of any Person means, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Receivables Assets” means (a) any accounts receivable and the proceeds thereof owed to Holdings or a Restricted Subsidiary subject to a Receivables Facility and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with an accounts receivable factoring arrangement and which are, in each case, sold, conveyed, assigned or otherwise transferred or pledged by Holdings or a Restricted Subsidiary to a commercial bank in connection with a Receivables Facility.
“Receivables Facility” means an agreement between Holdings or a Restricted Subsidiary and a commercial bank that is entered into at the request of a customer of Holdings or a Restricted Subsidiary, pursuant to which (a)  Holdings or such Restricted Subsidiary, as applicable, agrees to sell to such commercial bank accounts receivable owing by such customer, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 5.0% of the face value thereof, and (b) the obligations of Holdings or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to Holdings and such Restricted Subsidiary.
“Recovery Event” means the receipt by Holdings or any of the Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Holdings or any of the Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by Holdings or any of the Restricted Subsidiaries in respect of any such event.
“Reference Period” has the meaning provided in the definition of the term “Pro Forma Basis.”
“Refinanced Debt” has the meaning provided in the definition of the term “Permitted Refinancing Indebtedness.”
“Refinancing Amendment” means either a Refinancing Term Loan Amendment or Refinancing Revolving Amendment, as applicable.
“Refinancing Effective Date” has the meaning provided in Section 2.18(a).
“Refinancing Lenders” means the Refinancing Revolving Lenders and the Refinancing Term Loan Lenders.
“Refinancing Note Documents” means the Refinancing Notes, the Refinancing Notes Indenture and all other documents executed and delivered with respect to the Refinancing Notes or Refinancing Notes Indenture, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Refinancing Notes” means Permitted Junior Notes or Permitted Pari Passu Notes (or Indebtedness that would constitute Permitted Junior Notes or Permitted Pari Passu Notes except as a result of a failure to comply with any maturity or amortization requirement applicable thereto), in each case, that constitute Permitted Refinancing Indebtedness in respect of any Term Loans.
“Refinancing Notes Indenture” means the indenture entered into with respect to the Refinancing Notes and pursuant to which same shall be issued.
“Refinancing Revolving Amendment” has the meaning provided in Section 2.18(d).
“Refinancing Revolving Commitments” means one or more tranches of Revolving Commitments hereunder that result from a Refinancing Revolving Amendment.
“Refinancing Revolving Lender” has the meaning provided in Section 2.18(d).
“Refinancing Revolving Loans” means Revolving Loans made pursuant to any Refinancing Revolving Commitments.
“Refinancing Term Loan Amendment” has the meaning provided in Section 2.18(c).
“Refinancing Term Loan Commitments” means one or more commitments hereunder to provide a new Tranche of Refinancing Term Loans or Refinancing Term Loans under an existing Tranche of Term Loans.
“Refinancing Term Loan Lender” has the meaning provided in Section 2.18(b).
“Refinancing Term Loan Series” has the meaning provided in Section 2.18(b).
“Refinancing Term Loans” has the meaning provided in Section 2.18(a).

“Register” has the meaning provided in Section 13.04(b)(iv).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Rejection Notice” has the meaning provided in Section 5.02(k).
“Related Party” means with respect to any Agent, such Agent’s Affiliates and the respective directors, officers, employees, agents and advisors of such Agent and such Agent’s Affiliates.
“Release” means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, of any Hazardous Material into, through or upon the Environment or within, from or into any building, structure, facility or fixture.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Replaced Lender” has the meaning provided in Section 2.13.
“Replacement Lender” has the meaning provided in Section 2.13.
“Repricing Transaction” means (1) the incurrence by Holdings or any of Holdings’ Restricted Subsidiaries of any Indebtedness in the form of syndicated term loans secured by the Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations (including, without limitation, any new or additional term loans under this Agreement (including Refinancing Term Loans), whether incurred directly or by way of the conversion of Term B-3 Loans into a new tranche of replacement term loans under this Agreement) (i) having an Effective Yield that is less than the Effective Yield for Term B-3 Loans (with such comparative Effective Yield to be made in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practices) and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term B-3 Loans or (2) an amendment to this Agreement resulting in an effective reduction in the Effective Yield for Term B-3 Loans, in each case, to the extent the primary purpose of such incurrence or amendment to this Agreement is to reduce the Effective Yield applicable to the Term B-3 Loans; provided that any prepayment, replacement or amendment in connection with a Change of Control or Enterprise Transformative Event shall not constitute a Repricing Transaction.
“Required Lenders” means Non-Defaulting Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Lender for purposes of this definition) and the aggregate of the Ancillary Outstandings with respect to all Ancillary Facilities, (b) aggregate unused Term Loan Commitments and (c) aggregate unused Revolving Credit Commitments and the aggregate of the unused Ancillary Commitments with respect to all Ancillary Facilities (for the avoidance of doubt, not including the amount of any Ancillary Outstandings). For these purposes a Lender holding Ancillary Outstandings or Ancillary Commitments shall include the Ancillary Outstandings and Ancillary Commitments held by any Affiliate of that Lender which is an Ancillary Lender.
“Required Revolving Lenders” means as of any date of determination, Revolving Lenders holding more than 50% of the sum of the (a) Revolving Exposure (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Revolving Lender for purposes of this definition) and the aggregate of the Ancillary Outstandings with respect to all Ancillary Facilities and (b) aggregate unused Revolving Commitments and the aggregate of the unused Ancillary Commitments with respect to all Ancillary Facilities (for the avoidance of doubt, not including the amount of any Ancillary Outstandings); provided that the unused Revolving Commitment and unused Ancillary Commitments (for the avoidance of doubt, not including the amount of any Ancillary Outstandings) of, and the portion of the Revolving Exposure and the aggregate of the Ancillary Outstandings with respect to all Ancillary Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders. For these purposes a Lender holding Ancillary Outstandings or Ancillary Commitments shall include the Ancillary Outstandings and Ancillary Commitments held by any Affiliate of that Lender which is an Ancillary Lender.
“Required Term Lenders” means, at any time, Lenders (other than Defaulting Lenders) holding a majority of the aggregate principal amount of the then outstanding Term Loans (excluding Term Loans held by Defaulting Lenders).
“Requirement of Law” or “Requirements of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, official administrative pronouncements, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Person, its chief financial officer, chief legal officer, chief executive officer, president, or any vice president, managing director, treasurer, controller, secretary or other officer of such Person having substantially the same authority and responsibility and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, treasurer or controller of Holdings, or any other officer of Holdings having substantially the same authority and responsibility.
“Restricted Subsidiary” means each Subsidiary of Holdings other than any Unrestricted Subsidiaries.
“Retained Asset Sale Proceeds” has the meaning provided in Section 5.02(d).
“Retained Declined Proceeds” has the meaning provided in Section 5.02(k).

“Retained ECF Percentage” means, with respect to any Excess Cash Flow Payment Period (a) 100% minus (b) the Applicable ECF Prepayment Percentage with respect to such Excess Cash Flow Payment Period.
“Retained Excess Cash Flow Amount” means, with respect to any Excess Cash Flow Payment Period, an amount equal to the Retained ECF Percentage multiplied by Excess Cash Flow for such Excess Cash Flow Payment Period.
“Returns” has the meaning provided in Section 8.09.
“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the latest Maturity Date applicable to Revolving Loans and (b) the date of termination of all the Revolving Commitments.
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Commitment” means, with respect to each Lender, (i) its Closing Date Revolving Commitment, (ii)  a Revolving Commitment Increase, (iii) Additional/Replacement Revolving Commitments, (iv) Refinancing Revolving Commitments and (v) an Extended Revolving Commitment. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $100,000,000.
“Revolving Commitment Increase” has the meaning provided in Section 2.15(a).
“Revolving Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure.
“Revolving Lender” means a Lender with a Revolving Commitment at such time (and after the termination of all Revolving Commitments, any Lender that holds Ancillary Outstandings, any Lender whose Affiliate holds Ancillary Outstandings and any Lender that holds any Outstanding Amount in respect of Revolving Loans and/or LC Obligations).
“Revolving Loans” means the 2023 Revolving Loans made to the Borrower from time to time pursuant to such Lender’s 2023 Revolving Commitment and the Revolving Loans made to the Borrower pursuant to any Revolving Commitment Increase, any Additional/Replacement Revolving Commitments, any Refinancing Revolving Commitments or any Extended Revolving Commitment.
“Revolving Note” has the meaning provided in Section 2.05(a).
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor owner of such division.
“Sale-Leaseback Transaction” means any arrangements with any Person providing for the leasing by Holdings or any of the Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.
“Sanctioned Country” means a country, region or territory that is the subject of comprehensive Sanctions broadly prohibiting dealings with or involving such country, region or territory (as of the Amendment and Restatement Effective Date, the non-government controlled areas of Zaporizhzhia and Kherson Regions of Ukraine, the so-called Donetsk People’s Republic or so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means: (a) any Person identified on any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or His Majesty’s Treasury of the United Kingdom; (b) any Person organized or resident in a Sanctioned Country; or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.
“Scheduled Repayment” has the meaning provided in Section 5.02(a)(i).
“Scheduled Repayment Date” means the date of Scheduled Repayment.
“SEC” has the meaning provided in Section 9.01(g).
“Section 9.01 Financials” means the annual and quarterly financial statements required to be delivered pursuant to Sections 9.01(a) and (b), respectively.
“Secured Creditors” has the meaning provided in the respective Security Documents.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Securitization Assets” means (a) the accounts receivable subject to a Securitization Transaction and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guaranties or other obligations in respect of such accounts receivable, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts receivable in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower or any Restricted Subsidiary to a Securitization Entity in connection with a Securitization Transaction.
“Securitization Entity” means a Wholly-Owned Restricted Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction in which Holdings or any Restricted Subsidiary makes an Investment and to which Holdings or any Restricted Subsidiary transfers Securitization Assets) that is designated by the governing body of Holdings (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of Securitization Assets and:
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Holdings or any of its Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or

Limited Originator Recourse), (b) is recourse to or obligates Holdings or any of the Restricted Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (c) subjects any asset of Holdings or any of the Restricted Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;
(2)    with which neither Holdings nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings; and
(3)    to which neither Holdings nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Entity in connection with any Qualified Securitization Transaction or a Receivables Facility.
“Securitization Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Securitization Transaction or a Receivables Facility, as applicable, to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Transaction” means any transaction or series of transactions that may be entered into by Holdings, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which Holdings, such Restricted Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, Holdings or any of the Restricted Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by Holdings or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of Holdings or any of the Restricted Subsidiaries which arose in the ordinary course of business of Holdings or such Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Security Agreement” means the Security Agreement, dated as of November 4, 2019 (as amended, restated, supplemented or otherwise modified from time), between Holdings, the Borrower, the other grantors party thereto and the Collateral Agent.
“Security Document” means and include each of the Security Agreement and, after the execution and delivery thereof, each Additional Security Document.

“Similar Business” means any business and any services, activities or businesses incidental, or reasonably related or similar to, or complementary to any line of business engaged in by Holdings and the Restricted Subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (iii) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and (iv) such Person and its Subsidiaries on a consolidated basis have, and will have, adequate capital with which to conduct the business they are presently conducting and anticipate conducting.
“Specified Equity Contribution” has the meaning provided in Section 10.11(b).
“Specified Representations” means the representations and warranties of the Credit Parties set forth in Sections 8.01(i), 8.02, 8.03(iii) (in the case of any Tranche of Loans with respect to which such Specified Representations are made, limited to the incurrence of such Tranche of Loans in the case of the Borrower, the provision of the applicable Guaranty in the case of each Guarantor and the grant of the Liens in the Collateral to the Collateral Agent for the benefit of the Secured Creditors in the case of all Credit Parties), 8.05(b), 8.08(d) (in the case of any Tranche of Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.15 (in the case of any Tranche of Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof and solely with respect to Patriot Act, OFAC and FCPA) and 8.16.
“Spot Rate” means, with respect to any currency, the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Holdings or any of the Restricted Subsidiaries which the Borrower has determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Subordinated Indebtedness” means any Indebtedness that is expressly and contractually subordinated in right of payment to the Obligations.
“Subsequent Transaction” has the meaning provided in Section 1.03.
“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.
“Subsidiary Guarantor” means each Restricted Subsidiary of Holdings (other than the Borrower) in existence on the Closing Date that is a party to the Guaranty Agreement, as well as each Restricted Subsidiary of Holdings (other than the Borrower) established, designated, created or acquired after the Closing Date which becomes a party to the Guaranty Agreement in accordance with the requirements of this Agreement or the provisions of the Guaranty Agreement.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (including any Swap Contract).
“Swap Settlement Payment” means any ordinary course settlement payment payable under any Swap Contract, excluding any Swap Termination Values.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to Swap Contracts, (a) for any date on or after the date such agreement, contact or transaction have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Target Person” has the meaning provided in Section 10.05.
“Taxes” means all present or future taxes, levies, imposts, duties, assessments, withholdings or similar liabilities, deductions, charges or fees imposed by any Governmental Authority, including interest, penalties and additions to tax with respect thereto.
“Term B-2 Lender” means each Lender that holds a Term B-2 Loan.
“Term B-2 Loans” means the term loans incurred pursuant to that certain Amendment No. 3 to this Agreement, dated as of July 28, 2021, among Holdings, the Borrower, the Subsidiary Guarantors, the Lenders party thereto, the Administrative Agent and the Collateral Agent. .
“Term B-3 Commitment” means (a) with respect to each Converting Term B-3 Consenting Lender, the commitment of such Lender to convert its Term B-2 Loans for an equal aggregate principal amount of Term B-3 Loans on the Amendment and Restatement Effective Date pursuant to the Amendment and Restatement Agreement (or such lesser amount as determined by the Amendment and Restatement Agreement Lead Arrangers), (b) with respect to the Additional Term B-3 Lender, its Additional Term B-3 Commitment ~~and~~, (c) with respect to the 2024 Additional Term Loan Lender, its 2024 Additional Term Loan Commitment and (d) in the case of any Lender that becomes a Lender after the Amendment and Restatement Effective Date, the amount specified as such Lender’s “Term B-3 Commitment” in the Assignment and Assumption pursuant to which such Lender assumed a portion of the aggregate Term B-3 Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term B-3 Commitments on the Amendment and Restatement Effective Date is $1,500,000,000. The aggregate amount of the Term B-3 Commitments on the Amendment No. 1 Effective Date is $125,000,000.
“Term B-3 Lender” means each Lender that holds a Term B-3 Commitment or a Term B-3 Loan; provided that on and after the Amendment No. 1 Effective Date, “Term B-3 Lender” shall also include the 2024 Additional Term Loan Lender.
“Term B-3 Loans” means (a) the term loans made by the Additional Term B-3 Lender to the Borrower on the Amendment and Restatement Effective Date pursuant to Section 2.01(a) ~~and~~, (b) the term loans into which Term B-2 Loans of a Converting Term B-3 Loan Consenting Lender are converted pursuant to Section 2.01(a) and the Amendment and Restatement

Agreement and (c) on and after the Amendment No. 1 Effective Date, the 2024 Additional Term Loans made by the 2024 Additional Term Loan Lender on the Amendment No. 1 Effective Date.
“Term Lender” means, each Lender with a Term Loan Commitment or holding Term Loans.
“Term Loan Commitment” means, for each Lender, its Initial Term Loan Commitment, its Term B-1 Commitment, its Term B-2 Commitment, its Refinancing Term Loan Commitment, Extended Term Loan Commitment or its Incremental Term Loan Commitment.
“Term Loan Percentage” of a Tranche of Term Loans means, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.
“Term Loans” means the Initial Term Loans, Term B-1 Loans, Term B-2 Loans, each Incremental Term Loan, each Refinancing Term Loan and each Extended Term Loan.
“Term Note” has the meaning provided in Section 2.05(a).
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means each period of four (4) consecutive fiscal quarters of Holdings (in each case taken as one accounting period) for which Section 9.01 Financials have been (or were required to be) delivered; provided that, until the first such Section 9.01 Financials are (or are required to be) delivered hereunder, “Test Period” shall mean the four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.11.
“Threshold Amount” means the greater of $66,500,000 and 15.0% of LTM Consolidated EBITDA (measured at the applicable time of determination).
“Total B-3 Commitment” means, at any time, the sum of the Term B-3 Commitments of each of the Lenders at such time.
“Total Commitment” means, at any time, the sum of the Total Total B-3 Commitments, the Total Incremental Term Loan Commitment and the Total Refinancing Term Loan Commitment.
“Total Incremental Term Loan Commitment” means, at any time, the sum of the Incremental Term Loan Commitments of each of the Lenders with such a Commitment at such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all LC Obligations.
“Total Refinancing Term Loan Commitment” means, at any time, the sum of the Refinancing Term Loan Commitments of each of the Lenders with such a Commitment at such time.
“TPN” means any earth station licensed for the operation by the FCC that performs or is predominantly used for voice or data call processing operations, connecting subscriber communications to the public switch telephone network, supporting subscriber billing or information functions and is owned and operated by Holdings or its Restricted Subsidiaries (and excluding, for the avoidance of doubt, any facilities used solely for telemetry, tracking and command).
“Trademark Security Agreement” has the meaning provided in the Security Agreement.
“Tranche” means the respective facilities and commitments utilized in making Term B-3 Loans or Incremental Term Loans made pursuant to one or more tranches designated pursuant to the respective Incremental Amendments in accordance with the relevant requirements specified in Section 2.15 (collectively, the “Initial Tranches” and, each, an “Initial Tranche”), and after giving effect to the Extension pursuant to Section 2.14, shall include any group of Extended Term Loans, extended, directly or indirectly, from the same Initial Tranche and having the same Maturity Date, interest rate and fees and after giving effect to any Refinancing Term Loan Amendment pursuant to Section 2.18, shall include any group of Refinancing Term Loans refinancing, directly or indirectly, the same Initial Tranche having the same Maturity Date, interest rate and fees; provided that only in the circumstances contemplated by Section 2.18(b), Refinancing Term Loans may be made part of a then existing Tranche of Term Loans; provided further that only in the circumstances contemplated by Section 2.15(c), Incremental Term Loans may be made part of a then existing Tranche of Term Loans. With respect to Revolving Commitments, “Tranche” shall refer to the respective facilities and commitments in respect of the Revolving Commitment as of the Closing Date and any Refinancing Revolving Commitment, Additional/Replacement Revolving Commitment or Extended Revolving Commitment.
“Transaction” means, collectively, (i) the repayment of the outstanding Term B-2 Loans, (ii) the entering into of the Amendment and Restatement Agreement and the incurrence of 2023 Revolving Loans (if applicable) on the Amendment and Restatement Effective Date, and (iii) the payment of all Transaction Costs.
“Transaction Costs” means the indemnities, costs, fees, premiums, commissions and expenses payable by Holdings and its Subsidiaries in connection with the transactions described in clauses (i) and (ii) of the definition of “Transaction.”
“Treasury Services Agreement” means any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.
“Type” means the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a SOFR Loan.
“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means, in relation to a Lender or a parent company that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision, if applicable law requires that such appointment not be disclosed.
“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA means the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prepared by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan.
“United States” and “U.S.” shall each mean the United States of America.
“Unrestricted Subsidiary” means (i) on the Closing Date, each Subsidiary of Holdings listed on Schedule 1.01(B), except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 9.16, (ii) any other Subsidiary of Holdings designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to Section 9.16 subsequent to the Closing Date, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 9.16 and (iii) any Subsidiary of an Unrestricted Subsidiary pursuant to the foregoing clause (i) or (ii). Notwithstanding the foregoing, in no event shall the Borrower be an Unrestricted Subsidiary.
“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.
“U.S. GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations made pursuant to this Agreement in accordance with U.S. GAAP are subject (to the extent provided therein) to Section 13.07(a).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” has the meaning provided in Section 13.23.
“U.S. Tax Compliance Certificate” has the meaning provided in Section 5.04(c).
“Weighted Average Life to Maturity” meana, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
“Wholly-Owned Domestic Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary of such Person.
“Wholly-Owned Restricted Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.
“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law).
“Withholding U.S. Branch” means a U.S. branch of a non-U.S. bank treated as a U.S. person for purposes of United States Treasury Regulations Section 1.1441-1 and described in United States Treasury Regulations Section 1.1441-1(b)(2)(iv) that agrees, on Internal Revenue Service Form W-8IMY or such other form prescribed by the Treasury or the Internal Revenue Service, to accept responsibility for all U.S. federal income tax withholding and information reporting with respect to payments made to the Administrative Agent for the account of Lenders by or on behalf of any Credit Party under the Credit Documents.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02 Terms Generally and Certain Interpretive Provisions.

(a)The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(b)An Ancillary Borrower “repaying” or “prepaying” Ancillary Outstandings shall mean:
(i)the Ancillary Borrower providing cash cover (as defined in clause (c) below) in respect of the Ancillary Outstandings;

(ii)the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility and the amount by which the Ancillary Outstandings are repaid or prepaid under clauses (b)(i) and (b)(ii) above is the amount of the relevant cash cover, reduction or cancellation.

(c)An Ancillary Borrower providing “cash cover” for an Ancillary Facility shall mean the Ancillary Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account in the name of such Ancillary Borrower and the following conditions being met:
(i)the account is with the Ancillary Lender for which that cash cover is to be provided;

(ii)until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Guaranteed Creditor amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)such Ancillary Borrower has executed a security document over that account, in form and substance satisfactory to the Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

(d)An amount borrowed includes any amount utilized under an Ancillary Facility.

1.03 Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:
(i)    determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio and Consolidated Fixed Charge Coverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in Section 2.15(a)); or
(ii)    testing availability under baskets set forth in this Agreement (including baskets determined by reference to LTM Consolidated EBITDA); or
(iii)    determining other compliance with this Agreement (including the determination that representations and warranties are true and correct and that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom);
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be made (1) in the case of any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness in connection therewith), at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) if such transaction is governed by the United Kingdom Code on Takeovers and Mergers or similar laws in other jurisdictions where no definitive documentation is entered into, but certainty of funding is required, the public announcement of an intention to make an offer in respect of the target of such acquisition or Investment or (z) the consummation of such acquisition or Investment, (2) in the case of any Dividend, at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) (x) the irrevocable declaration of such Dividend or (y) the making of such Dividend and (3) in the case of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(i), at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) (x) delivery of irrevocable notice with respect to such payment or prepayment or redemption or acquisition of such Indebtedness or (y) the making of such voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness (the “LCT Test Date”), and if, for the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), Holdings or any of the Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in LTM Consolidated EBITDA of the Parent Company, Holdings or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Dividends, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of Holdings, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, public announcement or irrevocable notice for such Limited Condition Transaction is terminated, revoked or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
1.04 Classification. It is understood and agreed that any Lien, sale, lease or other disposition of assets, Dividend (or a portion thereof), Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness need not be permitted solely by reference to one category of permitted Lien, sale, lease or other disposition of assets, Dividend (or portion thereof), Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(i), respectively, but may instead be permitted in part under any combination thereof (it being understood that (x) the Borrower may utilize amounts under any category that is subject to any financial ratio or test, including the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio or Consolidated Fixed Charge Coverage Ratio, prior to amounts under any other category and (y) any Indebtedness, Lien or Dividend made pursuant to a Fixed Amount Basket shall cease to be deemed made pursuant to such Fixed Amount Basket but shall automatically be deemed made pursuant to an applicable Ratio Based Basket from and after the first date on which Holdings or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness, granted such Lien or made such Dividend or prepayment of Indebtedness, as applicable, under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(i), pursuant to such Ratio Based Basket). It is further understood and agreed that, unless the Borrower elects otherwise, if any transaction is undertaken in compliance with any provision under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(i) in reliance on the testing of any ratio (a “Ratio Based Basket”) on the same date that a transaction is undertaken under such Section in reliance on any non-ratio based provision (a “Fixed Amount Basket”), then (a) testing of any Ratio Based Basket will be calculated without regard to the utilization of any Fixed Amount Basket and (b) except as provided in clause (a), Pro Forma Effect will be given to the entire transaction.
1.05 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.06 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.07 Amendment and Restatement. This Agreement shall amend and restate the Existing Credit Agreement in its entirety, with the parties hereby agreeing that there is not, nor is there intended to be, a novation of the Existing Credit Agreement or any other Credit Document under the Existing Credit Agreement and from and after the effectiveness of this Agreement, the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed and governed by this Agreement. From and after the effectiveness of this Agreement, the “Obligations” under the Existing Credit Agreement shall continue as Obligations under this Agreement and the other Credit Documents until otherwise paid in accordance with the terms hereof. The Collateral Documents and the grant of Liens on all of the Collateral described therein do and shall continue to secure the payment of all Obligations. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that the Liens securing the “Obligations” (as defined in the Existing Credit Agreement) of any Credit Party, shall from and after the Amendment and Restatement Effective Date secure the payment and performance of all Obligations (as defined in this Agreement) of such Credit Party for the benefit of the Collateral Agent and the Secured Parties, and each Credit Party reaffirms its prior grant of the Liens granted by it pursuant to the “Collateral Documents” (as defined in the Existing Credit Agreement) and all such Liens shall continue in full force and effect after giving effect to this Agreement and are hereby confirmed and reaffirmed by each of the Credit Parties. The parties hereto further acknowledge and agree that all “Collateral Documents” (as defined in the Existing Credit Agreement) shall remain in full force and effect after the Amendment and Restatement Effective Date in favor of and for the benefit of the Collateral Agent and the Secured Parties (with each reference therein to the collateral agent, the credit agreement or a Credit Document being a reference to the Collateral Agent, this Agreement or the other Credit Documents, as applicable), in each case, as such Collateral Documents are modified on the Amendment and Restatement Effective Date, and each Credit Party hereby confirms and ratifies its obligations thereunder.
SECTION 2. Amount and Terms of Credit.

2.01     The Commitments.

(a)Subject to and upon the terms and conditions of the Amendment and Restatement Agreement and this agreement, (w) the Additional Term B-3 Lender severally agrees to make a Term B-3 Loan to the Borrower on the Amendment and Restatement Effective Date denominated in U.S. Dollars in a principal amount not to exceed its Additional Term B-3 Commitment on the Amendment and Restatement Effective Date, (x) each Converting Term B-3 Loan Consenting Lender agrees, on the terms and conditions set forth in the Amendment and Restatement Agreement, to have all of its outstanding Term B-2 Loans (or such lesser amount as notified and allocated to such Converting Term B-3 Loan Consenting Lender by the Amendment and Restatement Agreement Lead Arrangers, as determined by the Borrower and the Amendment and Restatement Agreement Lead Arrangers in their sole discretion) converted into an equivalent principal amount of Term B-3 Loans effective as of the Amendment and Restatement Effective Date and (y) each Non-Converting Term B-3 Loan Consenting Lender agrees, on the terms and conditions set forth in the Amendment and Restatement Agreement, to have all of its outstanding Term B-2 Loans prepaid and will purchase by assignment from the Additional Term B-3 Lender Term B-3 Loans in a principal amount equal to the principal amount of such Term B-2 Loans (or such lesser amount as notified and allocated to such Non-Converting Term B-3 Loan Consenting Lender by the Amendment and Restatement Agreement Lead Arrangers, as determined by the Borrower and the Amendment and Restatement Agreement Lead Arrangers in their sole discretion). Once repaid, Term B-3 Loans may not be reborrowed.
(b)Subject to and upon the terms and conditions set forth herein, each Revolving Lender with a 2023 Revolving Commitment agrees, severally and not jointly, to make revolving credit loans denominated in U.S. Dollars (the “2023 Revolving Loans”) to the Borrower, at any time and from time to time on and after the Closing Date until the earlier of one (1) Business Day prior to the Initial Maturity Date for 2023 Revolving Loans and the termination of the 2023 Revolving Commitment of such Revolving Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s 2023 Revolving Commitment. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.
(c)Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment from time to time severally agrees to make Incremental Term Loans to the Borrower, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing on the applicable Incremental Term Loan Borrowing Date, (ii) shall be denominated in U.S. Dollars, (iii) shall, except as hereinafter provided, at the option of the Borrower, be incurred and maintained as, and/or converted into one or more Borrowings of Base Rate Loans or LIBO RateSOFR Loans; provided that all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche (before giving effect to the termination thereof on such date pursuant to Section 4.02(b)). Once repaid, Incremental Term Loans may not be reborrowed.

(d)Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect in any manner the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or (ii) excuse or relieve any Lender from its Commitment to make any such Loan to the extent not so made by such branch or Affiliate.
(e)Subject to the terms and conditions set forth in Amendment No. 1 and this Agreement, the 2024 Additional Term Loan Lender severally agrees to make a 2024 Additional Term Loan to the Borrower on the Amendment No. 1 Effective Date

denominated in U.S. Dollars in a principal amount not to exceed its 2024 Additional Term Commitment on the Amendment No. 1 Effective Date.
2.02     Minimum Amount of Each Borrowing.
(a)The aggregate principal amount of each Borrowing of Loans under any Tranche shall not be less than the Minimum Borrowing Amount. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight (8) Borrowings of SOFR Loans in the aggregate for all Tranches of Loans.
(b)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their applicable Revolving Commitments; provided that the failure of any Revolving Lender to make any Revolving Loan shall not in itself relieve any other Revolving Lender of its obligation to lend hereunder (it being understood, however, that no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make any Revolving Loan required to be made by such other Revolving Lender). Except for Revolving Loans deemed made pursuant to Section 2.04(b)(iv), Revolving Loans comprising any Borrowing shall not be less than the Minimum Borrowing Amount.
2.03     Notice of Borrowing. Whenever the Borrower desires to make a Borrowing of Loans hereunder, other than pursuant to Section 2.01(a)(x), the Borrower shall give the Administrative Agent at its Notice Office written notice on the day of each Borrowing of Base Rate Loans to be made hereunder and at least three (3) Business Days’ (or such shorter period as the Administrative Agent shall agree in its sole and absolute discretion) prior written notice of each SOFR Loan to be made hereunder; provided that (a) in each case, any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day (or such later time as the Administrative Agent shall agree in it its sole and absolute discretion) and (b) in any event, any such notice with respect to Term B-3 Loans to be incurred on the Amendment and Restatement Effective Date or the Amendment No. 1 Effective Date may be given (including in the case of any SOFR Loan Borrowing of Term B-3 Loans) one (1) Business Day prior to the Amendment and Restatement Effective Date or the Amendment No. 1 Effective Date, as applicable. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.11, shall be irrevocable and shall be in writing by or on behalf of the Borrower, in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission as shall be approved by the Administrative Agent, appropriately completed by a Responsible Officer of the Borrower to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of Term B-3 Loans, Incremental Term Loans, Refinancing Term Loans or Revolving Loans, (iv) whether the Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or SOFR Loans, (v) in the case of SOFR Loans, the Interest Period to be initially applicable thereto; provided that all Term B-3 Loans made on the Amendment and Restatement Effective Date and all Term B-3 Loans converted from Term B-2 Loans on the Amendment and Restatement Effective Date shall be of the same Type and have the same initial Interest Period as set forth in Section 2.09(viii), and (vi) the account of the Borrower into which the proceeds of such Loans shall be deposited or other wire instructions therefor. The Administrative Agent shall promptly give each Lender of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof (determined in accordance with Section 2.07) and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

2.04    Disbursement of Funds.
(a)Term Loans. No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Term Lender with a Commitment of the relevant Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in U.S. Dollars and in immediately available funds at the Notice Office, and the Administrative Agent will make all funds so received by it in like funds as received by the Administrative Agent by wire transfer of such funds to the account designated in writing by the Borrower (including in any Notice of Borrowing) from time to time. Unless the Administrative Agent shall have been notified by any Term Lender prior to the date of any Borrowing that such Term Lender does not intend to make available to the Administrative Agent such Term Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Term Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Term Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Term Lender. If such Term Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Term Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Term Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking rules on interbank compensation and (ii) if recovered from the Borrower, the rate of interest applicable to the relevant Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Term Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrower may have against any Term Lender as a result of any failure by such Term Lender to make Term Loans hereunder.
(b)Revolving Loans.
(i) Except with respect to Loans made pursuant to Section 2.04(b)(iv), each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m. (New York City time), and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the applicable Notice of Borrowing or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Revolving Lenders. Each Revolving Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such SOFR Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such SOFR Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).
(ii) Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (i) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Revolving Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Revolving Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Revolving Loan as part of such Borrowing for purposes of this Agreement.

(iii) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date of such Revolving Loan.

(iv) Letters of Credit. If an Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.17(e) within the time specified in such Section 2.17(e), such Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Lender shall have received such notice later than 1:00 p.m. (New York City time), on any day, not later than 11:00 a.m. (New York City time), on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan of such Revolving Lender, and such payment shall be deemed to have reduced the LC Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.17(e) prior to the time that any Revolving Lender makes any payment pursuant to this paragraph (iv); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Banks, as their interests may appear. If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (iv) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Initial Revolving Loans pursuant to Section 2.08(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Base Rate.

2.05     Notes.
(a)The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.04 and shall, if requested by such Lender, also be evidenced (i) in the case of a Term Loan, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note”) and (ii) in the case of a Revolving Loan, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note”).
(b)Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans. For the avoidance of doubt, to the extent any conflict arises between the records maintained pursuant to this Section and the Register, the Register shall control.

(c)Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in the preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06     Interest Rate Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans of a given Tranche made pursuant to one or more Borrowings of one or more Types of Loans, into a Borrowing (of the same Tranche) of another Type of Loan; provided that (i) except as otherwise provided in Section 2.11, SOFR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of SOFR Loans, as the case may be, shall reduce the outstanding principal amount of such SOFR Loans, made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) with respect to Term Loans, to the extent the Required Term Lenders have, or the Administrative Agent at the request of the Required Term Lenders has, so notified the Borrower in writing, Base Rate Loans may not be converted into SOFR Loans if any Event of Default is in existence on the date of the conversion, (iii) with respect to Revolving Loans, to the extent the Required Revolving Lenders have, or the Administrative Agent at the request of the Required Revolving Lenders has, so notified the Borrower in writing, Base Rate Loans may not be converted into SOFR Loans if any Event of Default is in existence on the date of the conversion and (iv) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of SOFR Loans than is permitted under Section 2.02. Such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) at least three (3) Business Days’ prior notice (in the case of any conversion to or continuation of SOFR Loans) or one (1) Business Day’s notice (in the case of any conversion to Base Rate Loans) (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2 or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission as shall be approved by the Administrative Agent, appropriately completed by a Responsible Officer of the Borrower to specify the Loans of a given Tranche to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into SOFR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans
2.07     Pro Rata Borrowings. All Borrowings of Loans under this Agreement, subject to Section 2.10(d), shall be incurred from the Lenders pro rata on the basis of such Lenders’ Commitments as the case may be. No Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder, and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08     Interest.

(a)Interest on 2023 Revolving Loans.
(i)The Borrower agrees to pay interest in respect of the unpaid principal amount of each 2023 Revolving Loan that is a Base Rate Loan (including with respect to any SOFR Loan converted into a Base Rate Loan pursuant to Section 2.06 or 2.09) made to the Borrower hereunder from the date of Revolving Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of the respective SOFR Loan into a Base Rate Loan) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a SOFR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, as in effect from time to time.
(ii)The Borrower agrees to pay interest in respect of the unpaid principal amount of each Revolving Loan that is a SOFR Loan made to the Borrower from the date of Revolving Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such SOFR Loan to a Base Rate Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the applicable Adjusted Term SOFR for such Interest Period.
(iii)Upon the occurrence and during the continuance of any Event of Default under Section 11.01(a) (solely with respect to principal, interest or Fees) or 11.01(e), (x) overdue principal and, to the extent permitted by law, overdue interest in respect of each Revolving Loan shall bear interest at a rate per annum equal to (i) for Base Rate Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate and (ii) for SOFR Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for SOFR Loans plus the Adjusted Term SOFR and (y) overdue amounts with respect to any other amounts shall bear interest at a rate per annum equal to 2.00% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, each as in effect from time to time, in each case with such interest to be payable on demand.

(iv)Accrued (and theretofore unpaid) interest shall be calculated daily and payable (i) on each Interest Payment Date and (ii) on (w) the date of any conversion of a Revolving Loan that is a SOFR Loan to a Revolving Loan that is a Base Rate Loan (on the amount so converted) prior to the last day of the Interest Period applicable thereto, (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.
(v)The applicable Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
(b)Interest on Term Loans.

(i) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Term Loan that is a Base Rate Loan (including with respect to any SOFR Loan converted into a Base Rate Loan pursuant to Section 2.06 or 2.09) made to the Borrower hereunder from the date of Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of the respective SOFR Loan into a Base Rate Loan) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a SOFR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, as in effect from time to time.

(ii)The Borrower agrees to pay interest in respect of the unpaid principal amount of each Term Loan that is a SOFR Loan made to the Borrower from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such SOFR Loan to a Base Rate Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the applicable Adjusted Term SOFR for such Interest Period.

(iii)Upon the occurrence and during the continuance of any Event of Default under Section 11.01(a) (solely with respect to principal, interest or Fees) or 11.01(e) (x) overdue principal and, to the extent permitted by law, overdue interest in respect of each Term Loan shall bear interest at a rate per annum equal to (i) for Base Rate Loans, 2.00% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate and (ii) for SOFR Loans, 2.00% per annum in excess of the Applicable Margin for SOFR Loans plus the Adjusted Term SOFR and (y) overdue amounts with respect to any other amounts shall bear interest at a rate per annum equal to 2.00% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, each as in effect from time to time, in each case with such interest to be payable on demand.

(iv)Accrued (and theretofore unpaid) interest shall be calculated daily and payable (i) on each Interest Payment Date and (ii) on (w) the date of any conversion of a Term Loan that is a SOFR Loan to a Term Loan that is a Base Rate Loan (on the amount so converted) prior to the last day of the Interest Period applicable thereto, (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.

(c)Upon each Interest Determination Date, the Administrative Agent shall determine the Adjusted Term SOFR for each Interest Period applicable to the respective SOFR Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(d)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.09     Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any SOFR Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York City time) on the third Business Day (or such shorter period as the Administrative Agent shall agree in its sole and absolute discretion) prior to the expiration of an Interest Period applicable to such SOFR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the Interest Period (each, an “Interest Period”) applicable to such SOFR Loan, which Interest Period shall, at the option of the Borrower be a one (1), three (3) or six (6)-month period (in each case, subject to the availability thereof); provided that (in each case):

(i)all SOFR Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)the initial Interest Period for any SOFR Loan shall commence on the date of Borrowing of such SOFR Loan (including, in the case of SOFR Loans, the date of any conversion thereto from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such SOFR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)if any Interest Period for a SOFR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)if any Interest Period for a SOFR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a SOFR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)with respect to Term Loans, unless the Required Term Lenders otherwise agree, no Interest Period for a Term Loan that is a SOFR Loan may be selected at any time when an Event of Default pursuant to Section 11.01(a) or 11.01(e) is then in existence;

(vi)with respect to Revolving Loans, unless the Required Revolving Lenders otherwise agree, no Interest Period for a Revolving Loan that is a SOFR Loan may be selected at any time when an Event of Default pursuant to Section 11.01(a) or 11.01(e) is then in existence;

(vii)no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date therefor; and

(viii)all Term B-3 Loans made pursuant to Section 2.01(a) and those converted from Term B-2 Loans shall have the same initial Interest Period as in effect for the Converted Term B-3 Loans on the Amendment and Restatement Effective Date.

With respect to any SOFR Loans, at the end of any Interest Period applicable to a Borrowing thereof, the Borrower may elect to split the respective Borrowing of a single Type under a single Tranche into two or more Borrowings of different Types under such Tranche or combine two or more Borrowings under a single Tranche into a single Borrowing of the same Type under such Tranche, in each case, by the Borrower giving notice thereof together with its election of one or more Interest Periods applicable thereto, in each case so long as each resulting Borrowing (x) has an Interest Period which complies with the foregoing requirements of this Section 2.09, (y) has a principal amount which is not less than the Minimum Borrowing Amount applicable to Borrowings of the respective Type and Tranche, and (z) does not cause a violation of the requirements of Section 2.02. If by 12:00 Noon (New York City time) on the third Business Day (or such shorter period as the Administrative Agent shall agree in its sole and absolute discretion) prior to the expiration of any Interest Period applicable to a Borrowing of SOFR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Adjusted Term SOFR, the Borrower shall be deemed to have elected in the case of SOFR Loans, SOFR Loans with a one (1) month Interest Period with such conversion or continuation to be effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc. In the event:

(i)the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “Adjusted Term SOFR”; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of a SOFR Loan shall be ineffective and (ii) if any Notice of Borrowing requests a Borrowing of a SOFR Loan, such Borrowing shall be made as a Borrowing of a Base Rate Loan.

(b)If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted SOFR) or Issuing Bank;

(ii)     impose on any Lender or Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)     subject any Lender, any Issuing Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes) with respect to its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or the Administrative Agent of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(c)If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender, Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(d)If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

(e)A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as the case may be, as specified in clause (b) or (c) of this Section 2.10, and certifying that it is the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances at such time to the extent it is legally permitted to do so, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(f)Failure or delay on the part of any Lender, any Issuing Bank or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Bank’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, Issuing Bank or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, Issuing Bank or the Administrative Agent, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, such Issuing Bank’s or the Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation; it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information, or (ii) any other information, to the extent prohibited by any Requirement of Law), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its SOFR Loans, but excluding loss of anticipated profits (and without giving effect to the minimum “Adjusted Term SOFR”)) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, SOFR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation; (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its SOFR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay SOFR Loans when required by the terms of this Agreement or any Note held by such Lender.

2.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(b), (c) or (d) or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 5.04.

2.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(b), (c) or (d) or Section 5.04 with respect to such Lender or (z) in the case of a refusal by a Lender to consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.04(b) and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01 and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.04 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.07 and 13.01), which shall survive as to such Replaced Lender with respect to actions or occurrences prior to it ceasing to be a Lender hereunder.

2.14 Extended Term Loans and Extended Revolving Commitments.

(a)Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.14, the Borrower may at any time and from time to time request that all or a portion of any Tranche of Term Loans (each, an “Existing Term Loan Tranche”) or the then‑existing Revolving Commitments (the “Existing Revolving Commitments”), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of such Existing Term Loan Tranche (any such Term Loans which have been so converted, “Extended Term Loans”) or such Existing Revolving Commitments (any such Revolving Commitments which have been so converted, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.14. In order to establish any Extended Term Loans or Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Term Lenders or each of the Revolving Lenders under the applicable Existing Term Loan Tranche or Existing Revolving Commitments, as applicable) (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans or Extended Revolving

Commitments to be established, which shall (x) be identical as offered to each Term Lender under the relevant Existing Term Loan Tranche and/or be identical as offered to each Revolving Lender under the relevant Existing Revolving Commitments, as applicable (in each case, including as to the proposed interest rates and fees payable) and (y) be identical to the Term Loans under the relevant Existing Term Loan Tranche from which such Extended Term Loans are to be converted or the Revolving Loans under the relevant Existing Revolving Commitments from which the Extended Revolving Commitments are to be converted, as applicable, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche to the extent provided in the applicable Extension Amendment; (ii) repayments of principal of the Extended Revolving Commitments may be delayed to later dates than the Maturity Date applicable to the Existing Revolving Commitments; (iii) the Effective Yield with respect to the Extended Term Loans or the interest rate and fees on the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche or the interest rate and fees of such Existing Revolving Commitments, as applicable, to the extent provided in the applicable Extension Amendment; (iv) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the applicable Extension Amendment (immediately prior to the establishment of such Extended Term Loans or Extended Revolving Commitments); (v) Extended Term Loans may have mandatory prepayment terms which provide for the application of proceeds from mandatory prepayment events to be made first to prepay the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans have been converted before applying any such proceeds to prepay such Extended Term Loans; (vi) Extended Term Loans may have optional prepayment terms (including call protection and terms which allow Term Loans under the relevant Existing Term Loan Tranche from which such Extended Term Loans have been converted to be optionally prepaid prior to the prepayment of such Extended Term Loans) as may be agreed by the Borrower and the Lenders thereof; and (vii) such Extended Term Loans or Extended Revolving Commitments may have other terms (other than those described in the preceding clauses (i) through (vi)) that differ from those of the Existing Term Loan Tranche or Existing Revolving Commitments, in each case, taken as a whole, that are not materially more favorable to the Lenders providing such Extended Term Loans or Extended Revolving Commitments than the provisions applicable to the Existing Term Loan Tranche or Existing Revolving Commitments, as applicable, or as are otherwise reasonably satisfactory to the Administrative Agent. Any Extended Term Loans or Extended Revolving Commitments converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Term Loans or Extended Revolving Commitments, as applicable, for all purposes of this Agreement; provided that, subject to the requirements set forth above, any Extended Term Loans converted from an Existing Term Loan Tranche or Extended Revolving Commitments converted from Existing Revolving Commitments may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Term Loan Tranche or Existing Revolving Commitments, as applicable.

(b)With respect to any Extended Revolving Commitments, subject to the provisions of Section 2.17(o), to the extent dealing with Letters of Credit which mature or expire after the Maturity Date applicable to the Existing Revolving Commitments, all Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Pro Rata Share of the Aggregate Commitments (and, except as provided in Section 2.17(o), without giving effect to changes thereto on the Maturity Date with respect to Letters of Credit theretofore incurred or issued) and all borrowings under the Aggregate Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (y)

repayments required upon any Maturity Date of any Revolving Commitments or Extended Revolving Commitments).

(c)The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as to which the Administrative Agent may consent) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolving Commitments are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.14. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche converted into Extended Term Loans or of any Existing Revolving Commitments converted into Extended Revolving Commitments pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Loans or Commitments subject to such Extension Request converted into Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or its Existing Revolving Commitments which it has elected to request be converted into Extended Term Loans or Extended Revolving Commitments, as applicable, (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Term Loans under the applicable Existing Term Loan Tranche exceeds the amount of Extended Term Loans requested pursuant to such Extension Request, Term Loans of such Existing Term Loan Tranche subject to such Extension Elections shall be converted to Extended Term Loans of such Existing Term Loan Tranche on a pro rata basis based on the aggregate principal amount of Term Loans of such Existing Term Loan Tranche included in such Extension Elections, subject to such rounding requirements as may be established by the Administrative Agent. In the event that the aggregate principal amount of Existing Revolving Commitments subject to Extension Elections relating to a particular Extension Request exceeds the amount of Extended Revolving Commitments requested pursuant to such Extension Request, Revolving Commitments subject to such Extension Elections shall be converted to Extended Revolving Commitments on a pro rata basis based on the aggregate principal amount of Revolving Commitments included in each such Extension Elections.

(d)Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Term Loan or Extended Revolving Commitment thereunder, which shall be consistent with the provisions set forth in Section 2.14(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment. After giving effect to the Extension, the Loans so extended shall cease to be a part of the Tranche they were a part of immediately prior to the Extension.

(e)(i) Extensions consummated by the Borrower pursuant to this Section 2.14 shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) with respect to Extended Revolving Commitments, if the aggregate amount extended is less than the LC Commitment, the LC Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date applicable to the Existing Revolving Commitments (to the extent needed so that the LC Commitment does not exceed the aggregate Revolving Commitment which would be in effect after the Maturity Date of the Existing Revolving Commitments), and, if applicable, the Borrower shall Cash Collateralize obligations under any issued Letters of Credit in an amount equal to 103% of the stated amount of such Letters of Credit. The Administrative Agent and the Lenders hereby consent to each Extension and the other transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Term Loans or Extended Revolving Commitments on such terms as may be set forth in the applicable Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02, 5.03, 13.02 or 13.06) or any other Credit Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section 2.14; provided that such consent shall not be deemed to be an acceptance of any Extension Request.

(f)Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) reasonably necessary to (i) reflect the existence and terms of any Extended Term Loans or Extended Revolving Commitments incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 5.02(a) with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans converted pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 5.02(a)), (iii) make such other changes to this Agreement and the other Credit Documents consistent with the provisions and intent of Section 13.12(d), (iv) establish new Tranches in respect of Loans so extended and such technical amendments as may be necessary in connection with the establishment of such new Tranches, in each case, on terms consistent with this Section 2.14 and (v) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14, and each Lender hereby expressly authorizes the Administrative Agent to enter into any such Extension Amendment.

2.15 Incremental Commitments.

(a)The Borrower shall have the right to request at any time and from time to time that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders, subject to the terms set forth in this Section 2.15) provide an increase in Revolving Commitments (a “Revolving Commitment Increase”), one or more additional Tranches of Revolving Commitments (an “Additional/Replacement Revolving Commitment”) or Incremental Term Loan Commitments (such Term Loans incurred in connection therewith, each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans” and, collectively with any Revolving Commitment Increase and any Additional/Replacement Revolving Commitment, each, an “Incremental Facility” and collectively, the “Incremental Facilities”) to the Borrower and, subject to the terms and conditions contained in this Agreement and in the relevant Incremental Amendment, make Loans pursuant thereto; it being understood and agreed, however, that:

(i)     no Lender shall be obligated to provide an Incremental Facility as a result of any such request by the Borrower;

(ii)     any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Facility without the consent of any other Lender;

(iii)     each Incremental Facility shall be denominated in U.S. Dollars;

(iv)     the amount of any Incremental Facility made available pursuant to a given Incremental Amendment shall be in a minimum aggregate amount for all Lenders which provide such Incremental Facility thereunder (including Eligible Transferees who will become Lenders) of at least $25,000,000;

(v)     the aggregate principal amount of any Loan or Commitment, as applicable, pursuant to an Incremental Facility on the date of the incurrence thereof shall not exceed, when taken together with any incurrence of Permitted Pari Passu Loans, Permitted Pari Passu Notes or Permitted Junior Debt pursuant to Section 10.04(xxvii)(A)(1) on such date, (x) the then-remaining Fixed Dollar Incremental Amount as of the date of incurrence plus (y) subject to the satisfaction of the applicable Incurrence-Based Incremental Facility Test, any Incurrence-Based Incremental Amount that may be incurred thereunder on such date;

(vi)     the proceeds of all Incremental Facilities incurred by the Borrower may be used for any purpose not prohibited under this Agreement;

(vii)     the Borrower shall specifically designate, in consultation with the Administrative Agent, any Tranche of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as any existing Tranche of Incremental Term Loans, Incremental Term Loan Commitments or other Term Loans), unless the requirements of Section 2.15(c) are satisfied), which designation shall be set forth in the applicable Incremental Amendment;

(viii)     if to be incurred as a new Tranche of Incremental Term Loans, such Incremental Term Loans shall have the same terms as each other Tranche of Term Loans as in effect immediately prior to the effectiveness of the relevant Incremental Amendment, except as to purpose (which is subject to the requirements of the preceding clause (vi)) and optional prepayment provisions and mandatory prepayment provisions (which are governed by Section 5.02; provided that each new Tranche of Incremental Term Loans shall be entitled to share in mandatory prepayments on a ratable basis with the other Tranches of Term Loans (unless the holders of the Incremental Term Loans of any Tranche agree to take a lesser share of any such prepayments)); provided, however, that (I) the maturity and amortization of such Tranche of Incremental Term Loans may differ, so long as such Tranche of Incremental Term Loans shall have (a) a Maturity Date of no earlier than the Latest Maturity Date as of the date such Indebtedness was incurred and (b) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity (in each case of the foregoing clauses (a) and (b), excluding for this purpose (x) interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the requirements of this clause (I) and (y) amounts not in excess of the Inside Maturity Date Basket at the time of incurrence), (II) the Effective Yield applicable to such Tranche of Incremental Term Loans may differ from that applicable to the then outstanding Tranches of Term Loans, with the Effective Yield applicable thereto to be specified in the respective Incremental Amendment; provided, however, that if the Effective Yield for any such Incremental Term Loans or any Permitted Pari Passu Loans, in each case which constitute MFN Qualifying Term Loans, exceeds the Effective Yield then applicable to any then outstanding Term B-2 Loans by more than 0.50% per annum, the Applicable Margins for all then outstanding Term B-2 Loans shall be increased as of such date in accordance with the requirements of the definition of “Applicable Margin” (the “MFN Pricing Test”); and (III) such Tranche of Incremental Term Loans may be pursuant to documentation to be agreed between the Borrower and the applicable lenders providing the Incremental Term Loans and, solely to the extent administrative matters applicable to Administrative Agent in its capacity as such are set forth therein, that is reasonably acceptable to the Administrative Agent and may have other terms (other than those described in preceding clauses (I) and (II)) that may differ from those of other Tranches of Term Loans, including, without limitation, as to the application of optional or voluntary prepayments among the Incremental Term Loans and the existing Term Loans, in each case, taken as a whole, that are not materially more favorable to the lenders providing such Incremental Term Loans than the provisions applicable to the existing Term Loans or as are otherwise reasonably satisfactory to the Administrative Agent (provided that to the extent such documentation and terms are not consistent with the terms of, and documentation governing, the Term B-2 Loans, such terms (if favorable to the existing Lenders) shall be automatically incorporated into the Credit Documents for the benefit of all existing Lenders without further amendment requirements, including, for the avoidance of doubt, at the option of the Borrower, any increase in the Applicable Margin or amount of amortization relating to the existing Term Loans to bring such Applicable Margin or amount of amortization in line with the Incremental Term Loans to achieve fungibility with such existing Term Loans);

(ix)     the terms and provisions of any Revolving Commitment Increase shall be identical to the 2023 Revolving Loans and the 2023 Revolving Commitments, and, for purposes of this Agreement and the other Credit Documents, all Revolving Loans made under the Revolving Commitment Increase shall be deemed to be 2023 Revolving Loans, including, without limitation, the following: (A) the rate of interest applicable to the Revolving Commitment Increase shall be the same as the rate of interest applicable to the 2023 Revolving Loans, (B) unused line fees applicable to the Revolving Commitment Increase shall be calculated using the same Applicable Commitment Fee Rate applicable to the 2023 Revolving Loans, (C) the Revolving Commitment Increase shall share ratably in any mandatory prepayments of the 2023 Revolving Loans, (D) after giving effect to such Revolving Commitment Increases, Revolving Commitments shall be reduced based on each Lender’s Pro Rata Percentage, and (E) the Revolving Commitment Increase shall rank pari passu in right of payment and security with the 2023 Revolving Loans;

(x)     the maturity, interest rate and fees of any Tranche of Additional/Replacement Revolving Commitments may differ, so long as such Tranche of Revolving Loans made under the Additional/Replacement Revolving Commitments shall have a maturity date of no earlier than the then latest maturing Tranche of outstanding Revolving Loans;

(xi)     any Tranche of Additional/Replacement Revolving Commitments shall not require any scheduled amortization or mandatory commitment reduction prior to the Latest Maturity Date of the 2023 Revolving Loans and 2023 Revolving Commitments and shall be on substantially the same terms as those applicable to the 2023 Revolving Loans and 2023 Revolving Commitments (other than as set forth herein or otherwise reasonably acceptable to the Administrative Agent);

(xii)     all Incremental Term Loans (and all interest, fees and other amounts payable thereon) incurred by the Borrower shall be Obligations of the Borrower under this Agreement and the other applicable Credit Documents and shall, to the extent secured, be secured by the Security Agreements, and guaranteed under each relevant Guaranty, on a pari passu basis or junior basis with all other Term Loans secured by the Security Agreement and guaranteed under each such Guaranty and shall be secured by only the Collateral securing the Obligations hereunder;

(xiii)     each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Commitment pursuant to an Incremental Amendment shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Revolving Commitment Increases, Additional/Replacement Revolving Commitments and/or Incremental Term Loans under the Tranche specified in such Incremental Amendment as provided in Section 2.01(c) and such Loans shall thereafter be deemed to be Revolving Loans or Incremental Term Loans under such Tranche, as applicable, for all purposes of this Agreement and the other applicable Credit Documents; and

(xiv)     all Incremental Commitment Requirements are satisfied.

(b)At the time of the provision of Incremental Commitments pursuant to this Section 2.15, the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to the Administrative Agent an Incremental Amendment (which shall not require the consent of any other Lender), with the effectiveness of the Incremental Commitment provided therein to occur on the date on which (w) a fully executed copy of such Incremental Amendment shall have been delivered to the Administrative Agent, (x) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon upfront or arrangement fees owing to the Administrative Agent to the extent it served as the arranger for the Incremental Commitments), (y) all Incremental Commitment Requirements are satisfied, and (z) all other conditions set forth in this Section 2.15 shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment, and at such time, (i) Schedule 2.01 shall be deemed modified to reflect the revised Incremental Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Lender, Term Notes or Revolving Notes, as applicable, will be issued at the Borrower’s expense to such Incremental Lender, to be in conformity with the requirements of Section 2.05 (with appropriate modification) to the extent needed to reflect the new Incremental Loans and Incremental Commitments made by such Incremental Lender.

(c)Notwithstanding anything to the contrary contained above in this Section 2.15, the Incremental Term Loan Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Amendment shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement; provided that the parties to a given Incremental Amendment may specify therein that the Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Term Loans, in any case so long as the following requirements are satisfied:

(i)     the Incremental Term Loans to be made pursuant to such Incremental Amendment shall have the same Borrower, the same maturity date and the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;

(ii)     the new Incremental Term Loans shall have the same Scheduled Repayment Dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis)) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Repayment of the respective Tranche proportionately; and

(iii)     on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.07, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the applicable Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender holding Term Loans under the respective Tranche of Term Loans participates in each outstanding Borrowing of Term Loans of the respective Tranche (after giving effect to the incurrence of such new Incremental Term Loans pursuant to Section 2.01(c)) on a pro rata basis.

To the extent the provisions of the preceding clause (iii) require that Incremental Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of SOFR Loans of such Tranche, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having irregular Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding SOFR Loans of such Tranche and which will end on the last day of such Interest Period), which irregular interest periods shall be permitted notwithstanding anything to the contrary in this Agreement. All determinations by the Administrative Agent of the Adjusted Term SOFR in such circumstances pursuant to the immediately preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.16 Inability to Determine Rates.

Subject to Section 2.23, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.11. Subject to Section 2.23, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

2.17 Letters of Credit.

(a)General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in U.S. Dollars for the Borrower’s account or the account of any Restricted Subsidiary of the Borrower in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that the Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of a Subsidiary). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) a LC Request to the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the applicable Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (vii) such other matters as the applicable Issuing Bank may reasonably require. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended, renewed or extended; (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (y) the nature of the proposed amendment, renewal or extension, and (z) such other matters as the applicable Issuing Bank may reasonably require. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application substantially on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant (solely in the case of (w) and (x) that)), after giving effect to such issuance, amendment, renewal or extension (A) the aggregate LC Exposure shall not exceed $25,000,000, (B) the total Revolving Exposures shall not exceed the total Revolving Commitments, (C) the aggregate LC Exposure with respect to Letters of Credit issued by such Issuing Bank shall not exceed the LC Sublimit of such Issuing Bank, (D) the Revolving Exposure of such Issuing Bank does not exceed its Revolving Commitments and (E) if a Defaulting Lender exists, either such Revolving Lender or the Borrower has entered into arrangements satisfactory to the Administrative Agent and the Issuing Banks to eliminate any Fronting Exposure associated with such Lender.

(c)Expiration Date. Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) except to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank, the fifth Business Day prior to the latest Maturity Date applicable to Revolving Loans, provided that, subject to the terms of this Agreement, a Letter of Credit may provide that it shall automatically renew for additional periods but in any event not beyond the Letter of Credit Expiration Date unless Cash Collateralized or backstopped in accordance with the foregoing clause (b).

(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.17, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m. (New York City time), on the Business Day after receiving notice from such Issuing Bank of such LC Disbursement; provided that, whether or not the Borrower submits a Notice of Borrowing, the Borrower shall be deemed to have requested (except to the extent the Borrower makes payment to reimburse such LC Disbursement when due) a Borrowing of Revolving Loans that are Base Rate Loans in an amount necessary to reimburse such LC Disbursement. If the Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.04(b)(iv) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, distribute such payment to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)Obligations Absolute.

(i)     Subject to the limitations set forth below, the obligation of the Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.17 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (D) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit, or (E) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of set-off against, the obligations of the Borrower hereunder; provided that the Borrower shall have no obligation to reimburse an Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith, or willful misconduct of such Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). Neither the Administrative Agent, the Lenders nor the Issuing

Banks, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct, or bad faith on the part of an Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(ii)     No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by the Borrower or other Person of any obligations under any LC Document. No Issuing Bank makes to the Revolving Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, such documents or any Credit Party. No Issuing Bank shall be responsible to any Revolving Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Document; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Credit Party.

(iii)     No Issuing Bank or any of its Affiliates or any of its or their respective officers, directors, employees, agents and investment advisors shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct as determined by court of competent jurisdiction in a final nonappealable judgment. No Issuing Bank shall have any liability to any Lender if such Issuing Bank refrains from any action under any Letter of Credit or such LC Documents until it receives written instructions from the Required Lenders.

(g)Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.17(e)).

(h)Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.17, then Section 2.08(a)(iii) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.17 to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)Resignation or Removal of an Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower. Any Issuing Bank may be replaced at any time by agreement between the Borrower and the Administrative Agent; provided that so long as no Event of Default under Section 11.01(a) or Section 11.01(e) exists, such successor Issuing Bank shall be reasonably acceptable to the Borrower. One or more Revolving Lenders may be appointed as additional Issuing Banks in accordance with paragraph (k) below. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 4.01(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such additional Issuing Bank or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j)Cash Collateralization.

(i)     If any Event of Default under Section 11.01(a) or Section 11.01(e) shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent (acting at the request of the Required Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Creditors, an amount in cash equal to 103% of the LC Exposure as of such date. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, but shall be immediately released and returned to the Borrower (in no event later than two (2) Business Days) once all such Events of Default are cured or waived. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of the Borrower and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower.

(ii)     The Borrower shall, on demand by an Issuing Bank or the Administrative Agent from time to time, Cash Collateralize the Fronting Exposure associated with any Defaulting Lender.

(k)Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Revolving Lender, designate one or more additional Revolving Lenders to act as an Issuing Bank under the terms of this Agreement. Any Revolving Lender designated as an Issuing Bank pursuant to this paragraph (k) shall be deemed (in addition to being a Revolving Lender) to be an Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Credit Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(l)No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i)     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Amendment and Restatement Effective Date (or, with respect to any Issuing Bank, such later date on which such Issuing Bank becomes an issuing bank hereunder), or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Amendment and Restatement Effective Date (or, with respect to any Issuing Bank, such later date on which such Issuing Bank becomes an Issuing Bank hereunder) and which such Issuing Bank in good faith deems material to it; or

(ii)     the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank.

(m)No Issuing Bank shall be under any obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(n)LC Collateral Account.

(i)     The Administrative Agent is hereby authorized to establish and maintain at the Notice Office, in the name of the Administrative Agent and pursuant to a control agreement, a restricted deposit account designated “The Borrower LC Collateral Account.” Each Credit Party shall deposit into the LC Collateral Account from time to time the Cash Collateral required to be deposited under Section 2.17(j) hereof.

(ii)     The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full. All funds in “The Borrower LC Collateral Account” may be invested in accordance with the provisions of Section 2.17(j).

(o)Extended Commitments. If the Maturity Date with respect to Initial Revolving Loans shall have occurred at a time when Extended Revolving Commitments or Additional/Replacement Revolving Commitments that have a later Maturity Date than the Initial Revolving Loans are in effect, then (i) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.17(d) and (e)) under (and ratably participated in by Revolving Lenders) the Extended Revolving Commitments and Additional/Replacement Revolving Commitments (allocated between the Extended Revolving Commitments and the Additional/Replacement Revolving Commitments at the Borrower’s direction), up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Commitments and Additional/Replacement Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.17(j). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Maturity Date with respect to Existing Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders of Extended Revolving Commitments or Additional/Replacement Revolving Commitments in any Letter of Credit issued before the Maturity Date applicable to such Existing Revolving Commitments.

2.18 Refinancing Facilities.

(a)The Borrower may from time to time by written notice to the Administrative Agent elect to request the establishment of one or more additional Tranches of Term Loans under this Agreement (“Refinancing Term Loans”), which refinance, renew, replace, defease or refund all or any portion of one or more Tranches of Term Loans under this Agreement selected by the Borrower; provided, that such Refinancing Term Loans may not be in an amount greater than the aggregate principal amount of the Term Loans being refinanced, renewed, replaced, defeased or refunded plus unpaid accrued interest and premium (if any) thereon and upfront fees, original issue discount, underwriting discounts, fees, commissions and expenses incurred in connection with the Refinancing Term Loans; provided that such aggregate principal amount may also be increased to the extent such additional amount is capable of being incurred at such time pursuant to Section 2.15 and such excess incurrence shall for all purposes hereof be an incurrence under the relevant subclauses of Section 2.15. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i)     the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans being refinanced and the Refinancing Term Loans shall not have a final stated maturity (excluding for this purpose (x) interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause (i) and (y) amounts not in excess of the Inside Maturity Date Basket) before the Maturity Date applicable to the Term Loans being refinanced;

(ii)     such Refinancing Term Loans shall have pricing (including interest rates, discounts, fees and premiums), amortization, optional prepayment, mandatory prepayment (so long as such Refinancing Term Loans are not entitled to participate on a greater than pro rata basis in any mandatory prepayment than the then outstanding Term Loans) and redemption terms as may be agreed to by the Borrower and the relevant Refinancing Term Loan Lenders (as defined below);

(iii)    such Refinancing Term Loans shall not be guaranteed by any Person other than Holdings, the Borrower or a Subsidiary Guarantor;

(iv)     in the case of any such Refinancing Term Loans that are secured, such Refinancing Term Loans are secured only by assets comprising Collateral, and not secured by any property or assets of Holdings or any of the Restricted Subsidiaries other than the Collateral;

(v)     all other terms applicable to such Refinancing Term Loans (except as set forth above), taken as a whole, shall not be materially more favorable to the Refinancing Term Loan Lenders, than the related provisions applicable to the existing Term Loans or otherwise reasonably satisfactory to the Administrative Agent, except to the extent such covenants and other terms (x) apply solely to any period after the Latest Maturity Date as of the date such Indebtedness was incurred, (y) are incorporated into this Agreement (or any other applicable Credit Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirements or (z) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith) (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)).

(b)The Borrower may approach any Lender or any other Person that would be an Eligible Transferee of Term Loans to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Loan Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Refinancing Term Loan Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment and subject to the restrictions set forth in clause (a) above, be designated as an increase in any previously established Tranche of Term Loans.

(c)The Administrative Agent and the Lenders hereby consent to the transactions contemplated by Section 2.18(a) (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Term Loans on the terms specified by the Borrower) and hereby waive the requirements of this Agreement or any other Credit Document that may otherwise prohibit any transaction contemplated by Section 2.18(a). The

Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among Holdings, the Borrower, the Administrative Agent and the Refinancing Term Loan Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) (which shall not require the consent of any other Lender) which shall be consistent with the provisions set forth in Section 2.18(a). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Credit Parties party thereto and the other parties hereto without the consent of any other Lender, and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.18 including such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 5.02(a) (insofar as such schedule relates to payments due to Lenders the Term Loans of which are refinanced with the proceeds of Refinancing Term Loans; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders, the Term Loans of which are not refinanced with the proceeds of Refinancing Term Loans). The Administrative Agent shall be permitted, and each is hereby authorized, to enter into such amendments with the Borrower to effect the foregoing.

(d)On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Eligible Transferee that becomes a Lender (a “Refinancing Revolving Lender”), Indebtedness which refinances all or any portion of the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement in the form of Refinancing Revolving Commitments or Refinancing Revolving Loans pursuant to an amendment to this Agreement among Holdings, the Borrower and the Refinancing Revolving Lenders (a “Refinancing Revolving Amendment”); provided that notwithstanding anything to the contrary in this Section 2.18 or otherwise:

(i)     the borrowing and repayment of Refinancing Revolving Loans (except for (A) payments of interest and fees at different rates on Refinancing Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments of Revolving Loans with respect to Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments) shall be made on a pro rata basis with all other Revolving Commitments,

(ii)     such Refinancing Revolving Loans shall have pricing (including interest rates, discounts, fees and premiums), amortization, optional prepayment, mandatory prepayment (so long as such Refinancing Revolving Loans are not entitled to participate on a greater than pro rata basis in any mandatory prepayment than the then outstanding Revolving Loans) and redemption terms as may be agreed to by the Borrower and the relevant Refinancing Revolving Loan Lenders,

(iii)     such Refinancing Revolving Loans shall not be guaranteed by any Person other than the Borrower or a Guarantor,

(iv)     in the case of any such Refinancing Revolving Loans that are secured, such Refinancing Revolving Loans are secured only by assets comprising Collateral, and not secured by any property or assets other than the Collateral,

(v)     all other terms applicable to such Refinancing Revolving Loans (except as set forth above), taken as a whole, shall not be materially more favorable to the Refinancing Revolving Lenders, than the related provisions applicable to the existing Revolving Loans or otherwise reasonably satisfactory to the Administrative Agent, except to the extent such covenants and other terms (x) apply solely to any period after the Latest Maturity Date as of the date such Indebtedness was incurred, (y) are incorporated into this Agreement (or any other applicable Credit Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirements or (z) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith),

(vi)     subject to the provisions of Section 2.17 to the extent dealing with Letters of Credit which mature or expire after a Maturity Date when there exist Extended Revolving Commitments or Additional/Replacement Revolving Commitments with a longer Maturity Date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments in accordance with their percentage of the Revolving Commitments, and

(vii)     assignments and participations of Refinancing Revolving Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans. Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to a Refinancing Revolving Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Refinancing Revolving Commitments and/or Refinancing Revolving Loans incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Credit Documents consistent with the provisions of Section 13.12 and (iii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Revolving Amendment.

2.19 Reverse Dutch Auction Repurchases.

(a)Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Holdings, the Borrower or any Restricted Subsidiary may, at any time and from time to time, conduct reverse Dutch auctions in order to purchase Term Loans of a particular Tranche (each, an “Auction”) (each such Auction to be managed exclusively by the Administrative Agent or any other bank or investment bank of recognized standing selected by the Borrower (with the consent of the Administrative Agent or such other bank or investment bank) following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)     each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.19(a) and Schedule 2.19(a);

(ii)     no Event of Default shall have occurred and be continuing on the date of the delivery of each auction notice and at the time of purchase of Term Loans in connection with any Auction;

(iii)     the minimum principal amount (calculated on the face amount thereof) of all Term Loans that Holdings, the Borrower or such Restricted Subsidiary offers to purchase in any such Auction shall be no less than $2,500,000 (unless another amount is agreed to by the Administrative Agent);

(iv)     the Borrower shall not use the proceeds of any Revolving Borrowing to finance any such repurchase; and

(v)     the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by Holdings, the Borrower or such Restricted Subsidiary shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).

(b)Holdings, the Borrower or such Restricted Subsidiary must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction. Holdings, the Borrower or such Restricted Subsidiary may withdraw any Auction if the reply amounts are insufficient to complete the purchase of a minimum principal amount of the Term Loans designated in writing to the applicable Auction Manager by Holdings, the Borrower or such Restricted Subsidiary (the “Minimum Purchase Condition”). No Credit Party or any Restricted Subsidiary shall have any liability to any Lender for any termination of such Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the such Auction, or for any termination of such Auction as a result of the failure to satisfy the Minimum Purchase Condition, and any such failure shall not result in any Event of Default hereunder. With respect to all purchases of Term Loans made pursuant to this Section 2.19, (x) Holdings, the Borrower or such Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06. At the time of purchases of Term Loans pursuant to an Auction, the then remaining Scheduled Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Auction, with such reduction to be applied to such Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments).

(c)The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.19 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by Holdings, the Borrower or any Restricted Subsidiary contemplated by this Section 2.19 shall not constitute Investments by such Person)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.19. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent and the Auction Manager shall cooperate in a reasonable manner in connection therewith.

2.20 Open Market Purchases.

(a)Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Holdings, the Borrower or any of the Restricted Subsidiaries may, at any time and from time to time, make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i)     no Event of Default shall have occurred and be continuing on the date of such Open Market Purchase;

(ii)     neither Holdings, the Borrower nor any Restricted Subsidiary shall use the proceeds of any Revolving Borrowing to finance any such purchase; and

(iii)     the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by Holdings, the Borrower or any of the Restricted Subsidiaries shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).

(b)With respect to all purchases of Term Loans made pursuant to this Section 2.20, (x) Holdings, the Borrower or such Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender) and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.01, 5.02 or 13.06. At the time of purchases of Term Loans pursuant to any Open Market Purchase, the then remaining Scheduled Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Open Market Purchase, with such reduction to be applied to such Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments).

(c)The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.20 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by Holdings, the Borrower or any Restricted Subsidiary contemplated by this Section 2.20 shall not constitute Investments by such Person)) or any other Credit Document that may otherwise prohibit any Open Market Purchase by this Section 2.20.

2.21 Ancillary Facilities.

(a)Availability of Ancillary Facilities.

(i)     Any Revolving Lender may, upon the agreement of the Borrower and such Revolving Lender, provide, directly or indirectly through one or more of its Affiliates, one or more Ancillary Facilities on a bilateral basis in place of all or a portion of such Revolving Lender’s unused Revolving Commitment. During any period in which there are any Ancillary Commitments outstanding, for purposes of computing (i) the obligation of Revolving Lenders to acquire, purchase, refinance, fund participations in or make payments in respect of Letters of Credit pursuant to Section 2.17 (including in connection with any Letters of Credit issued prior to the effectiveness of the relevant Ancillary

Facilities) and the Pro Rata Share of the Outstanding Amount of all LC Obligations, (ii) the payment of fees under Section 4.01, (iii) the obligation of Revolving Lenders to make or convert any Revolving Loans or LC Disbursement under Section 2.01(b), Section 2.04(b), Section 2.14(b), Section 2.15(a), Section 2.17(d) and (e) and Section 2.21(c)(iv) (and any payments of principal, interest or fees thereunder), (iv) reduction of Revolving Commitments under Section 2.15(a) or (v) the reallocation of Defaulting Lender Commitments among Non-Defaulting Lenders under Section 2.22, the “Pro Rata Share” of a Revolving Lender under any applicable Tranche of Revolving Commitments, in each case, shall be determined by calculating (1) the Revolving Commitments of that Revolving Lender under the applicable Tranche minus the aggregate principal amount of any Ancillary Commitments of that Revolving Lender and any of its Affiliates provided in respect of such Tranche, divided by (2) the total Revolving Commitments under the applicable Tranche for all Revolving Lenders under such Tranche minus the aggregate principal amount of the Ancillary Commitments of all Ancillary Lenders provided in respect of the applicable Tranche.

(ii)     Any Ancillary Borrower may implement any Ancillary Facility by providing, not less than three (3) Business Days (or such shorter period as the Administrative Agent may agree) prior to the Ancillary Commencement Date with respect thereto, notice to the Administrative Agent that such Ancillary Facility has been established and specifying:

(A)the Ancillary Commencement Date for such Ancillary Facility and the scheduled expiration date thereof and the Tranche of Revolving Commitments in respect of which such Ancillary Commitments are to be made available;

(B)the type of such Ancillary Facility;

(C)the Ancillary Commitment (including the maximum amount of such Ancillary Facility and the amount thereof) and, if such Ancillary Facility is Multi-account Overdraft, the maximum gross amount (the “Designated Gross Amount”) and the maximum net amount (the “Designated Net Amount”);

(D)the proposed currency or currencies of such Ancillary Facility;

(E)the identity of the relevant Ancillary Lender(s) (including whether any such Ancillary Lender is a Revolving Lender or an Affiliate of a Revolving Lender);

(F)the identity of the proposed Ancillary Borrower, which, for the avoidance of doubt may be any Credit Party (such borrower under an Ancillary Facility, an “Ancillary Borrower”); and

(G)any other information the Administrative Agent may reasonably request in connection with such Ancillary Facility;

provided that as of the Closing Date, each of the facilities set forth on Schedule 2.21 shall be deemed to be an Ancillary Facility until the expiration or termination thereof in accordance with the terms of such facilities and hereof.

(iii) The Administrative Agent shall promptly notify the Revolving Lender proposing to provide such Ancillary Facility and the other Revolving Lenders under the applicable Tranche of Revolving Commitments of the establishment of any Ancillary Facility under such Tranche and, subject to the satisfaction of the requirements set forth in

Section 2.21(b) below, (A) the relevant Lender (or its Affiliate if appointed pursuant to clause (g) of this Section 2.21) will constitute an Ancillary Lender and (B) such Ancillary Facility will be deemed to be made available hereunder, in each case as of the Ancillary Commencement Date.

(iv)Notwithstanding anything to the contrary herein or in any other Credit Document (including Section 13.12), no amendment or waiver of any term of any Ancillary Facility shall require the consent of the Lender Creditors other than the relevant Ancillary Lender except to the extent that such amendment or waiver otherwise gives rise to a matter that would require an amendment of or waiver under this Agreement (including, for the avoidance of doubt, under this Section 2.21), in which case the provisions of Section 13.12 shall apply thereto.

(b)Terms of Ancillary Facilities.

(i) Except as provided below in this Section 2.21, the terms of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the relevant Ancillary Borrower; provided that such terms (A) may only allow the relevant Ancillary Borrower to use the Ancillary Facility, (B) may not permit the amount of Ancillary Outstandings to exceed the Ancillary Commitment, (C) may not allow the Ancillary Commitment of any Ancillary Lender (or its Affiliate) to exceed the unused Revolving Commitments under the applicable Tranche of Revolving Commitments of such Ancillary Lender (or its Affiliate) (before taking into account the effect of the Ancillary Facility on such unused Revolving Commitments), (D) shall require that the Ancillary Commitment in respect of such Ancillary Facility will be reduced to zero, and that all Ancillary Outstandings will be repaid (or Cash Collateralized or otherwise back-stopped in a manner reasonably satisfactory to the relevant Ancillary Lender) on or prior to the latest Maturity Date for the applicable Tranche of the Revolving Commitments (or such date as the Revolving Commitments of the relevant Ancillary Lender (or its Affiliate) are reduced to zero) and (E) shall otherwise be based upon normal commercial terms at the time such Ancillary Facility is entered into (except as varied by this Agreement).

(ii)If there is an inconsistency between any term of any Ancillary Facility and any term of this Agreement, this Agreement shall prevail, except for (A) the sentences of Section 2.08(d) and 4.01 that relate to the computations of fees and interest being made on the basis of a year of a certain number of days, which shall not prevail for purposes of calculating fees, interest, or commission relating to any Ancillary Facility, (B) any Ancillary Facility comprising more than one account, where the terms of the relevant Ancillary Documents shall prevail to the extent required to permit the netting of balances in respect of the relevant accounts and (C) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case the relevant term of this Agreement shall be superseded by the terms of the relevant Ancillary Document to the extent necessary to eliminate the subject conflict or inconsistency.

(iii)Notwithstanding anything to the contrary herein, in any other Credit Document or in any Ancillary Document, no breach of any representation, warranty, covenant or other term of (or default or event of default under) any Ancillary Document shall be deemed to constitute, or result in, a breach of any representation, warranty, covenant or other term of, or Default or Event of Default under, this Agreement or any other Credit Document unless such breach, default or event of default is also a breach of any representation, warranty or covenant in, or other term of, this Agreement, or a Default or Event of Default under Section 11.

(iv)Interest, commission and fees of Ancillary Facilities are as set forth in Section 4.01(f).

(c)Repayment of Ancillary Facilities.

(i)Subject to Section 2.21(b)(i)(D) above, each Ancillary Commitment shall terminate on the applicable Maturity Date for the Revolving Loans to which the relevant Ancillary Commitment relates or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(ii)Upon the expiration or cancellation of any Ancillary Facility in accordance with its terms or this Agreement (as applicable), the Ancillary Commitment of the relevant Ancillary Lender shall be reduced to zero (and the unused Revolving Commitment of such Ancillary Lender (or its Affiliates) shall be increased accordingly, unless otherwise agreed by the applicable Revolving Lender and the relevant Ancillary Borrower). Upon the making of one or more Revolving Loans as provided below in an amount sufficient to repay the Ancillary Outstandings under any Ancillary Facility, such Ancillary Facility shall be cancelled upon receipt by the relevant Ancillary Lender of the proceeds thereof.

(iii)No Ancillary Lender may demand repayment, prepayment or cash collateralization of any amounts made available or liabilities incurred by it under any Ancillary Facility (except where the relevant Ancillary Facility is provided on a net limit basis to the extent required to reduce the amount of the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings) unless (A) (x) the Maturity Date for Revolving Loans in respect of the Tranche of Revolving Commitments under which the Ancillary Facility has been established has occurred, (y) the total Revolving Exposure and Ancillary Outstandings have become immediately due and payable or all Revolving Commitments under the applicable Tranche have been terminated in accordance with the terms of this Agreement or (z) the expiration date of the relevant Ancillary Facility occurs, (B) it becomes unlawful in any applicable jurisdiction for the relevant Ancillary Lender to perform its obligations under this Agreement or to fund, issue or maintain its participation in the relevant Ancillary Facility or (C) the Ancillary Outstandings (if any) under the relevant Ancillary Facility may be refinanced in an equivalent amount by a Revolving Loan and the relevant Ancillary Lender (or its relevant Affiliate, if applicable) provides sufficient notice to permit the refinancing of such Ancillary Outstandings with a Revolving Loan under the relevant Tranche of Revolving Commitments.

(iv)Notwithstanding anything to the contrary herein, for the purposes of determining whether or not the Ancillary Outstandings under any Ancillary Facility referenced in clause (c)(iii)(C) above may be refinanced by a Revolving Loan, (A) the unused Revolving Commitment of the relevant Ancillary Lender (or its Affiliate) under the relevant Tranche of Revolving Commitments will be increased by the amount of its Ancillary Commitment in respect of such Ancillary Facility unless otherwise agreed by the applicable Ancillary Borrower and the Ancillary Lender and (B) unless the circumstances described in clauses (c)(iii)(A)(x) or (y) above then exist, each Revolving Lender under the applicable Tranche in respect of which such Ancillary Facility was established shall be obligated to make a Revolving Loan to the relevant Ancillary Borrower or Ancillary Borrowers for the purpose of refinancing the relevant Ancillary Outstandings on a pro rata basis in accordance with its Pro Rata Share of the Revolving Commitments under the applicable Tranche of Revolving Commitments whether or not a Default or Event of Default exists or any other applicable condition precedent is not satisfied subject to the proviso in clause (c)(iii) above.

(d)Ancillary Outstandings. Each relevant Ancillary Borrower and each Ancillary Lender agrees with and for the benefit of each Revolving Lender that (i) the Ancillary Outstandings under any Ancillary Facility provided by such Ancillary Lender shall not exceed the Ancillary Commitment, (ii) where such Ancillary Facility is a Multi-account Overdraft, (x) the Ancillary Outstandings under such Ancillary Facility shall not exceed the Designated Net Amount applicable to such Multi-account Overdraft and (y) the Gross Outstandings shall not exceed the Designated Gross Amount applicable to such Ancillary Facility and (iii) with respect to any Ancillary Facility that comprises an overdraft facility in which a Designated Net Amount has been established, for the purposes of calculating compliance with the Designated Net Amount, the Ancillary Lender providing such Ancillary Facility shall only be obligated to take into account the credit balances which it is permitted to take into account by then applicable law and regulations relating to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes. Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Commitment is not less than the aggregate of its Ancillary Commitment (and the Ancillary Commitment of its Affiliates).

(e)Adjustment for Ancillary Facilities upon Acceleration.

(i)Prior to the application of the provisions of clause (ii) below, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(ii)If the Administrative Agent takes any action under Section 11.02 or any Event of Default described in Section 11.01(a) or 11.01(e) occurs, each Revolving Lender (including each Ancillary Lender) shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Credit Documents relating to their Revolving Exposure and Ancillary Outstandings, in each case, in respect of any applicable Tranche of Revolving Commitments) their claims in respect of amounts outstanding to them under any applicable Tranche of Revolving Commitments and each Ancillary Facility in respect of such Tranche of Revolving Commitments to the extent necessary to ensure that after such transfers, the claims relating to the Revolving Exposure and Ancillary Outstandings of each Revolving Lender in each case, in respect of any Tranche of Revolving Commitments bear the same proportion to the claims relating to the Revolving Exposure and Ancillary Outstandings of all Revolving Lenders under that Tranche of Revolving Commitments as such Revolving Lender’s pro rata share of the total Revolving Commitments for all Lenders under such Tranche, each as at the date on which the Administrative Agent takes any action under Section 11.02 or any Event of Default described in Section 11.01(a) or 11.01(e) occurs or upon any automatic acceleration as provided for in the last paragraph of Section 11.01(a).

(iii)If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (ii) above, then each Revolving Lender (including each Ancillary Lender) will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Credit Documents relating to their Revolving Exposure and Ancillary Outstandings under any applicable Tranche of Revolving Commitments to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(iv)Any transfer of rights and obligations relating to Revolving Exposure and Ancillary Outstandings made pursuant to this Section 2.21(e) shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to such Revolving Exposure and Ancillary Outstandings.

(v)All calculations to be made pursuant to this Section 2.21(e) shall be made by the Administrative Agent based upon information provided to it by the Revolving Lenders (including Ancillary Lenders).

(vi)This Section 2.21 shall not obligate any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility (i) that is not denominated (pursuant to the relevant Credit Document) in U.S. Dollars or another currency which is acceptable to that Lender and (ii) that would result in that Lender holding an amount of Revolving Exposure and Ancillary Outstandings which is greater in aggregate than the amount of its Revolving Exposure.

(f)Information. Each Ancillary Borrower and each Ancillary Lender shall, promptly upon the request of the Administrative Agent, provide the Administrative Agent with any information relating to the operation of such Ancillary Facility (including the amount of Ancillary Outstandings) as the Administrative Agent may from time to time reasonably request (which information shall be subject to compliance with Section 13.15).

(g)Affiliates of Lenders as Ancillary Lenders.

(i)Subject to the terms of this Agreement, an Affiliate of any Revolving Lender may become an Ancillary Lender, in which case, to the extent the Ancillary Facility established by such Affiliate was in respect of the same Tranche of Revolving Commitments as the Revolving Commitments of such Revolving Lender, such Revolving Lender and such Affiliate shall be treated as a single Revolving Lender under the same Tranche of Revolving Commitments whose Revolving Commitment under such Tranche is as set forth in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender assumed its Revolving Commitment or is assumed pursuant to Section 2.13 to the extent such Revolving Commitment has not be terminated, reduced or transferred by it under this Agreement; it being understood that the relevant Revolving Lender’s unused Revolving Commitment will be reduced to the extent of the Ancillary Commitment established by such Affiliate.

(ii)To the extent that this Agreement or any other Credit Document imposes any obligation on any Ancillary Lender and such Ancillary Lender is an Affiliate of a Revolving Lender and not a party thereto, the relevant Revolving Lender shall ensure that such obligation is performed by such Affiliate in compliance with the terms hereof or such other Credit Document.

(h)Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Credit Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

2.22 Defaulting Lenders.

(a)Reallocation of Pro Rata Share; Amendments. For purposes of determining the Revolving Lenders’ obligations to fund or acquire participations in Revolving Loans or Letters of Credit, the Administrative Agent may exclude the Revolving Commitments and Revolving Loans of any Defaulting Lender(s) from the calculation of Pro Rata Shares; provided that such calculation shall not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Credit Document, except as provided in Section 13.12.

(b)Payments; Fees. The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Credit Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, Non-Defaulting Lenders and other Secured Creditors have been paid in full. The Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to the Borrower hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Revolving Commitment shall be disregarded for purposes of calculating the Commitment Fee under Section 4.01(a). To the extent any LC Obligations owing to a Defaulting Lender are reallocated to other Revolving Lenders, LC Participation Fees attributable to such LC Obligations under Section 4.01(c) shall be paid to such other Revolving Lenders. The Administrative Agent shall be paid all LC Participation Fees attributable to LC Obligations that are not so reallocated.

(c)Cure. The Borrower, Administrative Agent and each Issuing Bank may agree in writing that a Revolving Lender is no longer a Defaulting Lender. At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Revolving Commitments and Revolving Loans, and all outstanding Revolving Loans, LC Obligations and other exposures under the Revolving Commitments shall be reallocated among Revolving Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed by the Borrower, Administrative Agent and each Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Revolving Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Revolving Lender of its obligations, and no Revolving Lender shall be responsible for default by another Revolving Lender.

2.23     Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from

Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)No Swap Contract shall be deemed to be a “Credit Document” for purposes of this Section 2.23.

(c)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.23(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.23, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.23.

(e)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
SECTION 3. [Intentionally Omitted].

SECTION 4. Fees; Reductions of Commitment.

4.01 Fees.
(a)Commitment Fee. The Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders (other than any Defaulting Lender), a fee equal to the Applicable Commitment Fee Rate multiplied by the amount by which the Revolving Commitments (other than Revolving Commitments of a Defaulting Lender) exceed the average daily balance of (A) outstanding Revolving Loans, (B) stated amount of outstanding Letters of Credit and (C) the Ancillary Commitments during the applicable fiscal quarter (such fee, the “Commitment Fee”). Such fee shall accrue commencing on the Closing Date, and will be payable in arrears, on the last day of each fiscal quarter ending after the Closing Date commencing with the first full fiscal quarter ending after the Closing Date and shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Engagement Letter or such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c)LC and Fronting Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on any Revolving Loans based on Adjusted Term SOFR pursuant to Section 2.08, on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Amendment and Restatement Effective Date to but excluding the later of (x) the date on which such Lender’s Revolving Commitment terminates and (y) the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure of such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Amendment and Restatement Effective Date to but excluding the later of (x) the date of termination of the Revolving Commitments and (y) the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder as agreed among the Borrower and such Issuing Bank from time to time. LC Participation Fees and Fronting Fees accrued to but excluding the last Business Day of March, June, September and December of each year shall be payable on such last Business Day, commencing on the last Business Day of the first full fiscal quarter after the Amendment and Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand (including documentation reasonably supporting such request). Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after written demand (together with backup documentation supporting such reimbursement request). All LC Participation Fees and

Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day, but excluding the last day).

(d)All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders (other than Defaulting Lenders), except that the Fronting Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the fees shall be refundable under any circumstances.

(e)At the time of the effectiveness of any Repricing Transaction that is consummated (a) prior to the date that is six (6) months after the Amendment No. 3 Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term Lender with outstanding Term B-2 Loans that are repaid or prepaid (and/or converted) pursuant to such Repricing Transaction (including, if applicable, each Term Lender that withholds its consent to a Repricing Transaction of the type described in clause (2) of the definition thereof and is replaced as a non-consenting Lender under Section 2.13), a fee in an amount equal to 1.00% of (x) in the case of a Repricing Transaction of the type described in clause (1) of the definition thereof, the aggregate principal amount of all Term B-2 Loans prepaid (or converted) by the Borrower in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction of the type described in clause (2) of the definition thereof, the aggregate principal amount of all Term B-2 Loans outstanding with respect to the Borrower on such date that are subject to an effective reduction of the Applicable Margin pursuant to such Repricing Transaction and (b) on the date that is six (6) months after the Amendment No. 3 Effective Date and thereafter, 0%. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(f)Ancillary Facilities. The rate and time for payment of interest, commission, fees and other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the borrower of that Ancillary Facility based upon normal market rates and terms.

4.02 Reduction of Comitments.
(a)The Revolving Commitments and the LC Commitment shall automatically terminate on the applicable Maturity Date.

(b)The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) any such reduction shall be in an amount that is an integral multiple of $1,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 5.01, the Aggregate Exposures would exceed the Aggregate Commitments.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under paragraph (b) of this Section 4.02 at least two (2) Business Days (or such shorter period as the Administrative Agent may agree to in its sole and absolute discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 4.02(c) shall be irrevocable except that, to the extent delivered in connection with a refinancing of the Obligations, such notice shall not be irrevocable until such refinancing is closed and funded. Any effectuated termination or reduction of the

Aggregate Commitments shall be permanent. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(d)[reserved]

(e)In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Incremental Term Loan Commitment pursuant to an Incremental Amendment (and the Incremental Term Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Total Incremental Term Loan Commitment after the funding of all relevant Incremental Term Loans on such date.

(f)Each reduction to the Total Term B-3 Loan Commitment and the Total Incremental Term Loan Commitment under a given Tranche pursuant to this Section 4.02 as provided above (or pursuant to Section 5.02) shall be applied proportionately to reduce the Term B-3 Loan Commitment or the Incremental Term Loan Commitment under such Tranche, as the case may be, of each Lender with such a Commitment.

(g)[reserved]

(h)[reserved]

(i)In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total B-3 Commitment shall terminate in its entirety on the Amendment and Restatement Effective Date after the funding of all Term B-3 Loans on such date.

SECTION 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments.
(a)The Borrower shall have the right to prepay the Term Loans of any Tranche, without premium or penalty (other than as provided in Section 4.01(e)), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at its Notice Office written notice of its intent to prepay all of the Term Loans, or in the case of any partial prepayment, the Tranche of Term Loans to be prepaid, the amount of the Term Loans to be prepaid, the Types of Term Loans to be repaid, the manner in which such prepayment shall apply to reduce the Scheduled Repayments and, in the case of SOFR Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by the Borrower (x) prior to 12:00 Noon (New York City time) (or such later period as the Administrative Agent may agree to in its sole and absolute discretion) at least one (1) Business Day prior to the date of such prepayment in the case of Term Loans maintained as Base Rate Loans and (y) prior to 12:00 Noon (New York City time) at least three (3) Business Days (or such later period as the Administrative Agent may agree to in its sole and absolute discretion) prior to the date of such prepayment in the case of SOFR Loans (or, in the case of clauses (x) and (y), such shorter period as the Administrative Agent shall agree in its sole and absolute discretion), and be promptly transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount as is acceptable to the Administrative Agent; provided that if any partial prepayment of SOFR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of SOFR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, then if such Borrowing is a Borrowing of SOFR Loans, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans; provided that it is understood and agreed that this clause (iii) may be modified as expressly provided in Section 2.14 in connection with an Extension Amendment; and (iv) each prepayment of principal of Term Loans of a given Tranche pursuant to this Section 5.01(a) shall be applied as directed by the Borrower in the applicable notice of prepayment delivered pursuant to this Section 5.01(a) or, if no such direction is given, in direct order of maturity. Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to this Section 5.01(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities, the occurrence of a Change of Control or any similar event), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)In the event (i) of a refusal by a Lender to consent to proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders (or, the Required Term Lenders, as applicable) as (and to the extent) provided in Section 13.12 or (ii) any Lender becomes a Defaulting Lender, the Borrower may, upon three (3) Business Days’ prior written notice to the Administrative Agent at the Notice Office (or such shorter notice as may be agreed by the Administrative Agent) repay all Term Loans of such Lender, together with accrued and unpaid interest, Fees and other amounts owing to such Lender in accordance with, and subject to the requirements of, Section 13.12, so long as, in the case of any repayment pursuant to clause (i) hereof, the consents, if any, required under Section 13.12 in connection with the repayment pursuant to such clause (i) have been obtained. Each prepayment of any Term Loan pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Repayments of the applicable Tranche of Term Loans on a pro rata basis (based upon the then remaining unpaid principal amounts of Scheduled Repayments of the respective Tranche after giving effect to all prior reductions thereto).

(c)The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty, any Revolving Borrowing, in whole or in part, subject to the requirements of Sections 5.02(l) and (m); provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000.

5.02 Mandatory Repayments.
(a)(i) In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrower shall be required to repay to the Administrative Agent for the ratable account of the applicable Term Lenders the aggregate principal amount of all Term B-3 Loans outstanding in consecutive quarterly installments as follows which installments shall, to the extent applicable, be reduced as provided in this Agreement, including in Section 2.19, 2.20, 5.01 or 5.02(g), or as a result of the application of prepayments or otherwise in connection with any Extension as provided in Section 2.14, or be increased as a result of any increase in the amount of the Term B-3 Loans pursuant to Section 2.15 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Term B-3 Loans made on the Amendment and Restatement Effective Date) (each of the repayments required pursuant to this Section 5.02, a “Scheduled Repayment”):

Date	Amount
The last Business Day of each fiscal quarter ending prior to the Initial Maturity Date for Term B-3 Loans starting with the fiscal quarter ending on March 31, 2024	0.25% of the aggregate principal amount of the Term B-3 Loans (including the 2024 Additional Term Loans) on the Amendment ~~and Restatement~~No. 1 Effective Date
Initial Maturity Date for Term B-3 Loans	All unpaid aggregate principal amounts of any outstanding Term B-3 Loans

(ii)The Borrower shall repay to the Revolving Lenders on the Maturity Date for the 2023 Revolving Commitments the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrower shall be required to make, with respect to each new Tranche (i.e., other than Term B-2 Loans, which are addressed in the preceding clause (a)) of Term Loans to the extent then outstanding, scheduled amortization payments of such Tranche of Term Loans to the extent, and on the dates and in the principal amounts, set forth in the Incremental Amendment, Refinancing Term Loan Amendment or Extension Amendment applicable thereto.

(c)In addition to any other mandatory repayments pursuant to this Section 5.02, within 10 days following each date on or after the Closing Date upon which Holdings or any of the Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.04 (other than Refinancing Term Loans and Refinancing Notes)), an amount equal to 100% of the Net Debt Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(d)In addition to any other mandatory repayments pursuant to this Section 5.02, within ten (10) Business Days following each date on or after the Closing Date upon which Holdings or any of the Restricted Subsidiaries receives any Net Sale Proceeds from any Asset Sale in excess of $88,600,000 individually, and $177,200,000 in the aggregate of such Net Sale Proceeds in any fiscal year, an amount equal to 100% (as may be adjusted pursuant to the first proviso below) of the Net Sale Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided that, such repayment percentage shall be reduced from 100% to 50% or 0% if, on a Pro Forma Basis after giving effect to such Asset Sale and the use of proceeds therefrom, the Consolidated First Lien Net Leverage Ratio would be equal to or less than 4.00:1.00 or 3.50:1.00, respectively (any Net Sale Proceeds in respect of any such Asset Sale not required to be applied in accordance with this Section 5.02(d), as a result of the application of this proviso, together with any Net Insurance Proceeds in respect of any Recovery Event not required to be applied in accordance with Section 5.02(f), shall collectively constitute “Retained Asset Sale Proceeds”). Notwithstanding the foregoing, Holdings or such Restricted Subsidiary may apply all or a portion of such Net Sale Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder to reinvest in one or more businesses, assets (other than working capital assets), properties or capital expenditures, in each case used or useful in the business of Holdings and the Restricted Subsidiaries within eighteen (18) months following the date of receipt of such Net Sale Proceeds (or, if within such eighteen (18)-month period, Holdings or any of the Restricted Subsidiaries enters into a binding commitment to so reinvest such Net Sale Proceeds, within 180 days following such eighteen (18)-month period during which the Borrower so committed to such plan of reinvestment); provided, further, that if within eighteen (18) months (or, to the extent applicable, twenty-four (24) months) after the date of receipt by Holdings or such Restricted Subsidiary of such Net Sale Proceeds, Holdings or such Restricted Subsidiary has not so used all or a portion of such Net Sale Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder, an amount equal to the remaining portion of such Net Sale Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h) on the last day of such eighteen (18)-month (or, to the extent applicable, twenty-four (24)-month) period.

(e)In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Flow Payment Date, an amount equal to the remainder of (i) the Applicable ECF Prepayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period (such amount, the “ECF Prepayment Amount”) less (ii) the aggregate amount of all (x) voluntary prepayments and debt buybacks (including buybacks and prepayments in connection with Section 5.01(b)) of Term Loans, Refinancing Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) and secured by a Lien on the Collateral ranking senior or pari passu with the Lien on the Collateral securing the Indebtedness (limited, in the case of any voluntary prepayment in accordance with the provisions of Section 2.19 or 2.20 or similar provisions in the definitive documentation with respect to such Refinancing Notes or other Indebtedness, to the cash payment made by any Credit Party or Restricted Subsidiary therefor) and (y) prepayments (including pursuant to Section 2.14, 2.19 or 2.20) of Revolving Loans or any other revolving credit facility secured by a Lien on the Collateral ranking senior or pari passu with the Lien on the Collateral securing the Indebtedness hereunder in each case, to the extent accompanied by a permanent reduction in commitments therefor and not financed with the incurrence of other long-term Indebtedness, during such Excess Cash Flow Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided that a mandatory prepayment pursuant to this Section 5.02(e) shall only be required to the extent the ECF Prepayment Amount is equal to the greater of $44,300,000 and 10% of LTM Consolidated EBITDA (measured at the time of such payment) with only the ECF Prepayment Amount in excess of such amount required to be so applied or used to make mandatory repayments hereunder.

(f)In addition to any other mandatory repayments pursuant to this Section 5.02, within 10 days following each date on or after the Amendment and Restatement Effective Date upon which Holdings, the Borrower or any of the Restricted Subsidiaries receives any Net Insurance Proceeds from any Recovery Event in excess of $88,600,000 individually, and $177,200,000 in the aggregate of such Net Insurance Proceeds in any fiscal year, an amount equal to 100% (as may be adjusted pursuant to the first proviso below) of the Net Insurance Proceeds from such Recovery Event shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided that such repayment percentage shall be reduced from 100% to 50% or 0% if, on a Pro Forma Basis after giving effect to such Recovery Event and the use of proceeds therefrom, the Consolidated First Lien Net Leverage

Ratio would be equal to or less than 4.00:1.00 or 3.50:1.00, respectively (any Net Insurance Proceeds in respect of any such Recovery Event not required to be applied in accordance with this Section 5.02(f), as a result of the application of this proviso, together with any Net Sale Proceeds not required to be applied in accordance with Section 5.02(d), shall collectively constitute Retained Asset Sale Proceeds). Notwithstanding the foregoing, the Borrower may apply such Net Insurance Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder to reinvest in one or more businesses, assets (other than working capital assets), or property or capital expenditures, in each case used or useful in the business of Holdings and the Restricted Subsidiaries within eighteen (18) months following the date of receipt of such proceeds (or, if within such eighteen (18)-month period, Holdings or any of the Restricted Subsidiaries enters into a binding commitment to so reinvest in such Net Sale Proceeds, within 180 days following such eighteen (18)-month period during which Holdings or such Restricted Subsidiary so committed to such plan of reinvestment); provided, further, that if within eighteen (18) months (or, to the extent applicable, twenty-four (24) months) after the date of receipt by Holdings or any of the Restricted Subsidiaries of such Net Insurance Proceeds, Holdings or any of the Restricted Subsidiaries have not so used all or a portion of such Net Insurance Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder, an amount equal to the remaining portion of such Net Insurance Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h) on the last day of such 18-month (or, to the extent applicable, twenty-four (24) month) period, as the case may be.

(g)Each amount required to be applied pursuant to Sections 5.02(c), (d), (e) and (f) in accordance with this Section 5.02(g) shall be applied to repay the outstanding principal amount of Term Loans, with each Tranche of then outstanding Term Loans to be allocated its Term Loan Percentage of each amount so required to be applied; provided that to the extent any Permitted Pari Passu Notes or Permitted Pari Passu Loans, as applicable, (or any Permitted Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) requires any mandatory prepayment or repurchase from any Net Sale Proceeds or Net Insurance Proceeds that would otherwise be required to be applied to prepay Term Loans in accordance with clause (d) or (f) above, up to a pro rata portion (based on the aggregate principal amount of Term Loans and such pari passu secured Indebtedness then outstanding) of such Net Sale Proceeds or Net Insurance Proceeds that would otherwise be required to prepay Term Loans in accordance with clause (d) or (f) above may be applied to prepay or repurchase such pari passu secured Indebtedness in lieu of prepaying Term Loans as provided above. Prepayments pursuant to Section 5.02(c) shall be applied to the Tranche or Tranches of Term Loans selected by the Borrower. Except as otherwise provided below, all repayments of outstanding Term Loans of a given Tranche pursuant to Sections 5.02(c), (d), (e) and (f) (and applied pursuant to this clause (g)) shall be applied, without premium or penalty, subject to clause (h) below, first, to fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to the Credit Documents; second, to interest then due and payable on the Term Loans and third to reduce the Scheduled Repayments of the applicable Tranche as directed by the Borrower (and if not so directed, in direct order of maturity of such Scheduled Repayments).

(h)With respect to each repayment of Term Loans required by this Section 5.02, the Borrower may (subject to the priority payment requirements of Section 5.02(g)) designate the Types of Term Loans of the applicable Tranche which are to be repaid and, in the case of SOFR Loans, the specific Borrowing or Borrowings of the applicable Tranche pursuant to which such

SOFR Loans were made; provided that: (i) repayments of SOFR Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all such SOFR Loans of the applicable Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the applicable Tranche have been paid in full; and (ii) each repayment of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(i)In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Term Loans of any Tranche of Term Loans shall be repaid in full on the Maturity Date for such Tranche of Term Loans.

(j)Notwithstanding any other provisions of this Section 5.02, (i) to the extent that any or all of the Net Sale Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Asset Sale”), the Net Insurance Proceeds of any Recovery Event incurred by a Foreign Subsidiary (a “Foreign Recovery Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary from being repatriated to the United States, an amount equal to the portion of such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.02 so long, but only so long, as the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to the United States (the Borrower hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment, and if within one (1) year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary, an amount equal to such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts and additional costs relating to such repatriation) to the repayment of the Term Loans pursuant to this Section 5.02) or (ii) to the extent that the Borrower has reasonably determined in good faith that repatriation of any of or all the Net Sale Proceeds of any Foreign Asset Sale, Net Insurance Proceeds of any Foreign Asset Sale or Foreign Recovery Event or Excess Cash Flow of any Foreign Subsidiary would have material adverse tax cost consequences (including the imposition of material withholding taxes), the amount of such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.02.

(k)The Borrower shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Section 5.02(d), (e) or (f) at least three (3) Business Days prior to the date of such repayment. Each such notice shall specify the date of such repayment and provide the amount of such repayment. The Administrative Agent will promptly notify the Lenders of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of any repayment. Each Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.02(d), (e) or (f) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled. The aggregate amount of Declined Proceeds retained by the Borrower is referred to herein as “Retained Declined Proceeds”.

(l)Revolving Loan Prepayments.

(i)     In the event of the termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all the outstanding Revolving Borrowings and Cash Collateralize or backstop on terms reasonably satisfactory to the Administrative Agent the LC Exposure in accordance with Section 2.17(j).

(ii)     In the event of any partial reduction of the Revolving Commitments, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Lenders of the Aggregate Exposures after giving effect thereto and (B) if the Aggregate Exposures would exceed the Aggregate Commitments, then in effect, after giving effect to such reduction, then the Borrower shall, on the date of such reduction, first, repay or prepay Revolving Borrowings and second, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(j), in an amount sufficient to eliminate such excess.

(iii)     In the event that the Aggregate Exposures at any time exceeds the Aggregate Commitments then in effect, the Borrower shall, immediately after demand, apply an amount equal to such excess to prepay the Revolving Loans and any interest accrued thereon, in accordance with this Section 5.02(l)(iii). The Borrower shall, first, repay or prepay Revolving Borrowings, and second, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(j), in an amount sufficient to eliminate such excess.

(iv)     In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, the Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(j), in an amount sufficient to eliminate such excess.

(m)Application of Prepayments.

(i)     Prior to any optional or mandatory prepayment of Revolving Borrowings hereunder, the Borrower shall select the Revolving Borrowing or Revolving Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this paragraph (i) of this Section 5.02(m). Except as provided in Section 5.02(l)(ii) or Section 5.02(l)(iii) hereof, all mandatory prepayments of Revolving Loans shall be applied as follows: first, to fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to the Credit Documents; second, to interest then due and payable on the Revolving Loans and other amounts due pursuant to Sections 2.11 and 5.04; third, to the principal balance of the Revolving Loans until the same have been prepaid in full; fourth, to Cash Collateralize all LC Exposure plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.17(j) hereof); fifth, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and sixth, as required by any First Lien/Second Lien Intercreditor Agreement

or, in the absence of any such requirement, returned to the Borrower or to such party as otherwise required by law.

(ii)     Amounts to be applied pursuant to this Section 5.02(m) to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay SOFR Loans. Notwithstanding the foregoing, if the amount of any prepayment of Revolving Loans required under this Section 5.02(m) shall be in excess of the amount of the Base Rate Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrower, the balance of such required prepayment shall be either (A) deposited in the LC Collateral Account and applied to the prepayment of SOFR Loans on the last day of the then next-expiring Interest Period for SOFR Loans (with all interest accruing thereon for the account of the Borrower) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 13.06. Notwithstanding any such deposit in the LC Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(iii)     Notice of Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of Revolving Loans hereunder (i) in the case of prepayment of a Revolving Borrowing of SOFR Loans, not later than 1:00 p.m. (New York City time), three (3) Business Days (or such shorter period as the Administrative Agent may agree) before the date of prepayment or (ii) in the case of prepayment of a Revolving Borrowing of Base Rate Loans, not later than 4:00 p.m. (New York City time), on the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Revolving Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each notice of prepayment pursuant to this clause (m) shall be irrevocable, except that the Borrower may, by subsequent notice to the Administrative Agent, revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such prepayment is scheduled to occur and, provided that (i) the Borrower reimburses each Lender pursuant to this Section 5.02 for any funding losses within five (5) Business Days after receiving written demand therefor and (ii) the amount of Loans as to which such revocation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans in accordance with the provisions of Section 2.09 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement). Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08.

5.03 Method and Place of Payment. All payments under this Agreement and under any Note shall be made (i) to the Administrative Agent at its Notice Office for the account of the Lender or Lenders entitled thereto, or, except as otherwise specifically provided herein, directly to such Lender or Lenders, in each case not later than 2:00 p.m. (New York City time) on the date when due (or, in connection with any prepayment of all outstanding Loans, such later time on the specified prepayment date as the Administrative Agent may agree), (ii) in U.S. Dollars (or, in the case of the Ancillary Facility denominated in another currency, such other currency) in immediately available funds and (iii) free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Any payment received after such time on such date referred to in the first sentence of this Section 5.03 shall, at the option of the Administrative Agent, be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.04 Net Payments.
(a)All payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable Requirements of Law. If any Taxes are required to be withheld or deducted from any such payments, then the Credit Parties jointly and severally agree that (i) to the extent such deduction or withholding is on account of an Indemnified Tax or Other Tax, the sum payable by the applicable Credit Party shall be increased as necessary so that after all required deductions or withholding (including deduction or withholdings applicable to additional sums payable under this Section 5.04) have been made by the applicable withholding agent, the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The Credit Parties will furnish to the Administrative Agent within 45 days after the date the payment by any of them of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the applicable Credit Party. The Credit Parties jointly and severally agree to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender, within ten (10) Business Days of written request therefor, for the amount of any Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed on amounts payable under this Section 5.04) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(b)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduced rate of, withholding Tax. In addition, each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documents required below in Section 5.04(c)) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(c)Without limiting the generality of Section 5.04(b): (x) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, whichever of the following is applicable (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or Form W‑8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party or Form W-8ECI (or successor form), or (ii) in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” two accurate and complete original signed copies of a certificate substantially in the form of Exhibit C (any such certificate, a “U.S. Tax Compliance Certificate”) and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or W-8BEN-E (or successor form); or (iii) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY (or successor form) of the Lender, accompanied by Form W-8ECI, Form W-8BEN, Form W-8BEN-E, U.S. Tax Compliance Certificate, Form W‑8IMY, Form W-9 and/or any other required information (or successor or other applicable form) from each beneficial owner that would be required under this Section 5.04(c) if such beneficial owner were a Lender (provided that, if the Lender is a partnership for U.S. federal income Tax purposes (and not a participating Lender), and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owners); (y) each Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, shall deliver to the Borrower and the Administrative Agent, on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, whichever of the following is applicable, two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States federal backup withholding requirements; and (z) if any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the

Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine, if necessary, the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.04(c)(z), “FATCA” shall include any amendment made to FATCA after the Closing Date.

Each Lender authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to Section 5.04(b) or this Section 5.04(c). Notwithstanding any other provision of this Section 5.04, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower whichever of the following is applicable: (a) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two copies of a properly completed and duly signed Internal Revenue Service Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding or (b) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, with respect to payments received on account of any Lender, two copies of a properly completed and duly signed Internal Revenue Service Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a “qualified intermediary” (that has assumed primary responsibility for U.S. federal income tax withholding in respect of payments made to it on behalf of Lenders) or a Withholding U.S. Branch. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 5.04(c), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the date it becomes an Administrative Agent.

(d)If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 5.04(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 5.04(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out‑of‑pocket expenses, including any Taxes, of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.04(d), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.04(d) to the extent such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

Nothing in this Section 5.04(d) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

(e)For the avoidance of doubt, for purposes of this Section 5.04, the term “Lender” shall include any Issuing Bank.

SECTION 6. Conditions Precedent to Credit Extensions on the Amendment and Restatement Effective Date.

The Administrative Agent, the Issuing Banks and the Lenders shall not be required to fund any Term Loans or Revolving Loans, or arrange for the issuance of any Letters of Credit on the Amendment and Restatement Effective Date, until the following conditions are satisfied or waived:

6.01 Amendment and Restatement Agreement. On or prior to the Amendment and Restatement Effective Date, Holdings, the Borrower and the Subsidiary Guarantors shall have executed and delivered to the Administrative Agent a counterpart of the Amendment and Restatement Agreement.

6.02 [Intentionally Omitted].

6.03 Opinions of Counsel. On the Amendment and Restatement Effective Date, the Administrative Agent shall have received (i) an opinion addressed to the Administrative Agent and each of the Lenders and dated the Amendment and Restatement Effective Date in form and substance reasonably satisfactory to the Administrative Agent from Milbank LLP, special New York counsel to the Credit Parties and (ii) an opinion addressed to the Administrative Agent and each of the Lenders and dated the Amendment and Restatement Effective Date in form and substance reasonably satisfactory to the Administrative Agent from Wiley Rein LLP, special FCC counsel to the Borrower.

6.04 Corporate Documents; Proceedings; Etc.

(a)On the Amendment and Restatement Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Amendment and Restatement Effective Date, signed by the Secretary or Assistant Secretary of such Credit Party, and attested to by a Responsible Officer of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the good standing certificates set forth in clause (b) below, the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in customary form.

(b)The Administrative Agent shall have received good standing certificates and bring-down letters or facsimiles, if any, for the Credit Parties which the Administrative Agent reasonably may have requested at least two (2) Business Days prior to the Closing Date.

6.05 [Intentionally Omitted].

6.06 Amendment and Restatement Effective Date Refinancing. Prior to or substantially concurrently with the Amendment and Restatement Effective Date, the Borrower shall have (i) prepaid all Term B-2 Loans outstanding immediately prior to the Amendment and Restatement Effective Date and (ii) paid to all Term B-2 Lenders all accrued and unpaid interest, fees or other outstanding amounts on their Term B-2 Loans outstanding immediately prior to, but not including, the Amendment and Restatement Effective Date.

6.07 [Intentionally Omitted].

6.08 [Intentionally Omitted].

6.09 Security Agreement. On the Amendment and Restatement Effective Date, the Security Agreement shall (i) be in full force and effect and (ii) cover all of the Credit Parties’ present and future Collateral referred to therein. Each Credit Party shall have delivered to the Collateral Agent:

(i)to the extent not filed prior to the Amendment and Restatement Effective Date, proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC and filings with the United States Patent and Trademark Office and United States Copyright Office or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;
(ii)to the extent not held by the Collateral Agent prior to the Amendment and Restatement Effective Date, all of the Pledged Collateral, if any, referred to in the Security Agreement and then owned by such Credit Party together with executed and undated endorsements for transfer in the case of Pledged Collateral constituting certificated securities and all other documents and instruments required to perfect the security interest of the Collateral Agent in the Collateral; and
(iii)certified copies of a recent date of requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any other Credit Party as debtor and that are filed in the jurisdictions referred to in the Perfection Certificate, together with copies of such financing statements in each case to the extent requested by the Administrative Agent no later than five (5) Business Days prior to the Amendment and Restatement Effective Date.
6.10 [Intentionally Omitted].

6.11 Financial Statements. On or prior to the Amendment and Restatement Effective Date, the Amendment and Restatement Agreement Lead Arrangers shall have received (a) the audited 2021 and 2022 consolidated financial statements of Holdings or a Parent Company (the “Audited Financial Statements”), which comprise the consolidated balance sheet as of December 31, 2021 and December 31, 2022, and the related combined statements of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes to the combined financial statements, and (b) the unaudited consolidated balance sheet of Holdings or the Parent Company (x) as of the fiscal quarters ended on March 31, 2023 and June 30, 2023 and (y) as of each fiscal quarter ending after the date of the most recent balance sheet delivered pursuant to clause (b) above and at least forty-five (45) days prior to the Amendment and Restatement Effective Date (the date of the last such applicable fiscal quarter, the “Financial Statements

Date”) and the related statements of operations and cash flows Holdings or a Parent Company. The financial statements referred to in clauses (a) and (b) above shall be prepared in accordance with U.S. GAAP subject in the case of the unaudited financial statements to changes resulting from audit and normal year-end audit adjustments and to the absence of certain footnotes.

6.12 Solvency Certificate. On the Amendment and Restatement Effective Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer (or officer with equivalent duties) of Holdings substantially in the form of Exhibit I.

6.13 Fees, etc. All fees required to be paid by the Borrower on the Amendment and Restatement Effective Date pursuant to the Engagement Letter and, to the extent invoiced at least three (3) Business Days prior to the Amendment and Restatement Effective Date, all reasonable and documented out-of-pocket expenses required to be reimbursed by the Borrower to the
Amendment and Restatement Agreement Lead Arrangers in connection with the Transaction pursuant to the Engagement Letter shall have been paid, in each case to the extent due (which amount may be offset against the proceeds from the Loans made on the Amendment and Restatement Effective Date under this Agreement).

6.14 Representations and Warranties. Each of the representations and warranties made by any Credit Party set forth in Section 8 hereof or in any other Credit Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on the Amendment and Restatement Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).

6.15 PATRIOT Act. (i) The Credit Parties shall have provided or caused to be provided the documentation and other information to the Amendment and Restatement Agreement
Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case, at least three (3) Business Days prior to the Amendment and Restatement Effective Date, to the extent that the Amendment and Restatement Agreement Lead Arrangers have reasonably requested in writing at least ten (10) days prior to the Amendment and Restatement Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Credit Parties shall have delivered to the Agent a Beneficial Ownership Certification in relation to the Borrower at least three (3) Business Days prior to the Amendment and Restatement Effective Date.

6.16 Notice of Borrowing. Prior to the making of the Term B-3 Loan and Revolving Loans (if applicable) on the Amendment and Restatement Effective Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03.

6.17 Officer’s Certificate. On the Amendment and Restatement Effective Date, Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Holdings certifying as to the satisfaction of the conditions in Sections 6.14, 6.18 and 6.19.

6.18 Material Adverse Effect. Since December 31, 2022, there shall have not occurred any Material Adverse Effect.

6.19 No Default. No Default or Event of Default shall exist or would result from the incurrence of the Term B-3 Loan and the 2023 Revolving Loans (if applicable) or from the application of the proceeds therefrom on the Amendment and Restatement Effective Date.

SECTION 7. Conditions Precedent to Credit Extensions after the Amendment and Restatement Effective Date.

The obligation of each Lender to make Loans after the Amendment and Restatement Effective Date (other than the incurrence of any Incremental Commitments which shall be governed by Section 2.15), and each Issuing Bank to make any Credit Extension (including the initial Credit Extension after the Amendment and Restatement Effective Date) shall be subject to the satisfaction (or waiver) of each of the conditions precedent set forth below:

7.01 Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.17(b).

7.02 No Default. No Default or Event of Default shall exist at the time of, or result from, such funding or issuance.

7.03 Representations and Warranties. Each of the representations and warranties made by any Credit Party set forth in Section 8 hereof or in any other Credit Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans and each Issuing Bank to make any Credit Extension, each of Holdings and the Borrower makes the following representations and warranties on the Amendment and Restatement Effective Date and, solely to the extent required pursuant to Section 7, in connection with each Credit Extension after the Amendment and Restatement Effective Date.

8.01 Organizational Status. Each of Holdings, the Borrower and each of the Restricted Subsidiaries (i) is a duly organized or incorporated and validly existing corporation, partnership, limited liability company, unlimited liability company or other applicable business entity, as the case may be, in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization or incorporation, as applicable, (ii) has the requisite corporate, partnership, limited liability company, unlimited liability company or other applicable business entity power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.02 Power and Authority; Enforceability. Each Credit Party has the corporate, partnership, limited liability company, unlimited liability company or other applicable business entity power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company, unlimited liability company or other applicable business entity action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any Requirement of Law, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject (in the case of the preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, in each case, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.

8.04 Approvals. Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

8.05 Financial Statements; Financial Condition; Projections.

(a)(i) The audited consolidated financial statements of Holdings (or any Parent Company) and its Subsidiaries most recently delivered pursuant to Section 6.11(a) fairly present in all material respects the consolidated financial condition of Holdings (or of any Parent Company) and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with U.S. GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(ii)The unaudited consolidated financial statements of Holdings (or of any Parent Company thereof) and its Subsidiaries most recently delivered pursuant to Section 6.11(b) (x) were prepared in accordance with U.S. GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (y) fairly present in all material respects the consolidated financial condition of Holdings (or of any Parent Company) and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal and recurring year-end audit adjustments.

(b)On the Amendment and Restatement Effective Date, Holdings and its Subsidiaries, on a consolidated basis, are and will be Solvent after giving effect to the consummation of the Transaction.

(c)[Reserved].

(d)Since the Amendment and Restatement Effective Date there has been no change, event or occurrence that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction or any Credit Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

8.07 True and Complete Disclosure.

(a)All written information (other than information consisting of statements, estimates, forecasts and Projections, as to which no representation, warranty or covenant is made (except with respect to Projections to the extent set forth in Section 8.05(c) above)) that has been or will be made available to the Administrative Agent or any Lender by any Credit Party or any representative of a Credit Party at its direction and on its behalf in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein, when taken as a whole and after giving effect to all supplements thereto, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in each case in light of the circumstances under which such statements are made, not materially misleading.

(b)As of the Amendment and Restatement Effective Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 6.15(ii) is true and correct in all respects.

8.08 Use of Proceeds; Margin Regulations.

(a)All proceeds of the Term B-3 Loans incurred on the Amendment and Restatement Effective Date shall be used by the Borrower (i) to finance, in part, the Transactions and (ii) to the extent of any excess after financing the Transactions, for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions and other permitted Investments, Dividends and any other purpose not prohibited hereunder. For the avoidance of doubt, Term B-2 Loans may be converted into Term B-3 Loans as contemplated by the Amendment and Restatement Agreement. All proceeds of the Term B-3 Loans incurred on the Amendment No. 1 Effective Date shall be used by the Borrower to finance the 2024 Amendment Transactions.

(b)All proceeds of the Revolving Loans incurred on the Amendment and Restatement Effective Date may be utilized (i) to replace, backstop or cash collateralize any existing letters of credit or surety bonds and (ii) to finance the Transaction and for working capital needs. All proceeds of the Revolving Loans incurred after the Amendment and Restatement Effective Date, and any Letters of Credit issued after the Amendment and Restatement Effective Date, will be used for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions and other permitted Investments, Dividends and any other purpose not prohibited hereunder.

(c)All proceeds of Incremental Commitments will be used for the purpose set forth in Section 2.15(a).

(d)No part of any Credit Extension (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Extension will violate the provisions of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(e)The Borrower will not request any Borrowing, and the Borrower shall not use, and Holdings shall procure that it and its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of applicable Sanctions, or (C) in any manner that would constitute a violation of any Sanctions by any party hereto.

8.09 Tax Returns and Payments. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) Holdings and each of the Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of the Restricted Subsidiaries, (ii) the Returns accurately reflect in all material respects all liability for Taxes of Holdings and the Restricted Subsidiaries for the periods covered thereby, and (iii) Holdings and each of the Restricted Subsidiaries have paid all Taxes payable by them, other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of Holdings and the Restricted Subsidiaries in accordance with U.S. GAAP. There is no action, suit, proceeding, audit or claim now pending and, to the knowledge of either Holdings or the Borrower, there is no action, suit, proceeding, audit, claim threatened in writing by any authority or ongoing investigation by any authority, in each case, regarding any Taxes relating to Holdings, the Borrower or any of the Restricted Subsidiaries that is reasonably likely to be adversely determined, and, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

8.10 ERISA.

(a)No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter.

(b)There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect.

(c)If each of Holdings, each Restricted Subsidiary and each ERISA Affiliate were to withdraw from all Multiemployer Plans in a complete withdrawal as of the date this assurance is given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

(d)There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings, any Restricted Subsidiary or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e)Holdings, any Restricted Subsidiary and any ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f)Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; and (iii) neither Holdings nor any of the Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

8.11 The Security Documents. The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of the Credit Parties in the Collateral (as described in the Security Agreement), and upon (i) the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and the Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) the receipt by the Collateral Agent of all instruments, chattel paper and certificated pledged Equity Interests that constitute “securities” governed by Article 8 of the New York UCC, in each case constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank, (iii) sufficient identification of commercial tort claims (as applicable), (iv) the recordation of the Patent Security Agreement, if applicable, and the Trademark Security Agreement, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office and (v) the recordation of the Copyright Security Agreement, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the Security Agreement) a fully perfected security interest in all right, title and interest in all of the Collateral (as described in the Security Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.

8.12 Properties. Holdings and each of the Restricted Subsidiaries has good and marketable title or valid leasehold interest in the case of Real Property, and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

8.13 Capitalization. All outstanding shares (or the equivalent thereof) of capital stock (or the equivalent thereof) of the Borrower have been duly and validly issued and are fully paid and non-assessable (to the extent applicable) (other than any assessment on the shareholders of the Borrower that may be imposed as a matter of law) and are owned by Holdings. The Borrower does not have outstanding any capital stock (or equivalent thereof) or other securities convertible into or exchangeable for its capital stock (or equivalent thereof) or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock (or equivalent thereof).

8.14 Subsidiaries. On and as of the Amendment and Restatement Effective Date, Holdings has no Subsidiaries other than (i) Inactive Subsidiaries and (ii) those Subsidiaries listed on Schedule 8.14. Schedule 8.14 correctly sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of Holdings in each class of capital stock (or the equivalent thereof) of each of its Subsidiaries and also identifies the direct owner thereof.

8.15 Compliance with Statutes, Anti-Corruption Laws, Sanctions and the PATRIOT Act.

(a)Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to terrorism financing or money laundering, such as the PATRIOT Act), and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. The Borrower will not directly (or knowingly indirectly) use the proceeds of the Term B-3 Loans, Revolving Loans or Letters of Credit in any manner that would constitute a material violation of any such applicable statutes, regulations, orders or restrictions referred to in the immediately preceding sentence.

(b)Holdings has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and Holdings, its Subsidiaries and their respective officers and, to the knowledge of the Borrower, directors, employees and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Holdings or any of its Subsidiaries or any of their respective directors or officers, or (b) to the knowledge of the Borrower, any of their respective employees or agents of Holdings or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

8.16 Investment Company Act. None of Holdings or any of the Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.

8.17 [Intentionally Omitted].

8.18 Environmental Matters. Except for any matters that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(a)Holdings and each of the Restricted Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of any Credit Party, threatened Environmental Claims against Holdings or any of the Restricted Subsidiaries or any Real Property currently or formerly owned, leased or operated by Holdings or any of the Restricted Subsidiaries. To the knowledge of any Credit Party, there are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of the Restricted Subsidiaries, or to the knowledge of any Credit Party, any Real Property currently or formerly owned, leased or operated by Holdings or any of the Restricted Subsidiaries that would reasonably be expected (i) to form the basis of an Environmental Claim against Holdings or any of the Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Holdings or any of the Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Holdings or any of the Restricted Subsidiaries under any applicable Environmental Law.

(b)To the knowledge of any Credit Party, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by Holdings or any of the Restricted Subsidiaries where such generation, use, treatment, storage, transportation or Release has (i) given rise to a violation of any applicable Environmental Law by Holdings or any of the Restricted Subsidiaries, (ii) given rise to any pending Environmental Claim against Holdings or any of the Restricted Subsidiaries or (iii) subjected Holdings or any of the Restricted Subsidiaries to any pending liability under any applicable Environmental Law.

8.19 Labor Relations. Except as set forth in Schedule 8.19 or except to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against Holdings or any of the Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against Holdings or any of the Restricted Subsidiaries, (b) to the knowledge of the Borrower, there are no questions concerning union representation with respect to Holdings or any of the Restricted Subsidiaries, (c) the hours worked by and payments made to employees of Holdings or any of the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters and (d) to the knowledge of the Borrower, no wage and hour department investigation has been made of Holdings or any of the Restricted Subsidiaries.

8.20 Intellectual Property. Each of Holdings and the Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.21 EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

8.22 Insurance. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, the properties of Holdings and the Restricted Subsidiaries are covered by insurance policies (or subject to self-insurance arrangements) which are in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, such insurance is in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) as is reasonable and prudent in light of the size and nature of the business) of Holdings and the Restricted Subsidiaries.

8.23 FCC Matters.

(a)As of the Amendment and Restatement Effective Date, Schedule 8.23(a) lists all material FCC Licenses, and the Credit Party that is the licensee of each FCC License.

(b)Except as set forth on Schedule 8.23(b) or as otherwise would not result in a Material Adverse Effect, and after giving effect to any Permitted Acquisition, the operation of the business of Holdings and the Restricted Subsidiaries complies with the Communications Act of 1934, as amended, and the rules, orders regulations and other applicable requirements of the FCC.

(c)All FCC Licenses are held in the name of Holdings or one of its Subsidiaries, or in the case of those FCC Licenses being acquired in a Permitted Acquisition, an application has been made and is pending with the FCC for the granting of all necessary consents of the assignment of such FCC Licenses to Holdings or certain of its Subsidiaries. The FCC Licenses that have been issued are in full force and effect. Except as set forth on Schedule 8.23(c), there are no proceedings or complaints pending or, to Holdings’ best knowledge, threatened against a Credit Party with respect to any FCC License that would result in a Material Adverse Effect.

SECTION 9. Affirmative Covenants.

Holdings and each of the Restricted Subsidiaries hereby covenants and agrees that on and after the Closing Date and so long as any Lender or Issuing Bank shall have any Ancillary Commitment or other Commitment hereunder, any Loan or other Obligation hereunder (other than (x) contingent indemnification obligations not then due and payable and (y) obligations in respect of Designated Hedging Agreements or Designated Treasury Services Agreements not then due and payable) has not been paid in full or any Letter of Credit or letters of credit and bank guarantees issued pursuant to Ancillary Facilities shall remain outstanding (unless Cash Collateralized, backstopped or other arrangements have been made, in each case, on other terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank or Ancillary Lender, respectively):

9.01    Information Covenants. Holdings will furnish to the Administrative Agent for distribution to each Lender, including each Lender’s Public-Siders except as otherwise provided below:
(a)Quarterly Financial Statements. Within forty-five (45) days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings, in each case, ending after the Amendment and Restatement Effective Date, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by a Responsible Officer of Holdings that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)Annual Financial Statements. (x) Within 120 days after the close of each fiscal year of Holdings ending after the Amendment and Restatement Effective Date, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, changes in member’s equity and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified, in the case of consolidated financial statements, by Ernst & Young LLP or other independent certified public accountants of recognized national standing, together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than an emphasis matter paragraph and other than solely with respect to, or resulting solely from (i) qualifications for a change in accounting principles with which such accountants concur and which shall have been disclosed in the notes to the financial statements, (ii) an upcoming maturity date under this Agreement occurring within one (1) year from the time such opinion is delivered or (iii) any actual or potential inability to satisfy any financial maintenance covenant in this Agreement on a future date or in a future period or (iv) activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary)) to the effect such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of Holdings and its Subsidiaries as of the date indicated and the results of their operations for the periods indicated, and (y) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c)Notwithstanding the foregoing, the obligations referred to in Sections 9.01(a) and 9.01(b) above may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of any Parent Company, (B) Holdings’ or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 9.01), or (C) the applicable financial statements of (i) any successor of Holdings or (ii) any Restricted Subsidiary of Holdings that, together with its combined and consolidated Restricted Subsidiaries, constitutes substantially all of the assets of Holdings and its combined and consolidated Subsidiaries (a “Qualified Reporting Subsidiary”); provided that with respect to the preceding clauses (A), (B) and (C), to the extent such information relates to a Parent Company or Qualified Reporting Subsidiary, such information is accompanied by, or Holdings shall separately deliver within the applicable time periods set forth in Sections 9.01(a) and 9.01(b) above, consolidating information (which need not be audited) that explains in reasonable detail the material differences between the information relating to such Parent Company or Qualified Reporting Subsidiary on the one hand, and the information relating to Holdings and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand.

(d)Forecasts. Within 120 days after the close of each fiscal year of the Borrower ending after the Amendment and Restatement Effective Date, a reasonably detailed annual budget (including projected statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis), for such fiscal year and including a discussion of the principal assumptions upon which such budget is based (it being agreed that such annual forecasts shall not be provided to Public-Siders).

(e)Officer’s Certificates. No later than five (5) Business Days after the time of the delivery of the Section 9.01 Financials, a compliance certificate from a Responsible Officer of Holdings substantially in the form of Exhibit J (the “Compliance Certificate”), certifying on behalf of Holdings that, to such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) if delivered with the financial statements required by Section 9.01(b) for any fiscal year ending on or after December 31, 2024, set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the applicable Excess Cash Flow Payment Period, (ii) certify that there have been no changes to Schedules 1(a), 2, 5, 6, solely with respect to material Intellectual Property, 7(a) and 7(b), and 8 of the Perfection Certificate, in each case since the Amendment and Restatement Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and (iii) include evidence demonstrating compliance with Section 10.11 (if, and only if, the financial covenant set forth therein is then required to be tested) in reasonable detail.

(f)Notice of Default, Litigation and Material Adverse Effect. Promptly after any Responsible Officer of Holdings obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under Refinancing Notes, Permitted Pari Passu Loans, Permitted Pari Passu Notes, Permitted Junior Debt or other Indebtedness constituting debt for borrowed money, with a principal amount in excess of the Threshold Amount, (ii) any litigation, or governmental investigation or proceeding pending against Holdings or any of the Restricted Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g)Other Reports and Filings. Promptly after the sending, filing, receipt or delivery thereof, as applicable, copies of (i) all financial information, proxy materials and reports, if any, which any Parent Company, Holdings or any of the Restricted Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) (it being understood that Holdings or the applicable Restricted Subsidiary shall be deemed to have furnished such information, materials or reports referred to above to the Administrative Agent upon the delivery of written notice to the Administrative Agent that such information, materials or reports have been sent, filed or delivered, as applicable, to the SEC) and (ii) material notices received from, or reports or other information or material notices furnished to, holders of Indebtedness under Refinancing Notes, Permitted Pari Passu Loans, Permitted Pari Passu Notes, Permitted Junior Debt or other Indebtedness constituting debt for borrowed money with a principal amount in excess of the Threshold Amount (including, for the avoidance of doubt, any notices relating to an actual or purported default or event of default thereunder and any notices to the extent the action or occurrence described therein would reasonably be expected to be materially adverse to the interests of the Lenders, but excluding any administrative notices or regular reporting requirements thereunder).

(h)Environmental Matters. Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, notice of any of the following environmental matters to the extent such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i)     any pending or threatened Environmental Claim against Holdings or any of the Restricted Subsidiaries or any Real Property owned, leased or operated by Holdings or any of the Restricted Subsidiaries;

(ii)     any condition or occurrence on or arising from any Real Property owned, leased or operated by Holdings or any of the Restricted Subsidiaries that (a) has resulted in noncompliance by Holdings or any of the Restricted Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of the Restricted Subsidiaries or any such Real Property;

(iii)     any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of the Restricted Subsidiaries that would reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of the Restricted Subsidiaries of such Real Property under any Environmental Law; and

(iv)     the taking of any removal or remedial action by Holdings or any of the Restricted Subsidiaries in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of the Restricted Subsidiaries as required by any Environmental Law or any governmental or other administrative agency and all notices received by Holdings or any of the Restricted Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Holdings or any of the Restricted Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of the Restricted Subsidiaries of potential liability under CERCLA.

(v) All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings or such Subsidiary’s response thereto.

(i)Financial Statements of Unrestricted Subsidiaries. Simultaneously with the delivery of each set of Section 9.01 Financials, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(j)Insurance. Evidence of insurance renewals as required under Section 9.03 hereunder.

(k)Other Information. From time to time, (x) such other information or documents (financial or otherwise) with respect to Holdings or any of the Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender necessary for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation. Notwithstanding the foregoing, neither Holdings nor any of the Restricted Subsidiaries will be required to provide any information pursuant to this clause to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege; provided that in the event that Holdings or any of the Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, Holdings shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege).

Documents required to be delivered pursuant to this Section 9.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holdings’, the Borrower’s or a Parent Company’s website on the Internet; or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and or the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) Holdings shall deliver paper copies of such documents to the Administrative Agent for distribution to the requesting Lender upon reasonable request to Holdings to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (y) Holdings shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents, which the Administrative Agent shall provide to each of the Lenders. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Holdings represents and warrants that it, or any other direct or indirect Parent Company and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, Holdings hereby (i) authorizes the Administrative Agent to make financial statements and other information provided pursuant to clauses (a) and (b) above, along with the Credit Documents and the list of Disqualified Lenders, available to Public-Siders and (ii) agrees that at the time the Section 9.01 Financials are provided hereunder, they shall already have been, or shall substantially concurrently be, made available to holders of its securities. Holdings will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that Holdings has no outstanding publicly traded securities, including 144A securities (it being understood that Holdings shall have no obligation to request that any material be posted to Public‑Siders). Notwithstanding anything herein to the contrary, in no event shall Holdings request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to Holdings’ compliance with the covenants contained herein.

9.02 Books, Records and Inspections; Conference Calls.

(a)Holdings will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with U.S. GAAP shall be made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each of the Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of Holdings or such Restricted Subsidiary, any of the properties of Holdings or such Restricted Subsidiary, and to examine the books of account of Holdings or such Restricted Subsidiary and discuss the affairs, finances and accounts of Holdings or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants; provided that neither Holdings nor any of the Restricted Subsidiaries will be required to provide any information (i) to the extent that such information constitutes non-financial trade secrets or non-financial proprietary information or (ii) to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege; provided that in the event that Holdings or any of the Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exceptions set forth in clause (ii), Holdings shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege), all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided that the Administrative Agent shall give Holdings or such Restricted Subsidiary an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 9.02 during normal business hours and upon reasonable advance notice and (ii) the Administrative Agent shall not exercise its inspection rights under this Section 9.02 more often than one time during any fiscal year and such time shall be at the Borrower’s expense; provided, further, however, that when an Event of Default exists and is continuing, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

(b)If requested by the Administrative Agent, the Borrower will, within 30 days after the date of the delivery (or, if later, required delivery) of annual financial information pursuant to Sections 9.01(b), hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year, as the case may be, of the Borrower (it being understood that any such call may be combined with any similar call held for any of the Borrower’s, Holdings’ or Parent Company’s other lenders or security holders and the Borrower, Holdings or a Parent Company shall provide a presentation providing a reasonably detailed overview of material operational and financial developments and trends during the applicable accounting period); provided, that, in all cases, the Borrower shall not obligated to provide such information to the extent such disclosure would, in the good faith of the Borrower, violate attorney-client privilege, applicable confidentiality requirements (not entered into in contemplation thereof), constitutes attorney work product or trade secrets or proprietary information or otherwise prohibited by law or fiduciary duty from disclosing; provided, further, that the Borrower shall use commercially reasonable efforts to either eliminate such restrictions on disclosure or communicate such information in a way that would not violate such restrictions and that, to the extent permitted by such confidentiality requirements or not resulting in the loss of such privilege, notify the Administrative Agent if information is being withheld pursuant to this immediately preceding proviso of this Section 9.02(b).

9.03 Maintenance of Property; Insurance.

(a)Holdings will, and will cause each of the Restricted Subsidiaries to, (i) except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, keep all tangible property necessary to the business of Holdings and the Restricted Subsidiaries in reasonably good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (ii) (x) maintain with financially sound and reputable insurance companies insurance or (y) maintain self-insurance, in each case, consistent with the insurance policies and practices in effect on the Closing Date and (iii) furnish to the Collateral Agent, upon its request therefor, all information reasonably requested as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)Holdings will, and will cause each of the Restricted Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall, at all times after the time required by Section 9.13, be endorsed in a customary manner to the Collateral Agent for the benefit of the Secured Creditors (including, without limitation, by naming the Collateral Agent as lender loss payee (solely with respect to insurance policies covering property constituting Collateral) and/or additional insured) and (ii) if agreed by the insurer (which agreement Holdings shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Collateral Agent; provided, that the requirements of this Section 9.03(b) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as to which a secured lender is not customarily granted an insurable interest therein as the Collateral Agent may approve and (y) self-insurance programs.

(c)If Holdings or any of the Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or Holdings or any of the Restricted Subsidiaries shall fail to so endorse all required policies with respect thereto, after any applicable grace period, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance so long as the Collateral Agent provides ten Business Days’ prior written notice to the Borrower of its election to procure such insurance prior thereto, and the Credit Parties jointly and severally agree to reimburse the Collateral Agent for all reasonable and documented costs and expenses of procuring such insurance.

9.04 Existence; Franchises. Holdings will, and will cause each of the Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, franchises, licenses and permits in each case to the extent material; provided, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by Holdings or any of the Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by Holdings or any of the Restricted Subsidiaries of any franchises, licenses or permits that Holdings reasonably determines are no longer material to the operations of Holdings and the Restricted Subsidiaries taken as a whole or (iii) the withdrawal by Holdings or any of the Restricted Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05 Compliance with Statutes, Etc. Holdings will, and will cause each of the Subsidiaries to, comply with applicable Anti-Corruption Laws, applicable Sanctions and, to the extent applicable, the PATRIOT Act, in each case except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Holdings will, and will cause each of the Restricted Subsidiaries to, comply with all other applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Holdings will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

9.06 Compliance with Environmental Laws. Holdings will comply, and will cause each of the Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by Holdings or any of the Restricted Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of Holdings). Except as have not had, and would not reasonably be expected to have, a Material Adverse Effect, neither Holdings nor any of the Restricted Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Holdings or any of the Restricted Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties or transported to or from such Real Properties in compliance with all applicable Environmental Laws.

9.07 ERISA. Promptly upon a Responsible Officer of Holdings obtaining knowledge thereof, Holdings will deliver to the Administrative Agent a certificate of a Responsible Officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, a Restricted Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Holdings, such Restricted Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, the Multiemployer Plan sponsor or a Plan participant and any notices received by the Holdings, such Restricted Subsidiary or such ERISA Affiliate from the PBGC or any other Governmental Authority, the Multiemployer Plan sponsor or a Plan participant with respect thereto that: (a) an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect; (b) there has been an increase in Unfunded Pension Liabilities since the date the representations hereunder are given, or from any prior notice, as applicable, in either case, which is reasonably expected to result in a Material Adverse Effect; (c) there has been an increase in the estimated withdrawal liability under Section 4201 of ERISA, if Holdings, any Restricted Subsidiary and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which is reasonably expected to result in a Material Adverse Effect; (d) Holdings, any Restricted Subsidiary or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected to result in a Material Adverse Effect; (e) a contribution required to be made with respect to a Foreign Pension Plan has not been timely made which failure is reasonably likely to result in a Material Adverse Effect; or (f) a Foreign Pension Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent and such event is reasonably expected to result in a Material Adverse Effect. Holdings will also deliver to the Administrative Agent, upon request by the Administrative Agent, a complete copy of the most recent annual report (on Internal Revenue Service Form 5500-series, including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) filed with the Internal Revenue Service or other Governmental Authority of each Plan that is maintained or sponsored by Holdings or a Restricted Subsidiary.

9.08 End of Fiscal Years; Fiscal Quarters. Holdings will cause (i) each of its, and each of the Restricted Subsidiaries’, fiscal years to end on or near December 31 of each year and (ii) each of its, and each of the Restricted Subsidiaries’, fiscal quarters to end on or near March 31, June 30, September 30 and December 31 of each year.

9.09 [Intentionally Omitted].

9.10 Payment of Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, Holdings will pay and discharge, and will cause each of the Restricted

Subsidiaries to pay and discharge, all material Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings or any of the Restricted Subsidiaries not otherwise permitted under Section 10.01(iii); provided that neither Holdings nor any of the Restricted Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP.

9.11 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.12 Additional Security; Further Assurances; etc.

(a)Holdings and the Borrower will, and will cause each of the Subsidiary Guarantors to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in such assets and properties of Holdings, the Borrower and the Subsidiary Guarantors as are acquired after the Amendment and Restatement Effective Date (other than assets constituting Excluded Collateral) and as may be reasonably requested from time to time by the Collateral Agent (collectively, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Additional Security Documents”). All such security interests shall be granted pursuant to documentation consistent with any Security Documents entered into on the Original Closing Date or otherwise reasonably satisfactory in form and substance to the Collateral Agent (including, upon the reasonable request of the Administrative Agent, an opinion of counsel addressed to the Administrative Agent and the other Lenders reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.12(a) as the Administrative Agent may reasonably request (it being understood any opinion of counsel in substantially the form as the opinion of counsel delivered on the Original Closing Date pursuant to Section 6.03 shall be acceptable to the Administrative Agent)) and (subject to exceptions as are reasonably acceptable to the Collateral Agent) shall constitute, upon taking all necessary perfection action (which the Credit Parties agree to take pursuant to clause (d) below) valid and enforceable perfected security interests (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)), subject to any Pari Passu Intercreditor Agreement, superior to and prior to the rights of all third Persons other than holders of Permitted Liens with priority by virtue of applicable law and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Collateral Agent) the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents. Notwithstanding any other provision in this Agreement or any other Credit Document, no Excluded Subsidiary shall be required to pledge any of its assets to secure any obligations of the Borrower under the Credit Documents or guarantee the obligations of the Borrower under the Credit Documents.

(b)Subject to the terms of any Pari Passu Intercreditor Agreement, with respect to any Person that is or becomes a Restricted Subsidiary (or ceases to be an Excluded Subsidiary) after the Amendment and Restatement Effective Date, on the Amendment and Restatement Effective Date, or if later, not later than forty-five (45) days after becoming a Restricted Subsidiary (or ceasing to be an Excluded Subsidiary) Holdings and the Borrower will, or will cause the Restricted Subsidiary to (i) deliver to the Collateral Agent the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of such Subsidiary issued to a Credit Party and required to be pledged pursuant to the Security Documents, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Restricted Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party (in each case, to the extent required pursuant to the Security Agreement), (ii) cause such new Restricted Subsidiary (other than an Excluded Subsidiary) (A) to execute a joinder agreement to the Guaranty Agreement and a joinder agreement to each applicable Security Document, substantially in the form annexed thereto, and (B) to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (iii) solely in the case of any Foreign Subsidiary that the Borrower has elected to cause to become a Subsidiary Guarantor, at the request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent an opinion, addressed to the Administrative Agent and the other Lenders, of counsel reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.12(b) as the Administrative Agent may reasonably request.

(c)Holdings and the Borrower will, and will cause each of the other Credit Parties that are Restricted Subsidiaries to, at the expense of Holdings, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent, promptly upon the reasonable request of the Administrative Agent or the Collateral Agent, at Holdings’ expense, any document or instrument supplemental to or confirmatory of the Security Documents to the extent deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document.

(d)The Borrower agrees that each action required by clauses (a) and (c) of this Section 9.12 shall be completed in no event later than 90 days (or such later time as the Administrative Agent may reasonably agree) after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent.

(e)Notwithstanding any other provision in this Agreement or any other Credit Document, Parent, Syncom-Iridium Holdings Corp. and/or Iridium Blocker-B. Inc. are permitted, at their discretion, to guarantee the Obligations by executing a joinder agreement to the Guaranty Agreement, substantially in the form annexed thereto.

9.13 Post-Closing Actions. Each of Holdings and the Borrower agree that it will, or will cause the relevant Restricted Subsidiaries to, complete each of the actions described on Schedule 9.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13 with respect to such action or such later date as the Administrative Agent may reasonably agree.

9.14 Permitted Acquisitions. Holdings shall cause each Restricted Subsidiary (other than an Excluded Subsidiary) which is formed to effect, or is acquired pursuant to, a Permitted Acquisition (and each Credit Party that is the direct parent of such Restricted Subsidiary that was so formed or acquired) to comply with, and to execute and deliver all of the documentation as and to the extent (and within the time periods) required by, Section 9.12, to the reasonable satisfaction of the Collateral Agent.

9.15 Credit Ratings. Holdings shall use commercially reasonable efforts to maintain a corporate credit rating from S&P and a corporate family rating from Moody’s, in each case, with respect to Holdings, and a credit rating from S&P and Moody’s with respect to the Term B-3 Loans incurred pursuant to this Agreement, in all cases, but not a specific rating.

9.16 Designation of Subsidiaries. Holdings may at any time and from time to time after the Amendment and Restatement Effective Date designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Equity Interests of the designated Subsidiary and any of its Subsidiaries that are owned by Holdings or any Restricted Subsidiary, immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such designated Subsidiary or any of its Subsidiaries under the Guaranty Agreement) and (y) the aggregate principal amount of any Indebtedness owed by such Subsidiary and any of its Subsidiaries to Holdings or any of the Restricted Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with U.S. GAAP), and such Investment shall be permitted under Section 10.05, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it or any of its Subsidiaries is a “Restricted Subsidiary” for the purpose of any Refinancing Notes Indenture, any Permitted Pari Passu Notes Document, any Permitted Pari Passu Loan Documents, any Permitted Junior Notes Document or other debt instrument, with a principal amount in excess of the Threshold Amount, (iv) following the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, Holdings shall comply with the provisions of Section 9.12 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary (and any Subsidiary of an Unrestricted Subsidiary that is acquired or formed after the date of designation shall automatically be designated as an Unrestricted Subsidiary) and (vi) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, each of (x) the Subsidiary to be so designated and (y) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (a) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary and its Subsidiaries existing at such time and (b) a return on any Investment by Holdings or the applicable Restricted Subsidiary, in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Holdings or such Restricted Subsidiary’s Investment in such Subsidiary.

SECTION 10. Negative Covenants.

Holdings and each of the Restricted Subsidiaries (and, with respect to Section 10.12 only, Parent) hereby covenant and agree that on and after the Amendment and Restatement Effective Date and so long as any Lender shall have any Ancillary Commitment or other Commitment hereunder, Loan or other Obligation hereunder (other than (x) contingent indemnification obligations not then due and payable and (y) obligations in respect of Designated Hedging Agreements or Designated Treasury Services Agreements not then due and payable) has not been paid in full or any Letter of Credit or letters of credit and bank guarantees issued pursuant to Ancillary Facilities shall remain outstanding (unless Cash Collateralized, backstopped or other arrangements have been made, in each case, on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank or Ancillary Lender, respectively):

10.01    Liens. Holdings will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of the Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i)Liens created pursuant to the Credit Documents (including Liens securing Designated Hedging Agreements or Designated Treasury Services Agreements);

(ii)Liens (A) in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01(ii) (or to the extent not listed on such Schedule 10.01(ii), where the principal amount of obligations secured by such Liens is less than $5,000,000 individually and $15,000,000 in the aggregate) and (B) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in the foregoing clause (ii)(A);

(iii) Liens for Taxes, assessments or governmental charges or levies not overdue or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(iv) Liens in respect of property or assets of Holdings or any of the Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets, subject to any such Lien for which adequate reserves have been established in accordance with U.S. GAAP;

(v) leases, subleases, licenses or sublicenses (including licenses or sublicenses of Intellectual Property) granted to other Persons not materially interfering with the conduct of the business of Holdings or any of the Restricted Subsidiaries;

(vi) Liens (x) upon assets of Holdings or any of the Restricted Subsidiaries securing Indebtedness permitted by Section 10.04(iv); provided that such Liens do not encumber any asset of Holdings or any of the Restricted Subsidiaries other than the assets acquired with such Indebtedness and after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);

(vii) [intentionally omitted];

(viii) easements, rights-of-way, restrictions (including zoning and other land use restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances and minor title deficiencies, which in the aggregate do not materially interfere with the conduct of the business of Holdings or any of the Restricted Subsidiaries;

(ix) Liens arising from precautionary UCC or other similar financing statement filings regarding operating leases or consignments entered into in the ordinary course of business;

(x) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.01(i);

(xi) statutory and common law landlords’ liens under leases to which Holdings or any of the Restricted Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance or other self-insurance obligations and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(xiii) [intentionally omitted];

(xiv) (A) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Holdings or any of the Restricted Subsidiaries and (B) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in the foregoing clause (xiv) (A);

(xv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;

(xvi) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted pursuant to Section 10.04(viii);

(xvii) any interest or title of, and any Liens created by, a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;

(xviii) Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 10.02(xii);

(xix) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture or similar arrangement permitted by the terms of this Agreement arising pursuant to the agreement evidencing such joint venture or similar arrangement;

(xx) Liens in favor of Holdings, the Borrower or any Subsidiary Guarantor securing intercompany Indebtedness permitted by Section 10.05; provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 10.05 shall be subordinated to the Liens created pursuant to the Security Documents;

(xxi) Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business;

(xxii) Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(x);

(xxiii) Liens that may arise on inventory or equipment of Holdings or any of the Restricted Subsidiaries in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than Holdings and the Restricted Subsidiaries;

(xxiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxv) Liens (i) of a collection bank arising under Section 4-210 of the UCC (or similar provisions of other applicable laws) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xxvi) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.05(ii); provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxvii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of the Restricted Subsidiaries in the ordinary course of business;

(xxviii) (a) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder and (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted by Section 10.05 to be applied against the purchase price for such Investment;

(xxix) other Liens to the extent securing liabilities with a principal amount not in excess of the greater of $199,400,000 and 45.0% of LTM Consolidated EBITDA (measured at the time of incurrence) in the aggregate at any time outstanding;

(xxx) Liens on Collateral securing obligations in respect of Indebtedness permitted to be secured by the Collateral by Section 10.04(xxvii) or (xxix);

(xxxi) cash deposits with respect to any Refinancing Notes or any Permitted Junior Debt or any other Indebtedness, in each case to the extent permitted by Section 10.07;

(xxxii) Liens on accounts receivable sold in connection with the sale or discount of accounts receivable permitted by Section 10.02(iv);

(xxxiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(xxxiv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxxv) (x) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of Holdings and the Restricted Subsidiaries complies, and (y) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary;

(xxxvi) deposits made in the ordinary course of business to secure liability to insurance carriers;

(xxxvii) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxxviii) Liens on cash deposits securing any Hedging Agreement permitted hereunder;

(xxxix) Liens arising in connection with any Qualified Securitization Transaction or Receivables Facility with respect to which the Securitization Assets or Receivables Assets, as applicable, subject thereto consist solely of assets originated by one or more Foreign Subsidiaries;

(xl) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Agreement is issued;

(xli) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of Holdings or any of the Restricted Subsidiaries;

(xlii) Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Refinancing Notes, any Permitted Pari Passu Notes or Permitted Junior Notes;

(xliii) other ordinary course Liens or Liens consistent with past practice, in each case, incidental to the conduct of Holdings and the Restricted Subsidiaries’ businesses or the ownership of its property not securing any Indebtedness of Holdings or a Subsidiary of Holdings, and which do not in the aggregate materially detract from the value of Holdings and the Restricted Subsidiaries’ property when taken as a whole, or materially impair the use thereof in the operation of its business;

(xliv) Liens in favor of customers on satellites or portions thereof (including insurance proceeds relating thereto) or satellite (or satellite payload or components) construction or acquisition agreements relating thereto, in each case granted in the ordinary course of business;

(xlv) Liens on newly acquired or manufactured satellites, satellite and launch insurance premiums and the proceeds thereof for such satellites, and Liens on satellite purchase agreements and launch services agreements, securing the Indebtedness for such satellites; and

(xlvi) Liens on the Equity Interests of Unrestricted Subsidiaries.

In connection with the granting of Liens of the type described in this Section 10.01 by Holdings or any of the Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

For purposes of determining compliance with this Section 10.01, in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens described in clauses (ii) through (xlvi) above, the Borrower, in its sole discretion, from time to time, may classify or reclassify or divide such Lien (or any portion thereof) in any manner that complies with this Section 10.01; provided that all Liens created under the Credit Documents will be treated as incurred under Section 10.01(i) above and may not be reclassified.

10.02    Consolidation, Merger, or Sale of Assets, Etc. Holdings will not, and will not permit any of the Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any Sale‑Leaseback Transaction, except that:

(i)any Investment permitted by Section 10.05 may be structured as a merger, consolidation or amalgamation;

(ii)Holdings and the Restricted Subsidiaries may sell assets (including Equity Interests), so long as, (x) Holdings or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by Holdings or such Restricted Subsidiary, as the case may be) and (y) in the case of any single transaction that involves assets having a fair market value of more than the greater of $44,300,000 and 10% of LTM Consolidated EBITDA (measured at the time of such sale), at least 75% of the consideration received by Holdings or such Restricted Subsidiary shall be in the form of cash, Cash Equivalents or, subject to the proviso below, Designated Non-cash Consideration (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as determined by Holdings or such Restricted Subsidiary, as the case may be, in good faith, of any other consideration (including Designated Non-cash Consideration)) and is paid at the time of the closing of such sale; provided, however, that for purposes of this clause (y), the following shall be deemed to be cash: (A) any liabilities (as shown on Holdings’ or such Restricted

Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which Holdings and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes, other obligations or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable asset sale, and (C) any Designated Non-cash Consideration received by Holdings or any of the Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (y) that is at that time outstanding, not to exceed the greater of $88,600,000 and 20.0% of LTM Consolidated EBITDA (measured at the time of the receipt of such Designated Non-cash Consideration) (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(iii) each of Holdings and the Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));

(iv)each of Holdings and the Restricted Subsidiaries may sell or discount, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(v) each of Holdings and the Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases, including of Intellectual Property, to other Persons not materially interfering with the conduct of the business of Holdings or any of the Restricted Subsidiaries;

(vi) (w) any Domestic Subsidiary of Holdings may be merged, consolidated, dissolved, amalgamated or liquidated with or into Holdings or the Borrower (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such surviving Person is not Holdings or the Borrower, as applicable, such Person expressly assumes, in writing, all the obligations of Holdings or the Borrower, as applicable, under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent) or any Subsidiary Guarantor (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a Wholly-Owned Domestic Subsidiary of Holdings, is a corporation, limited liability company or limited partnership and is or becomes a Subsidiary Guarantor concurrently with such merger, consolidation or liquidation), (x) any Excluded Subsidiary (other than an Unrestricted Subsidiary) of Holdings may be merged, consolidated, dissolved, amalgamated or liquidated with or into any other Excluded Subsidiary (other than an Unrestricted Subsidiary) of Holdings and (y) any Excluded Subsidiary (other than an Unrestricted Subsidiary) of Holdings may be merged, consolidated, dissolved, amalgamated or liquidated with or into any Credit Party (so long as such Credit Party is the surviving corporation of such merger, consolidation, dissolution, amalgamation or liquidation); provided that any such merger, consolidation, dissolution, amalgamation or liquidation shall only be permitted pursuant to this clause (vi), so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall not be impaired in any material respect as a result of such merger, consolidation, amalgamation or liquidation;

(vii)each of Holdings and the Restricted Subsidiaries may make any disposition of (i) Securitization Assets arising in connection with a Qualified Securitization Transaction or (ii) the Receivables Assets arising in connection with a Receivables Facility, in each case, permitted by Section 10.04;

(viii)each of Holdings and the Restricted Subsidiaries may make sales or leases of (A) inventory in the ordinary course of business, (B) goods held for sale in the ordinary course of business and (C) assets with a fair market value, in the case of this clause (C), of less than the greater of $44,300,000 and 10.0% of LTM Consolidated EBITDA (measured at the time of such sale or lease, as applicable) in the aggregate in any fiscal year, with unused amounts permitted to be carried forward to succeeding fiscal years;

(ix)each of Holdings and the Restricted Subsidiaries may sell or otherwise dispose of (i) outdated, obsolete, surplus, damaged or worn out property, in each case, in the ordinary course of business and (ii) property no longer used or useful in the conduct of the business of Holdings and the Restricted Subsidiaries;

(x)each of Holdings and the Restricted Subsidiaries may sell or otherwise dispose of assets acquired pursuant to a Permitted Acquisition so long as (x) such assets are not used or useful to the core or principal business of Holdings and the Restricted Subsidiaries and (y) such assets are sold or otherwise disposed of on or prior to the first anniversary of the relevant Permitted Acquisition;

(xi)in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02, a Restricted Subsidiary of Holdings may be merged, amalgamated or consolidated with or into another Person, or may be dissolved or liquidated;

(xii)each of Holdings and the Restricted Subsidiaries may effect Sale‑Leaseback Transactions (a) involving real property acquired after the Original Closing Date and not more than 180 days prior to such Sale-Leaseback Transaction for cash and fair market value (as determined by Holdings) or (b) with respect to any other Sale‑Leaseback Transactions not described in subclause (xii)(a), having an aggregate fair market value not in excess of the greater of $44,300,000 and 10% of LTM Consolidated EBITDA (measured at the time of such Sale-Leaseback Transaction);

(xiii)[intentionally omitted];

(xiv)each of Holdings and the Restricted Subsidiaries may issue or sell Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xv)each of Holdings and the Restricted Subsidiaries may make transfers of property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xvi)each of Holdings and the Restricted Subsidiaries may abandon Intellectual Property rights in the ordinary course of business, in the exercise of its reasonable judgment;

(xvii)each of Holdings and the Restricted Subsidiaries may make voluntary terminations of or unwind Hedging Agreements and Treasury Services Agreements;

(xviii)each of Holdings and the Restricted Subsidiaries may make dispositions resulting from foreclosures by third parties on properties of Holdings or any of the Restricted Subsidiaries and acquisitions by Holdings or any of the Restricted Subsidiaries resulting from foreclosures by such Persons or properties of third parties;

(xix)each of Holdings and the Restricted Subsidiaries may terminate leases and subleases;

(xx)each of Holdings and the Restricted Subsidiaries may use cash and Cash Equivalents (or other assets that were Cash Equivalents when the relevant Investment was made) to make payments that are not otherwise prohibited by this Agreement;

(xxi)each of Holdings or the Restricted Subsidiaries may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property;

(xxii)sales, dispositions or contributions of property (A) between Credit Parties, (B) between Restricted Subsidiaries (other than Credit Parties), (C) by Restricted Subsidiaries that are not Credit Parties to the Credit Parties (other than Holdings) or (D) by Credit Parties to any Restricted Subsidiary that is not a Credit Party; provided with respect to clause (D) any such consideration received in exchange for any such sale, disposition or contribution of property, shall in each case constitute an Investment in such Restricted Subsidiary subject to Section 10.05;

(xxiii)dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xxiv)transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; provided that the proceeds of such dispositions are applied in accordance with Section 5.02(f);

(xxv)any disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to this Section 10.02;

(xxvi)dispositions permitted by Section 10.03;

(xxvii)dispositions of spare satellites not in orbit on the Closing Date and related satellite capacity, teleports, hubs, modems, antennae, handheld and similar devices and spectrum (including leases of spectrum), services or accounts receivable and sales or dispositions of rights to construct or launch satellites (or satellite payload or components);

(xxviii) any swap of owned or leased satellite transponder capacity for other satellite transponder capacity of comparable or greater value or usefulness to the business of Holdings and the Restricted Subsidiaries as a whole, as determined in good faith by Holdings;

(xxix)sales or dispositions of rights to construct or launch satellites (or satellite payload or component);

(xxx)(i) the sale, lease or other transfer of products, equipment, inventory (including, without limitation, satellite capacity, transponders, transponder capacity, teleports, hubs, modems, antennae, handheld and similar devices and spectrum (including leases of spectrum)), services or accounts receivable in the ordinary course of business and (ii) the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof; and

(xxxi)the positioning of any satellite in an inclined orbit or the abandonment or other disposition or sale of any satellite (or satellite payload or component) that is in the reasonable good faith judgment of Holdings, no longer economically practicable or reasonable to maintain.

To the extent the Required Lenders (or such other percentage of the Lenders as may be required by this Section 10.02) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to a Credit Party), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by them in order to effect the foregoing.

10.03    Dividends. Holdings will not, and will not permit any of the Restricted Subsidiaries to, pay any Dividends with respect to Holdings or any of the Restricted Subsidiaries, except that:

(i)any Restricted Subsidiary of Holdings may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to Holdings or to other Restricted Subsidiaries of Holdings which directly or indirectly own equity therein;

(ii)any non-Wholly-Owned Subsidiary of Holdings may declare and pay cash Dividends to its shareholders generally so long as Holdings or its Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii)so long as no Default or Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto, Holdings may pay cash Dividends to any Parent Company to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of such Parent Company from management, employees, officers and directors (and their successors and assigns) of Holdings and the Restricted Subsidiaries; provided that (A) the aggregate amount of Dividends made by Holdings pursuant to this clause (iii), and the aggregate amount paid by such Parent Company in respect of all such Equity Interests so redeemed or repurchased shall not (net of any cash proceeds received by Holdings from issuances of its Equity Interests (other than to the extent included in the Available Amount) in connection with such redemption or repurchase), in either case, exceed during any fiscal year of Holdings, the greater of $44,300,000 and 10.0% of LTM Consolidated EBITDA (measured at the time of such Dividend) (provided that the amount of cash Dividends permitted to be, but not, paid in any fiscal year pursuant to this clause (iii) shall increase the amount of cash Dividends permitted to be paid in the succeeding two (2) fiscal years pursuant to this clause (iii)); (B) such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by Holdings or any of the Restricted Subsidiaries after the Amendment and Restatement Effective Date; plus (II) the net proceeds from the sale of Equity Interests of Holdings or of any Parent Company which net proceeds are contributed to Holdings, in each case to members of management, managers, directors or consultants of any Parent Company or any of its Subsidiaries that occurs after the Amendment and Restatement Effective Date; provided that the amount of any such net proceeds that are utilized for any Dividend under this clause (iii) will not be considered to be net proceeds of Equity Interests for purposes of clause (a)(ii) of the definition of “Available Amount”; less (III) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I); and (C) cancellation of Indebtedness owing to Holdings from members of management, officers, directors, employees of Holdings or any of its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any other Parent Company will not be deemed to constitute a Dividend for purposes of this Agreement;

(iv)Holdings may pay cash Dividends to any Parent Company to pay expenses incurred by any Parent Company in connection with offerings, registrations, or exchange listings of equity or debt securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to Holdings, (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as such Parent Company shall cause the amount of such expenses to be repaid to Holdings or the relevant Restricted Subsidiary of Holdings out of the proceeds of such offering promptly if such offering is completed;

(v)Holdings may pay cash Dividends to any Parent Company to pay costs (including all professional fees and expenses) incurred by such Parent Company in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder;

(vi)for any taxable period in which (a) Holdings and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar U.S. federal, state, local and/or foreign income or similar tax group whose common parent is a Parent Company (a “Tax Group”) or (b) Holdings is a pass-through entity for U.S. federal income tax purposes that is owned by a Parent Company that is a corporation for U.S. federal income tax purposes (directly or indirectly through one or more corporate subsidiaries of such Parent Company (any such corporate subsidiaries, together with such Parent Company, the “Corporate Owners”)), Holdings may make distributions to any Parent Company to pay any consolidated, combined, unitary or similar U.S. federal, state, local and/or foreign income or similar income Taxes of such Tax Group, as applicable, or to any Corporate Owner to pay the U.S. federal, state, local and/or foreign income or similar Taxes of such Corporate Owner, in each case that are attributable to the taxable income of Holdings and/or its applicable Subsidiaries, as applicable; provided, that, (A) the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that Holdings and/or its applicable Subsidiaries would have been required to pay in respect of such taxable period if such entity(ies) were a stand-alone corporate taxpayer or stand-alone corporate tax group consisting only of Holdings and/or such Subsidiaries for all relevant taxable periods, (B) the portion of any payment otherwise permitted pursuant to this clause (vi) with respect to any Taxes attributable to the income of any Unrestricted Subsidiary shall be limited to the amount actually paid by such Unrestricted Subsidiary to Holdings or any Loan Party for the purposes of paying such Taxes, and (C) with respect to any taxable period (or portion thereof) ending prior to the Closing Date, payments pursuant to this clause (vi) shall be permitted only to the extent relating to Tax adjustments that arise after the Closing Date as a result of audits or other Tax proceedings;

(vii)Holdings may pay cash dividends or other distributions, or make loans or advances to, any Parent Company or the equity interest holders thereof in amounts required for any Parent Company or the equity interest holders thereof to pay, in each case without duplication:

(A)franchise Taxes (and other fees and expenses) required to maintain their existence to the extent such Taxes, fees and expenses are reasonably attributable to the operations of Holdings and the Restricted Subsidiaries;

(B)customary salary, bonus and other benefits payable to officers and employees of any Parent Company to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operations of Holdings and the Restricted Subsidiaries;

(C)general corporate operating and overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) of any Parent Company to the extent such costs and expenses are reasonably attributable to the ownership or operations of Holdings and the Restricted Subsidiaries (including, for the avoidance of doubt, administrative costs and expenses of Syncom-Iridium Holdings Corp. and/or Iridium Blocker-B. Inc.);

(D)cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any Parent Company;

(E)for the purchase or other acquisition by any Parent Company of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person; provided that (1) if such purchase or other acquisition had been made by Holdings, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 9.14, (2) such dividend, distribution, loan or advance shall be made concurrently with the closing of such purchase or other acquisition and (3) such Parent Company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to Holdings or any Restricted Subsidiary or (y) the merger (to the extent permitted in Section 10.02) into Holdings or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchase or other acquisition; and

(F)any customary fees and expenses related to any unsuccessful equity offering by any Parent Company reasonably attributable to the operations of Holdings and the Restricted Subsidiaries;

provided that the aggregate amount of Dividends made pursuant to subclauses (B), (C) and (F) of this clause (vii) shall not exceed the greater of $44,300,000 and 10.0% of LTM Consolidated EBITDA (measured at the time of such Dividend) in any fiscal year;

(viii)reasonable and customary indemnities to directors, officers and employees of any Parent Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of Holdings and the Restricted Subsidiaries;

(ix)Holdings may pay cash Dividends to any Parent Company for payment of obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of Holdings and the Restricted Subsidiaries;

(x)[reserved];

(xi)Holdings may pay cash Dividends to any Parent Company so long as the proceeds thereof are used to pay fees, expenses and indemnification payments that are then permitted to be paid pursuant to Sections 10.06(vii) and 10.06(xii);

(xii)repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or similar equity incentive awards;

(xiii)a Dividend to any Parent Company to fund a payment of dividends on such Parent Company’s common stock, not to exceed, in any fiscal year, 5.0% of such Parent Company’s Market Capitalization;

(xiv)any Dividends to the extent the same are made solely with the Available Amount; provided that to the extent clause (a)(i)(B) of the definition of “Available Amount” is being utilized, at the time of, and after giving effect to such Dividend on a Pro Forma Basis, (x) no Event of Default under Section 11.01(a) or Section 11.01(e) shall have occurred and be continuing and (y) the Consolidated Total Net Leverage Ratio, on a Pro Forma Basis as of the last day of the most recently ended Test Period, does not exceed 5.50:1.00;

(xv)purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by Credit Parties; provided that the aggregate amount of such purchases, when added to the aggregate amount of Investments pursuant to Section 10.05(xvii), shall not exceed the greater of $44,300,000 and 10.0% of LTM Consolidated EBITDA (measured at the time of such Dividend);

(xvi)the declaration and payment of Dividends or the payment of other distributions by Holdings, so long as the Consolidated Total Net Leverage Ratio, on a Pro Forma Basis as of the last day of the most recently ended Test Period, does not exceed 4.00:1.00 and no Event of Default shall have occurred and be continuing or result therefrom;

(xvii)Holdings and each Restricted Subsidiary may declare and make Dividend payments or other distributions payable solely in the Equity Interests of such Person so long as in the case of Dividend or other distribution by a Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(xviii)Holdings may pay Dividends with the cash proceeds contributed to its common equity from the net cash proceeds of any equity issuance by any Parent Company completed after the Closing Date, so long as, with respect to any such payments, no Event of Default under Section 11.01(a) or 11.01(e) shall have occurred and be continuing or would result therefrom; provided that the amount of any such cash proceeds that are utilized for any Dividend under this clause (xviii) will not be considered to be cash proceeds of Equity Interests for purposes of clause (a)(ii) of the definition of “Available Amount”;

(xix)Holdings and any Restricted Subsidiary may pay Dividends within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 10.03;

(xx)[reserved];

(xxi)Holdings and any Restricted Subsidiary may make payments and distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with a sale, consolidation, merger or transfer of Holdings and the Restricted Subsidiaries taken as a whole that complies with the terms of this Agreement, including Section 10.02 hereof;

(xxii)Holdings and any Restricted Subsidiary may declare and pay Dividends to holders of any class or series of Qualified Preferred Stock issued by a Parent Company after the Closing Date; provided that (A) the Consolidated Fixed Charge Coverage Ratio at the time of the issuance of such Qualified Preferred Stock (calculated on a Pro Forma Basis) is 2.00 to 1.00 or greater and (B) the aggregate amount of Dividends declared and paid pursuant to this Section 10.03(xxii) does not exceed the net cash proceeds received by the Parent Company and contributed to Holdings from any such sale of Qualified Preferred Stock issued after the Closing Date and contributed to Holdings; and

(xxiii)Holdings and any Restricted Subsidiary may pay Dividends in an aggregate amount not to exceed the greater of $110,750,000 and 25% of LTM Consolidated EBITDA (measured at the time of such Dividend), which may, at the election of the Borrower (and without duplication), be reallocated to make Investments pursuant to Section 10.05(xix).

In determining compliance with this Section 10.03 (and in determining amounts paid as Dividends pursuant hereto for purposes of the definitions of “Consolidated EBITDA” and “Consolidated Net Income”), amounts loaned or advanced to any Parent Company pursuant to Section 10.05(vi) shall, to the extent such loan or advance remains unpaid, be deemed to be cash Dividends paid to such Parent Company to the extent provided in said Section 10.05(vi).

For purposes of determining compliance with this Section 10.03, if the payment of Dividends would be permitted pursuant to one or more provisions described above, the Borrower, in its sole discretion, from time to time, may classify or reclassify or divide such payment of Dividends (or any portion thereof) in any manner that complies with this Section 10.03.

10.04    Indebtedness. Holdings will not, and will not permit any of the Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)Indebtedness incurred pursuant to this Agreement and the other Credit Documents (including pursuant to any Incremental Commitments);

(ii)Indebtedness outstanding on the Amendment and Restatement Effective Date and listed on Schedule 10.04 (or to the extent not listed on such Schedule 10.04, where the principal amount of such Indebtedness is less than $15,000,000 in the aggregate) and any Permitted Refinancing Indebtedness in respect thereof;

(iii)Indebtedness under Interest Rate Hedging Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv)Indebtedness of Holdings and the Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) in connection with the acquisition, construction, installation, repair, replacement or improvement of fixed or capital assets and any Permitted Refinancing Indebtedness in respect thereof; provided that in no event shall the aggregate principal amount of all such Indebtedness incurred or assumed in each case after the Closing Date pursuant to this clause (iv) exceed the greater of $177,200,000 and 40.0% of LTM Consolidated EBITDA (measured at the time of incurrence) at any one time outstanding;

(v)[intentionally omitted];

(vi)(A) ) Indebtedness of the Restricted Subsidiaries incurred or assumed pursuant to or in connection with a Permitted Acquisition or a Permitted Investment; provided that (I) in the case of assumed Indebtedness, such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or Permitted Investment and (II) (a) in the case of any Indebtedness secured by a Lien on the Collateral that is pari passu with any Lien on the Collateral securing the Obligations, the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the date of such incurrence or assumption, would not exceed 4.00:1.00, (b) in the case of any secured Indebtedness (other than Indebtedness secured by the Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations), the Consolidated Secured Net Leverage Ratio, determined on a Pro Forma Basis as of the date of such incurrence or assumption, would not exceed 4.50:1.00 or (c) in the case of Indebtedness consisting of unsecured Indebtedness, either (x) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the date of such incurrence or assumption, would not exceed either (i) 5.50:1.00 or (ii) the Consolidated Total Net Leverage Ratio immediately prior to the incurrence or assumption of such Indebtedness and Permitted Acquisition or Permitted Investment, as applicable, or (y) (i) the Consolidated Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of the date of such incurrence or assumption, is not less than 2.00:1.00 or (ii) the Consolidated Fixed Charge Coverage Ratio immediately prior to the incurrence or assumption of such Indebtedness and Permitted Acquisition or Permitted Investment, as applicable, does not decrease and (B) any Permitted Refinancing Indebtedness in respect thereof; provided that the amount of Indebtedness incurred pursuant to this clause (vi) by Restricted Subsidiaries that are not Credit Parties, when taken together with the amount of Indebtedness incurred pursuant to clause (xxix) by Restricted Subsidiaries that are not Credit Parties and Indebtedness incurred pursuant to clause (viii) by Foreign Subsidiaries, shall not exceed the greater of $177,200,000 and 40.0% of LTM Consolidated EBITDA (measured at the time of incurrence) at any time outstanding; provided further that (i) with respect to any such incurred (but not assumed) Indebtedness, no such Indebtedness shall be subject to scheduled amortization (other than, solely in the case of indebtedness in the form of term loans, amortization not to exceed a percentage per annum (based on the initial aggregate principal amount of such term loans) equal to the percentage per annum of scheduled amortization in respect of the Term B-3 Loans (based on the initial aggregate principal amount of the Term B-3 Loans funded on the Amendment and Restatement Effective Date)) or have a final stated maturity (excluding for this purpose interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause), in either case prior to the

Latest Maturity Date as of the date such Indebtedness was incurred or have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity (excluding for this purpose amounts not in excess of the Inside Maturity Date Basket), (ii) any “asset sale” offer to purchase covenant included in the agreement governing such Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Holdings or the respective Subsidiary from repaying obligations under this Agreement on at least a pro rata basis with such Indebtedness from asset sale proceeds, (iii) to the extent secured, such Indebtedness shall be subject to the Pari Passu Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement, as applicable, (iv) the other terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums, and optional prepayment and redemption terms), taken as a whole, contained in the agreement governing such Indebtedness shall not be materially more favorable to the lenders providing such Indebtedness than the related provisions contained in this Agreement; provided that (x) any such terms may be more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred or otherwise reflect then prevailing market conditions (taken as a whole) for similar Indebtedness (as determined by the Borrower in good faith), and (y) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants that are effective prior to the Latest Maturity Date as of the date such Indebtedness was incurred, without further Lender approval or voting requirement, any such financial covenants shall be added to this Agreement for the benefit of the applicable Lenders (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (iv), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)) and (v) such Indebtedness, to the extent constituting MFN Qualifying Term Loans, is subject to the MFN Pricing Test;

(vii)intercompany Indebtedness and cash management pooling obligations and arrangements among Holdings and the Restricted Subsidiaries to the extent permitted by Section 10.05(vi);

(viii)Indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii), when taken together with the amount of Indebtedness incurred pursuant to clause (vi) and (xxix) by Restricted Subsidiaries that are not Credit Parties, shall not at any time exceed the greater of $177,200,000 and 40.0% of LTM Consolidated EBITDA (measured at the time of incurrence);

(ix)Contribution Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;

(x)Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(xi)Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including in each case, obligations under any Treasury Services Agreements;

(xii)Indebtedness in respect of Other Hedging Agreements so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(xiii)unsecured Indebtedness of any Credit Party (which may be guaranteed on a subordinated basis by other Credit Parties), in an aggregate outstanding principal amount (together with any Permitted Refinancing Indebtedness in respect thereof) not to exceed the greater of $155,000,000 and 35.0% of LTM Consolidated EBITDA (measured at the time of incurrence) at any time, assumed or incurred in connection with any Permitted Acquisition permitted under Section 9.14, so long as such Indebtedness (and any guarantees thereof) is subordinated to the Obligations upon terms and conditions acceptable to the Administrative Agent;

(xiv)[intentionally omitted];

(xv)additional Indebtedness of Holdings and the Restricted Subsidiaries not to exceed the greater of $199,400,000 and 45.0% of LTM Consolidated EBITDA (measured at the time of incurrence) in aggregate principal amount outstanding at any time;

(xvi)Contingent Obligations for customs, stay, performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;

(xvii)Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage, including self-insurance coverage, incurred in the ordinary course of business;

(xviii)guarantees made by Holdings or any of the Restricted Subsidiaries of Indebtedness of Holdings or any of the Restricted Subsidiaries permitted to be outstanding under this Section 10.04; provided that such guarantees are permitted by Section 10.05;

(xix)guarantees made by any Foreign Subsidiary of Indebtedness of any other Foreign Subsidiary permitted to be outstanding under this Section 10.04;

(xx)guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with this Section 10.04, or any refinancing thereof pursuant to this Section 10.04; provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 10.04 at the time of the consummation of the Permitted Acquisition or such other Investment to which such Indebtedness relates;

(xxi)customary Contingent Obligations in connection with sales, other dispositions and leases permitted under Section 10.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, adjustment of purchase price, earn outs or similar obligations, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xxii)guarantees of Indebtedness of directors, officers and employees of Holdings or any of the Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;

(xxiii)guarantees of Indebtedness of a Person in connection with a joint venture; provided that the aggregate principal amount of any Indebtedness so guaranteed that is then outstanding, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of Investments then outstanding (and deemed outstanding) under clauses (xxix) and (xxxi) of Section 10.05, shall not exceed the greater of $155,000,000 and 35.0% of LTM Consolidated EBITDA (measured at the time of incurrence);

(xxiv)Indebtedness arising in connection with any Qualified Securitization Transaction or Receivables Facility with respect to which the Securitization Assets or Receivables Assets subject thereto consist solely of assets originated by one or more Foreign Subsidiaries;

(xxv)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, to the extent such Indebtedness is extinguished reasonably promptly after receipt of notice thereof;

(xxvi)(x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of Holdings or the Restricted Subsidiaries incurred in the ordinary course of business, (y) Indebtedness representing deferred compensation or stock-based compensation to employees of Holdings and the Restricted Subsidiaries and (z) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Parent Company permitted by Section 10.03;

(xxvii)(A) Permitted Pari Passu Notes, Permitted Pari Passu Loans or Permitted Junior Debt in an aggregate principal amount not to exceed, as of the date of incurrence thereof, when taken together with any Incremental Term Loans incurred on such date pursuant to Section 2.15(a)(v)(x), (1) the then-remaining Fixed Dollar Incremental Amount as of the date of incurrence thereof plus (2) subject to the satisfaction of the applicable Incurrence-Based Incremental Facility Test, any Incurrence-Based Incremental Amounts that may be incurred thereunder on such date, in each case, so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Pari Passu Notes,” “Permitted Pari Passu Loans,” “Permitted Junior Notes” or “Permitted Junior Loans,” as the case may be and (ii) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Transaction, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01(a) or Section 11.01(e)); and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A); provided that with respect to Permitted Pari Passu Loans incurred pursuant the Incurrence-Based Incremental Facility Test, to the extent constituting MFN Qualifying Term Loans, such Indebtedness shall be subject to the MFN Pricing Test.

(xxviii)(x) guarantees made by Holdings or any of the Restricted Subsidiaries of obligations (not constituting debt for borrowed money) of Holdings or any of the Restricted Subsidiaries owing to vendors, suppliers and other third parties incurred in the ordinary course of business and (y) Indebtedness of any Credit Party as an account party in respect of trade letters of credit issued in the ordinary course of business;

(xxix)(A) other Indebtedness of Holdings and the Restricted Subsidiaries so long as (i) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Transaction, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01(a) or Section 11.01(e)), (ii) to the extent secured, such Indebtedness is secured only by assets comprising Collateral and (iii) the aggregate principal amount of such Indebtedness shall not cause (I) in the case of any Indebtedness secured by a Lien on the Collateral that is pari passu with any Lien on the Collateral securing the Obligations, the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the date of incurrence of such Indebtedness, to exceed 4.00:1.00; (II) in the case of any secured Indebtedness (other than Indebtedness secured by the Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations), the Consolidated Secured Net Leverage Ratio, determined on a Pro Forma Basis as of the date of incurrence of such Indebtedness, to exceed 4.50:1.00; and (III) in the case of any unsecured Indebtedness, either (x) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the date of incurrence of such Indebtedness, to exceed 5.50:1.00 or (y) the Consolidated Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of the date of incurrence of such Indebtedness, to be less than 2.00:1.00 and (B) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A); provided further that the amount of Indebtedness which may be incurred pursuant to this clause (xxix) by Restricted Subsidiaries that are not Credit Parties, when taken together with the amount of Indebtedness incurred pursuant to clause (vi) by Restricted Subsidiaries that are not Credit Parties and Indebtedness incurred pursuant to clause (viii) by Foreign Subsidiaries, shall not exceed the greater of $177,200,000 and 40.0% of LTM Consolidated EBITDA (measured at the time of incurrence) at any time outstanding; provided further that (i) no such Indebtedness shall be subject to scheduled amortization (other than, solely in the case of indebtedness in the form of term loans secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, amortization not to exceed a percentage per annum (based on the initial aggregate principal amount of such term loans) equal to the percentage per annum of scheduled amortization in respect of the Term B-3 Loans (based on the initial aggregate principal amount of the Term B-3 Loans funded on the Amendment and Restatement Effective Date)) or have a final stated maturity (excluding for this purpose interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause), in either case prior to the Latest Maturity Date as of the date such Indebtedness was incurred or have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity (excluding for this purpose amounts not in excess of the Inside Maturity Date Basket), (ii) any “asset sale” offer to purchase covenant included in the agreement governing such Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Holdings or the respective Subsidiary from repaying obligations under this Agreement on at least a pro rata basis with such Indebtedness from asset sale proceeds, (iii) to the extent secured, such Indebtedness shall be subject to the Pari Passu Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement, as applicable, (iv) the other terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums, and optional prepayment and redemption terms), taken as a whole, contained in the agreement governing such Indebtedness shall not be materially more favorable to the lenders providing such Indebtedness than the related provisions contained in this Agreement; provided that (x) any such terms may be more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred or otherwise reflect then prevailing market conditions (taken as a whole) for similar Indebtedness (as determined by the Borrower in good faith), and (y) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants that are effective prior to the Latest Maturity Date as of the date such Indebtedness was incurred, without further Lender approval or voting requirement, any such financial covenants shall be added to this Agreement for the benefit of the applicable Lenders (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (iv), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)) and (v) such Indebtedness, to the extent constituting MFN Qualifying Term Loans, is subject to the MFN Pricing Test.

(xxx)Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xviii);

(xxxi)Indebtedness under Refinancing Notes, 100% of the Net Debt Proceeds of which are applied to repay outstanding Term Loans in accordance with Section 5.02(c);

(xxxii)Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law; and

(xxxiii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxii) above.

For purposes of determining compliance with this Section 10.04, if any Indebtedness would be permitted pursuant to one or more provisions described in clauses (ii) through (xxxiii) above, the Borrower, in its sole discretion, from time to time, may classify or reclassify or divide such Indebtedness (or any portion thereof) in any manner that complies with this Section 10.04; provided that all Indebtedness created under the Credit Documents will be treated as incurred under Section 10.04(i) above and may not be reclassified.

10.05    Advances, Investments and Loans. Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, lend money or credit (including in the form of guarantees) or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by Holdings and the Restricted Subsidiaries with respect thereto), except that the following shall be permitted (each of the following, a “Permitted Investment” and collectively, “Permitted Investments”):

(i)Holdings and the Restricted Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Holdings or such Restricted Subsidiary;

(ii)Holdings and the Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii)Holdings and the Restricted Subsidiaries may hold the Investments held by them on the Closing Date and described on Schedule 10.05(iii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 10.05;

(iv)Holdings and the Restricted Subsidiaries may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)Holdings and the Restricted Subsidiaries may enter into Interest Rate Hedging Agreements to the extent permitted by Section 10.04(iv), and Other Hedging Agreements to the extent permitted by Section 10.04(xii);

(vi)(a) Holdings and any Restricted Subsidiary may make intercompany loans to, guarantees on behalf of, and other investments (including cash management pooling obligations and arrangements) in Credit Parties, including in connection with tax planning or reorganization activities, so long as, after giving effect thereto, the security interest of the Collateral Agent for the benefit of the Secured Creditors in the Collateral, taken as a whole, is not materially impaired, (b) any Restricted Subsidiary that is not a Credit Party may make intercompany loans to and other investments (including cash management pooling obligations and arrangements) in Holdings or any Restricted Subsidiary so long as in the case of such intercompany loans (other than cash management pooling obligations and arrangements) to Credit Parties, all payment obligations of the respective Credit Parties are subordinated to their obligations under the Credit Documents on terms reasonably satisfactory to the Administrative Agent, (c) the Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments (including cash management pooling obligations and arrangements) in, Restricted Subsidiaries that are not Credit Parties, so long as the aggregate amount of outstanding loans, guarantees and other investments made pursuant to this subclause (c) does not exceed the greater of $177,200,000 and 40.0% of LTM Consolidated EBITDA (measured at the time of such loans, guarantees or incurrence) and (d) Credit Parties may make intercompany loans and other investments (including cash management pooling obligations and arrangements) in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that results in the proceeds of the initial Investment being invested in one or more Credit Parties;

(vii)Holdings and the Restricted Subsidiaries may make Permitted Acquisitions;

(viii)loans and advances by Holdings and the Restricted Subsidiaries to officers, directors and employees of Holdings and the Restricted Subsidiaries in connection with (i) business-related travel, relocations and other ordinary course of business purposes (including travel and entertainment expenses), (ii) any such Person’s purchase of Equity Interests of Holdings or any Parent Company; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid and (iii) non-ordinary course of business purposes in an amount not to exceed $66,500,000 and 15.0% of LTM Consolidated EBITDA (measured at the time of incurrence);

(ix)advances of payroll payments to employees of Holdings and the Restricted Subsidiaries in the ordinary course of business;

(x)non-cash consideration may be received in connection with any Asset Sale permitted pursuant to Section 10.02(ii) or (x);

(xi)additional Restricted Subsidiaries of Holdings may be established or created if Holdings and such Subsidiary comply with the requirements of Section 9.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(xii)extensions of trade credit may be made in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled account debtors, Investments consisting of prepayments to suppliers made in the ordinary course of business and loans or advances made to distributors in the ordinary course of business;

(xiii)earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxviii);

(xiv)Investments in deposit accounts, securities accounts or commodities accounts opened in the ordinary course of business;

(xv)Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xvi)Investments in the ordinary course of business consisting of UCC Article 3 (or the equivalent under other applicable law) endorsements for collection or deposit;

(xvii)purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by any Credit Party; provided that the aggregate amount of such purchases, when added to the aggregate amount of Dividends pursuant to Section 10.03(xv), shall not exceed the greater of $44,300,000 and 10.0% of LTM Consolidated EBITDA (measured at the time such purchase is made);

(xviii)Investments to the extent made with the Available Amount;

(xix)in addition to Investments permitted by clauses (i) through (xviii) and (xx) through (xxxvi) of this Section 10.05, Holdings and the Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person (including a joint venture) in an aggregate outstanding amount for all loans, advances and other Investments made pursuant to this clause (xix), not to exceed the greater of $221,500,000 and 50.0% of LTM Consolidated EBITDA (measured at the time such Investment is made) (as such amount may be increased to the extent the Borrower elects to reallocate capacity available pursuant to Sections 10.03(xxiii) or 10.07(i)(B)(II) (and without duplication), at any one time outstanding;

(xx)the licensing, sublicensing or contribution of Intellectual Property rights pursuant to arrangements with Persons other than Holdings and the Restricted Subsidiaries in the ordinary course of business for fair market value, as determined by Holdings or such Restricted Subsidiary, as the case may be, in good faith;

(xxi)loans and advances to any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividends made to any Parent Company), Dividends permitted to be made to any Parent Company in accordance with Section 10.03; provided that any such loan or advance shall reduce the amount of such applicable Dividends thereafter permitted under Section 10.03 by a corresponding amount (if such applicable subsection of Section 10.03 contains a maximum amount);

(xxii)Investments to the extent that payment for such Investments is made solely in the form of common Equity Interests or Qualified Preferred Stock of Holdings or any Equity Interests of any other direct or indirect Parent Company to the seller of such Investments;

(xxiii)Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 10.05 and/or Section 10.02, as applicable, to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired in such transaction and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(xxiv)Investments in a Restricted Subsidiary that is not a Credit Party or in a joint venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Restricted Subsidiary or joint venture;

(xxv) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business;

(xxvi)Investments by Holdings and the Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(xxvii)guarantees made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of Holdings or its Subsidiaries;

(xxviii)Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(xxix)Investments in Unrestricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 10.05(xxix) and 10.05(xxxi), not to exceed the greater of

$155,000,000 and 35.0% of LTM Consolidated EBITDA (measured at the time such Investment is made) at any one time outstanding;

(xxx)any Investments, so long as, on the date of such Investment, on a Pro Forma Basis, as of the last day of the most recently ended Test Period, the Consolidated Total Net Leverage Ratio does not exceed 4.50:1.00 and no Event of Default under Section 11.01(a) or Section 11.01(e) shall have occurred and be continuing or result after giving effect thereto;

(xxxi)Investments by Holdings and the Restricted Subsidiaries in joint ventures in an aggregate amount for all Investments made pursuant to this clause (xxxi), not to exceed, when added to (i) the aggregate amount then guaranteed under clause (xxiii) of Section 10.04 and all unreimbursed payments theretofore made in respect of guarantees pursuant to clause (xxiii) of Section 10.04 and (ii) the aggregate amount of all Investments in Unrestricted Subsidiaries pursuant to Section (xxix), the greater of $155,000,000 and 35.0% of LTM Consolidated EBITDA (measured at the time such Investment is made) at any one time outstanding;

(xxxii)Investments in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction permitted by Section 10.04; provided that any such Investment in a Securitization Entity is in the form of (x) a contribution of additional Securitization Assets, (y) Limited Originator Recourse or (z) loans in respect of the noncash portion of the purchase price of Securitization Assets not to exceed 35.0% of such purchase price and distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction or a Receivables Facility, as applicable;

(xxxiii) Investments in Subsidiaries or joint ventures formed for the purpose of selling or leasing transponders and/or satellites or transponder and/or satellite capacity to third-party customers in the ordinary course of business of Holdings and the Restricted Subsidiaries;

(xxxiv)Investments in Satelles, Inc. in an amount not to exceed $20,000,000 at any time outstanding;

(xxxv)Investments consisting of payments (including capital expenditures) for the construction, procurement, launch and insuring of replacement and new satellites; and

(xxxvi)Investments in an amount not to exceed 100% of the amount of Dividends or distributions permitted pursuant to Section 10.03 (other than Section 10.03(xxiii)) at the time of such Investment; provided, that utilization of capacity under Section 10.03 for purposes of Investments under this clause (xxxvi) shall correspondingly reduce the amount available for Dividends or distributions under the applicable clause in Section 10.03.

In determining the amount of Investments permitted under this Section 10.05, Investments shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), minus all returns of principal, capital, dividends, distributions and other cash returns thereof, minus all liabilities expressly assumed by another Person in connection with the sale or other disposition of any Investment, and Investments constituting loans and advances shall be taken at the principal amount thereof then remaining unpaid.

To the extent an Investment is permitted to be made by a Credit Party directly in any Restricted Subsidiary or any other Person, other than any Unrestricted Subsidiary, who is not a Credit Party (each such person, a “Target Person”) under any provision of this Section 10.05, such Investment may be made by advance, contribution or distribution by a Credit Party to a Restricted Subsidiary or Holdings, and further advanced or contributed by such Restricted Subsidiary or Holdings for purposes of making the relevant Investment in the Target Person without constituting an additional Investment for purposes of this Section 10.05 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds in, a provision of this Section 10.05 as if made by the applicable Credit Party directly to the Target Person).

For purposes of determining compliance with this Section 10.05, in the event that any Investment (or any portion thereof) meets the criteria of one or more of such categories of Permitted Investments, the Borrower, in its sole discretion, from time to time, may classify or reclassify or divide such Investment (or any portion thereof) in any manner that complies with this Section 10.05.

10.06    Transactions with Affiliates. Holdings will not, and will not permit any of the Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries involving aggregate consideration in excess of $44,300,000, other than on terms and conditions deemed in good faith by the Board of Directors of Holdings (or any committee thereof) to be not less favorable to Holdings or such Restricted Subsidiary as would reasonably be obtained by Holdings or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(i)Dividends (and loans and advances in lieu thereof) may be paid to the extent provided in Section 10.03;

(ii)loans and other transactions among Holdings and the Restricted Subsidiaries;

(iii)customary fees and indemnification (including the reimbursement of out‑of-pocket expenses) may be paid to directors of Holdings and the Restricted Subsidiaries (and, to the extent reasonably attributable to the operations of Holdings and the Restricted Subsidiaries, to any other Parent Company);

(iv)Holdings and the Restricted Subsidiaries may enter into, and may make payments under, employment agreements or consultant agreements, employee benefits plans, stock option plans, indemnification provisions, stay bonuses, severance and other similar compensatory arrangements with officers, employees and directors (x) of the Parent Company to the extent compensatory arrangements and related payments are reasonably attributable to the operations of Holdings and its Restricted Subsidiaries or (y) of Holdings and the Restricted Subsidiaries in the ordinary course of business, including, for the avoidance of doubt, payments or loans (or cancellations of loans) to employees or consultants in the ordinary course of business;

(v)[intentionally omitted];

(vi)[intentionally omitted];

(vii)Holdings may make payments or make dividends to any Parent Company to make payments to reimburse any shareholders for their respective reasonable out-of-pocket expenses, and to indemnify them, pursuant to the terms of any stockholders agreement with respect to Holdings or any Parent Company, as in effect on the Closing Date, subject to amendments not adverse to the Lenders in any material respect;

(viii)transactions described on Schedule 10.06(viii) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(ix)Investments in and transactions with Holdings’ Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 10.05;

(x)[intentionally omitted];

(xi)transactions between Holdings and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings or any Parent Company; provided, however, that such director abstains from voting as a director of Holdings or such Parent Company, as the case may be, on any matter involving such other Person;

(xii)payments by Holdings or any of the Restricted Subsidiaries to any Parent Company for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of Holdings in good faith;

(xiii)guarantees of performance by Holdings and the Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(xiv)the issuance of Equity Interests in the form of common stock or Qualified Preferred Stock of Parent Company to any director, officer, employee or consultant of Holdings or any of its Restricted Subsidiaries;

(xv)to the extent not otherwise prohibited by this Agreement, transactions between or among Holdings and any of the Restricted Subsidiaries shall be permitted (including equity issuances);

(xvi)transactions in which Holdings or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction (i) is fair to Holdings or such Restricted Subsidiary from a financial point of view or (ii) is no less favorable to Holdings or such Restricted Subsidiary as would reasonably be obtained by Holdings or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(xvii)non-exclusive arrangements or agreements entered into in the ordinary course of business regarding the use of intellectual property or the acquisition or provisions of goods and services; and

(xviii)transactions with Aireon Holdings LLC or Satelles, Inc. or any of their respective Subsidiaries.

10.07    Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Holdings will not, and will not permit any of the Restricted Subsidiaries to:

(i)make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event of (including, in each case without limitation, by way of depositing money or securities with the trustee with respect thereto or any other Person before due for the purpose of paying when due), any Subordinated Indebtedness, in each case, with a principal amount in excess of the greater of $110,750,000 and 25.0% of LTM Consolidated EBITDA (measured at the time of payment, prepayment, redemption or acquisition), except that (A) Holdings and the applicable Restricted Subsidiaries may consummate the Transaction, (B) Subordinated Indebtedness may be repaid, redeemed, repurchased or defeased (and any applicable deposit of money or securities with the trustee with respect thereto or any other Person for the purpose of paying such Subordinated Indebtedness when due may be made) (I) with the Available Amount, so long as, solely with respect to utilization of the Available Amount under clause (a)(ii) of the definition thereof (x) no Event of Default under Section 11.01(a) or 11.01(e) shall have occurred and be continuing at the time of the consummation of the proposed repayment or prepayment or immediately after giving effect thereto and (y) the Consolidated Total Net Leverage Ratio, on a Pro Forma Basis as of the last day of the most recently ended Test Period, does not exceed 5.50:1.00, (II) in an aggregate amount not to exceed the greater of $110,750,000 and 25.0% of LTM Consolidated EBITDA (measured at the time such payment, prepayment, redemption or acquisition is made), which may, at the election of the Borrower (and without duplication), be reallocated to make Investments pursuant to Section 10.05(xix) or (III) so long as the Consolidated Total Net Leverage Ratio, on a Pro Forma Basis as of the last day of the most recently ended Test Period, does not exceed 4.00:1.00; provided, that nothing herein shall otherwise prevent Holdings and the Restricted Subsidiaries from refinancing any Indebtedness with Permitted Refinancing Indebtedness, (C) Permitted Junior Debt that is secured by a Lien on the Collateral may be repaid, redeemed, repurchased or defeased (and any applicable deposit of money or securities with the trustee with respect thereto or any other Person for the purpose of paying such Permitted Junior Debt when due may be made) with any Retained Declined Proceeds solely to the extent required by the terms thereof and (D) this Section 10.07(i) shall not apply to any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event (including, in each case without limitation, by way of depositing money or securities with the trustee with respect thereto or any other Person before due for the purpose of paying when due), in each case that occurs on or after the date that is one (1) year prior to the maturity date of such Indebtedness that is being repaid, prepaid or redeemed,

(ii)[intentionally omitted];

(iii)amend or modify, or permit the amendment or modification of any provision of, any Permitted Junior Debt Document (after the entering into thereof) with a principal amount in excess of the Threshold Amount, other than any amendment or modification that is not materially adverse to the interests of the Lenders; or

(iv)amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation) or certificate of formation; limited liability company agreement or by‑laws (or the equivalent organizational documents); accounting policies, reporting policies or fiscal year (except as required by U.S. GAAP), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (iv) is not materially adverse to the interests of the Lenders.

10.08    Limitation on Certain Restrictions on Subsidiaries. Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i)applicable law;

(ii)this Agreement and the other Credit Documents and the other definitive documentation entered into in connection with any of the foregoing;

(iii)any Refinancing Note Documents;

(iv)customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of the Restricted Subsidiaries;

(v)customary provisions restricting assignment of any licensing agreement (in which Holdings or any of the Restricted Subsidiaries is the licensee) or other contract entered into by Holdings or any of the Restricted Subsidiaries in the ordinary course of business;

(vi)restrictions on the transfer of any asset pending the close of the sale of such asset;

(vii)any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to Holdings or any Restricted Subsidiary of Holdings, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;

(viii)encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(ix)any agreement or instrument relating to Indebtedness of a Foreign Subsidiary incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary;

(x)an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to Holdings or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii);

(xi)restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;

(xii)restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor, which Indebtedness is permitted by Section 10.04;

(xiii)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture;

(xiv)on or after the execution and delivery thereof, (x) the Permitted Junior Debt Documents and (y) the Permitted Pari Passu Notes Documents;

(xv)negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis; and

(xvi)restrictions and conditions under the terms of the documentation governing any Qualified Securitization Transaction or a Receivables Facility that, in each case, permitted by Section 10.04, are necessary or advisable, in the good faith determination of the Borrower or the applicable Restricted Subsidiary, to effect such Qualified Securitization Transaction or such Receivables Facility.

10.09    Business. Holdings will not permit at any time the business activities taken as a whole conducted by Holdings and the Restricted Subsidiaries to be materially different from the business activities taken as a whole conducted by Holdings and the Restricted Subsidiaries on the Closing Date except that the Holdings and the Restricted Subsidiaries may engage in Similar Business.

10.10    Negative Pledges. Holdings shall not, and shall not permit any of the Restricted Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, other than pursuant to any First Lien/Second Lien Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any other intercreditor agreement contemplated by this Agreement, and except that this Section 10.10 shall not apply to:

(i)any covenants contained in this Agreement or any other Credit Documents or that exist on the Amendment and Restatement Effective Date;

(ii)[intentionally omitted];

(iii)the covenants contained in any Refinancing Term Loans, Refinancing Revolving Loans, any Refinancing Note Documents, any Permitted Pari Passu Notes Documents or any Permitted Junior Debt (in each case so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);

(iv)covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement (or carved out from the definition of

Indebtedness) but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(v)customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;

(vi)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures that are applicable solely to such joint venture;

(vii)restrictions imposed by law;

(viii)customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale; provided such restrictions and conditions apply only to the Person or property that is to be sold;

(ix)contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(x)negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis;

(xi)restrictions on any Foreign Subsidiary pursuant to the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;

(xii)restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(xiii)any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iii), (ix), (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.11 Financial Covenant.

(a)Holdings and the Restricted Subsidiaries shall not permit the Consolidated First Lien Net Leverage Ratio at the end of any Test Period, commencing with the second full fiscal quarter of Holdings commencing after the Amendment and Restatement Effective Date, to be greater than 6.25:1.00; provided that the foregoing shall only be tested if the Aggregate Exposure exceeds 35% of Aggregate Commitments (excluding (w) issued and undrawn Letters of Credit (provided, to the extent such issued and undrawn Letters of Credit are not Cash Collateralized Letters of Credit, such exclusion shall not exceed $20,000,000), (x) Cash Collateralized Letters of

Credit, (y) amounts outstanding pursuant to Ancillary Facilities used in the ordinary course of business and (z) Borrowings of Revolving Loans to fund any upfront fees required to be paid on the Closing Date and the issuance of Letters of Credit on the Amendment and Restatement Effective Date for the first two fiscal quarters after the Amendment and Restatement Effective Date) as of the last day of such Test Period.

(b)For purposes of determining compliance with the financial covenant set forth in Section 10.11(a) above, any cash equity contribution (which equity shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to Holdings (which shall be contributed in cash to the common equity of the Borrower) following the end of any fiscal quarter and on or prior to the day that is ten (10) Business Days after the date financial statements are required to be delivered for such fiscal quarter pursuant to Section 9.01 (such ten (10) Business Day period being referred to herein as the “Interim Period”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made and no more than five Specified Equity Contributions may be made during the term of this Agreement, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with such financial covenant, (c) all Specified Equity Contributions shall be counted solely for purposes of compliance with such financial covenant and shall be disregarded for all other purposes, including for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained herein and in the other Credit Documents, (d) there shall be no pro forma reduction in Indebtedness (including by way of netting cash) with the proceeds of any Specified Equity Contribution other than for future fiscal quarters provided that such Specified Equity Contribution is actually used to reduce Indebtedness, and (e) from the date of the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise its cure rights under this Section 10.11(b) through the last Business Day of the Interim Period, (i) the Borrower shall not be permitted to make any Borrowing of Revolving Loans and no Letters of Credit shall be issued hereunder and no amendments (other than amendments thereof that does not increase the face value amount of the Letter of Credit), extensions or renewals of any Letter of Credit shall be made during the Interim Period until the relevant Specified Equity Contribution has been made and (ii) neither the Administrative Agent nor any Lender shall have any right to accelerate the Loans or terminate the Commitments, and none of the Administrative Agent nor any Lender shall have any right to foreclose on or take possession of the Collateral or exercise any other right or remedy under the Credit Documents that would be available on the basis of an Event of Default resulting from the failure to comply with Section 10.11(a).

(c)For the avoidance of doubt the financial covenant set forth in Section 10.11(a) is solely for the benefit of the Revolving Lenders.

10.12 Permitted Activities. Parent shall not conduct, transact or otherwise engage in an business or operations or create or assume any Indebtedness other than (i) ownership and/or acquisition of all of the outstanding Equity Interests in Holdings, Syncom-Iridium Holdings Corp. or Iridium Blocker-B Inc., (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, participating in tax, accounting and other administrative matters as owners of the Equity Interests of Holdings, Syncom-Iridium Holdings Corp. and Iridium Blocker-B Inc., (iii) participating in tax, accounting and other administrative matters as owners of the Equity Interests of Holdings, Iridium Holdings Corp. and Iridium Blocker-B Inc. and reporting related to such matters, (iv) the performance of its obligations under and in connection with the Credit Documents, any documentation governing

Permitted Junior Debt, Permitted Pari Passu Loans, Permitted Pari Passu Notes and any Permitted Refinancing Indebtedness (provided that Parent shall not incur or guarantee any such Indebtedness unless it guarantees the Obligations), (v) any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by Section 10 (or that would be permitted to the extent that Parent was considered to be the Borrower and/or a Restricted Subsidiary), including the ability to incur costs, fees and expenses related thereto, (vi) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting matters, (vii) providing indemnification to officers and directors and as otherwise permitted hereunder, (viii) activities incidental to the consummation of the transactions contemplated by this Agreement, (ix) the incurrence of the Senior Notes and any refinancing thereof (provided the amount of such refinancing Indebtedness does not exceed (a) the principal amount of the Senior Notes plus (b) any accrued and unpaid interest and fees on the Senior Notes plus (c) the amount of any tender or redemption premium paid thereon or any penalty or premium required to be paid under the Senior Notes) and the performance of its obligations thereunder, (x) any other transaction permitted pursuant to Section 10, (xi) filing with the SEC related to Parent’s ownership of the Equity Interests of Holdings, Iridium Holdings Corp. and Iridium Blocker-B Inc., (xii) the performance of its obligations under employment agreements with senior executives of Parent and (xiii) activities incidental to the business or activities described in clauses (i) through (xii) of this Section 10.12.

SECTION 11. Events of Default.

11.01     Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a)    Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan, or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

(b)    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent, the Collateral Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation, warranty shall remain incorrect for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower; or

(c)    Covenants. Holdings, Parent (solely with respect to Section 10.12) or any Restricted Subsidiary shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.04, 9.11, or Section 10 (subject to, in the case of Section 10.11(a), the cure rights contained in Section 10.11(b) and the proviso at the end of this clause (i)); provided that an Event of Default for failure to comply with Section 10.11(a) shall not constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders shall have terminated their Revolving Commitments and declared all Revolving Loans to be due and payable and such declaration has not been rescinded on or before the date that the Required Term Lenders declare an Event of Default with respect to Section 10.11(a), or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01(a) and (b)), and such default shall continue unremedied for a period of 30 days after written notice thereof to the Borrower by the Administrative Agent, the Collateral Agent or the Required Lenders; provided that, with respect to clause (ii), any default or Event of Default which may occur as a result of the failure to timely meet any delivery requirements shall cease to exist upon any delivery otherwise in compliance with such requirement; or

(d) Event of Default Under Other Agreements. (i) Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) shall (x) default in any payment of any Indebtedness (other than Indebtedness under this Agreement) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than Indebtedness under this Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, beyond the period of grace, if any, or any other event shall occur or condition exist beyond the period of grace, if any, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (ii) any Indebtedness (other than Indebtedness under this Agreement) of Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that (A) it shall not be a Default or an Event of Default under this Section 11.01(d) unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount and (B) the preceding clause (ii) shall not apply to (x) Indebtedness that becomes due as a result of a voluntary sale or transfer of, or Recovery Event with respect to, the property or assets securing such Indebtedness, if such sale or transfer or Recovery Event is otherwise permitted hereunder, (y) events of default, termination events or any other similar event under Hedging Agreements for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration of such Hedging Agreements or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Disqualified Stock or preferred stock) in accordance with its terms; or

(e) Bankruptcy, Etc. Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or any other applicable Debtor Relief Law; or an involuntary case is commenced against Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee, monitor is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), or Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other Insolvency or Liquidation Proceeding under any Debtor Relief Law or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) any such Insolvency or Liquidation Proceeding which remains undismissed for a period of 60 days, or Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such Insolvency or Liquidation Proceeding is entered; or Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) suffers any appointment of any custodian, receiver, receiver-manager, trustee, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Holdings or any of the

Restricted Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

(f)    ERISA. (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect, (b) there is or arises Unfunded Pension Liability which has resulted or would reasonably be expected to result in a Material Adverse Effect, (c) a Foreign Pension Plan has failed to comply with, or be funded in accordance with, applicable law which has resulted or would reasonably be expected to result in a Material Adverse Effect, or (d) Holdings or any of the Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that, in each case, has resulted or would reasonably be expected to result in a Material Adverse Effect; or

(g)    Security Documents. Any material provision of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby, including, without limitation (to the extent provided therein), a perfected security interest, to the extent required by the Credit Documents, in, and Lien on, all or any material portion of the Collateral (other than as a result of the failure of the Collateral Agent to file continuation statements or the failure of the Collateral Agent to maintain possession of possessory collateral delivered to it), in favor of the Collateral Agent, superior to and prior to the rights and Liens of all third Persons (except as permitted by Section 10.01); or

(h) Guarantees. Any material provision of the Guaranty shall cease to be in full force and effect as to any Guarantor (other than any Guarantor otherwise qualifying as an Immaterial Subsidiary, whether or not so designated), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty to which it is a party; or

(i) Judgments. One or more judgments or decrees shall be entered against Holdings or any Restricted Subsidiary (other than any Immaterial Subsidiary) involving in the aggregate for Holdings and the Restricted Subsidiaries (other than any Immaterial Subsidiary) a liability or liabilities (not paid or fully covered (other than to the extent of any deductible) by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days, and the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered (other than to the extent of any deductible) by such insurance company) exceeds the Threshold Amount; or

(j) Change of Control. A Change of Control shall occur;

then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders (or, in the case of a failure to observe or perform the covenant set forth in Section 10.11(a), the Required Revolving Lenders and if the Required Revolving Lenders shall have terminated their Revolving Commitments and declared all Revolving Loans to be due and payable and such declaration has not been rescinded, the Required Term Lenders), shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.01(e) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents, (iv) enforce each Guaranty, (v) terminate, reduce or condition any Revolving Commitment and (vi) require the Credit Parties to Cash Collateralize LC Obligations, and, if the Credit Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolving Loans (whether or not the conditions in Section 7.01 are satisfied).

11.02 Application of Funds. After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth above), any amounts received on account of the Obligations (including without limitation, proceeds received by the Administrative Agent or Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (including, without limitation, pursuant to the exercise by the Administrative Agent or Collateral Agent of its remedies during the continuance of an Event of Default) or otherwise received on account of the Obligations) shall, subject to the provisions of Sections 2.17(j) and 2.22 and any Pari Passu Intercreditor Agreement, be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including amounts payable under Sections 2.10 and 2.11) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (other than principal and interest, but including amounts payable under Sections 2.10 and 2.11), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations consisting of accrued and unpaid interest on the Loans, Ancillary Facilities and LC Exposure, and any fees, premiums and scheduled periodic payments due under any Designated Hedging Agreement or Designated Treasury Services Agreement, ratably among the Secured Creditors in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Exposure (including to Cash Collateralize that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Ancillary Facilities, Designated Hedging Agreement or Designated Treasury Services Agreement, ratably among the Secured Creditors in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Credit Parties that are due and payable to the Administrative Agent, Collateral Agent and the other Secured Creditors on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, Collateral Agent and the other Secured Creditors on such date; and

Sixth, the balance, if any, after payment in full of the Obligations and as required by the First Lien/Second Lien Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Amounts distributed with respect to any Designated Hedging Agreements and Designated Treasury Services Agreements shall be the lesser of the maximum Obligations arising under Designated Hedging Agreements and Designated Treasury Services Agreements last reported to the Administrative Agent or the actual Obligations owed under Designated Hedging Agreements and Designated Treasury Services Agreements as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Obligations under any Designated Hedging Agreements and Designated Treasury Services Agreements, and may request a reasonably detailed calculation of such amount from the applicable Secured Creditor. If a Secured Creditor fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Sixth of this Section 11.02, the Credit Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.02 is subject to the provisions of any Pari Passu Intercreditor Agreement and any First Lien/Second Lien Intercreditor Agreement.

SECTION 12. The Administrative Agent and the Collateral Agent.

12.01 Appointment and Authorization.

(a)Each of the Lenders hereby irrevocably appoints DBNY to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Sections 12.08, 12.10 and 12.11) are solely for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)DBNY shall also act as the “Collateral Agent” and “security trustee” under the Credit Documents, and each of the Lenders (on behalf of itself and its Affiliates, including in its capacity as a potential Guaranteed Creditor under a Designated Hedging Agreement or Designated Treasury Services Agreement) hereby irrevocably appoints and authorizes DBNY to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, DBNY, as “Collateral Agent” or “security trustee” and any co-agents, sub‑agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Section 12 and Section 13 (including Section 13.01, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or “security trustee” under the Credit Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Guaranteed Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(c)Each of the Lenders (including in its capacity as a potential Guaranteed Creditor under a Designated Hedging Agreement or a Designated Treasury Services Agreement) hereby authorizes the Administrative Agent and/or the Collateral Agent to enter into any First Lien/Second Lien Intercreditor Agreement, any Pari Passu Intercreditor Agreement and any other intercreditor agreement or arrangement or supplement thereto permitted under this Agreement without any further consent by any Lender and any such intercreditor agreement shall be being binding upon the Lenders.

12.02 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent and/or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and as Collateral Agent, as applicable.

12.03 Exculpatory Provisions. The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent and/or the Collateral Agent are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that each of the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent, as applicable, to liability or that is contrary to any Credit Document or applicable law;

(c)shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent and/or the Collateral Agent or any of their respective Affiliates in any capacity;

(d)shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent and/or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11 and 13.12) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction and by a final and nonappealable judgment. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent and the Collateral Agent by the Borrower or a Lender; and

(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Collateral Agent.

12.04 Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.05 No Other Duties Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or any of their respective Affiliates shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.

12.06 Non-reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any arranger of this credit facility or any amendment thereto or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any arranger of this credit facility or any amendment thereto or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

12.07 Indemnification by the Lenders. To the extent that the Borrower for any reason fails to pay any amount required under Section 13.01(a) to be paid by it to the Administrative Agent or Collateral Agent (or any sub-agent of either of them), or any Related Party of any of the foregoing (except to the extent resulting from the gross negligence or willful misconduct of such Person), each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Loans held by each Lender or, if the Loans have been repaid in full, based on the amount of outstanding Loans held by each Lender immediately prior to such repayment in full) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or Collateral Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 12.06 are subject to the provisions of Section 12.12.

12.08 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any Insolvency or Liquidation Proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, fees, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 4.01 and 13.01) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Banks, to pay to the Administrative

Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.01 and 13.01.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Banks any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any Insolvency or Liquidation Proceeding.

The Secured Creditors hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or other applicable Debtor Relief Law or any similar laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(v) of Section 13.12 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action.

12.10 Resignation of the Agents. Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (other than during the existence of an Event of Default under Section 11.01(a) or 11.01(e)), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (and consented to by the Borrower, to the extent so required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent may, with the Borrower’s consent (other than during the existence of an Event of Default under Section 11.01(a) or 11.01(e)), on behalf of the Lenders, appoint a successor

Administrative Agent or successor Collateral Agent, as applicable, in each case meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment within such period, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or retiring Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the Secured Creditors’ security interest thereon until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders (with the consent of the Borrower, to the extent so required) appoint a successor Administrative Agent as provided for above in this Section 12.10. Upon the acceptance of a successor’s appointment as Administrative Agent or as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or retiring Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 and Section 13.01 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

12.11 Collateral Matters and Guaranty Matters. Each of the Lenders (including in its capacity as a potential Guaranteed Creditor under a Designated Hedging Agreement or Designated Treasury Services Agreement) and the Issuing Banks irrevocably authorize the Administrative Agent or Collateral Agent as applicable (and subject to the provisions in the Intercreditor Agreement) and each of the Administrative Agent and Collateral Agent shall to the extent requested by the Borrower and not in contravention of this Agreement or any other Credit Document,

(a)to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations not then due and payable and (y) contingent obligations under Designated Hedging Agreements and Designated Treasury Services Agreements not then due and payable) has not been paid in full and the expiration or termination of all Letters of Credit (unless Cash Collateralized, backstopped or other arrangements have been made, in each case, on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank or Ancillary Lender, respectively), (ii) that is sold as part of or in connection with any sale permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (iii) that constitutes Excluded Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, subject to Section 13.12, upon release of such Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to clause (b) below or (v) if approved, authorized or ratified in writing in accordance with Section 13.12;

(b)to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder; provided that any Subsidiary Guarantor that ceases to constitute a Restricted Subsidiary or becomes an Excluded Subsidiary solely by virtue of no longer being a Wholly-Owned Subsidiary (a “Partially Disposed Subsidiary”) shall only be released from its Guaranty to the extent that (x) the other person taking an equity interest in such Partially Disposed Subsidiary is not an Affiliate of Holdings and (y) at the time of such release, Holdings would have been permitted to make an Investment in such Partially Disposed Subsidiary, and is deemed to have made a new Investment in such Partially Disposed Subsidiary for purposes of Section 10.05 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value (as determined by Holdings in good faith) of the net assets of such Partially Disposed Subsidiary attributable to the Holdings’ equity interests therein; and

(c)subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is expressly permitted by Section 10.01 to be senior to the Lien securing the Obligations or to release, and to execute and/or deliver documents to evidence the release or non-existence of, any Lien securing the Obligations upon any Excluded Collateral.

Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.11. In each case as specified in this Section 12.11, the Administrative Agent and Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 12.11.

The Administrative Agent and Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

12.12 Designated Hedging Agreements and Designated Treasury Services Agreements. No Guaranteed Creditor that is a counterparty to a Designated Hedging Agreement or Designated Treasury Services Agreement, in its capacity as such, that obtains the benefits of any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12.12 to the contrary, the Administrative Agent and Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Designated Hedging Agreements and Designated Treasury Services Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Guaranteed Creditor. Each Guaranteed Creditor that is a counterparty to a Designated Hedging Agreement or Designated Treasury Services Agreement, in its capacity as such, agrees to be bound by this Section 12 to the same extent as a Lender hereunder.

12.13 Withholding Taxes. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Credit Parties pursuant to Section 5.04 and without limiting or expanding the obligation of the Credit Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.12. The agreements in this Section 12.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.12 the term “Lender” shall include any Issuing Bank.

12.14 Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

12.15 Erroneous Payments.

(a)     If the Administrative Agent (x) notifies a Lender, Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 12.15 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)     it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)     such Lender or Issuing Bank shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.15(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 12.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.15(a) or on whether or not an Erroneous Payment has been made.

(c)     Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)     The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 12.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided further that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of

(including through the exercise of remedies under any Credit Document), the Borrower for the purpose of a payment on the Obligations.

(e)     To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 12.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

SECTION 13. Miscellaneous.

13.01 Payment of Expenses, etc.

(a)The Credit Parties hereby jointly and severally agree, from and after the Amendment and Restatement Effective Date, to: (i) pay all reasonable and documented out-of-pocket costs and expenses of the Agents (limited, in the case of legal expenses, to the reasonable fees and disbursements of one primary counsel to all Agents, Lenders and Issuing Banks, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)) in connection with (x) the preparation, execution, enforcement and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, (y) the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective) and (z) their syndication efforts with respect to this Agreement; (ii) pay all reasonable invoiced out‑of‑pocket costs and expenses of the Agents, each Issuing Bank and each Lender in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any Insolvency or Liquidation Proceedings (limited, in the case of legal expenses, to the reasonable fees and disbursements of one primary counsel (to be retained by the Administrative Agent) to all Agents, Lenders and Issuing Banks, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs the Borrower of such conflict, of a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Indemnified Persons); and (iii) indemnify each Agent, each Issuing Bank and each Lender and their respective Affiliates, and the partners, shareholders, officers, directors, employees, agents, trustees, representatives and investment advisors of each of the foregoing, in each case, together with their respective successors and assigns (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Bank or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other

Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials relating in any way to any Real Property owned, leased or operated, at any time, by Holdings or any of its Subsidiaries; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries; the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim or liability under Environmental Laws relating in any way to Holdings, any of its Subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person (but excluding in each case (and each Indemnified Person, by accepting the benefits hereof, agrees to promptly refund or return any indemnity received hereunder to the extent it is later determined by a final, non‑appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Credit Documents (in the case of each of the preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by any Credit Party or any of their respective affiliates and is brought by an Indemnified Person against another Indemnified Person (other than claims against any Agent solely in its capacity as such or in its fulfilling such role)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Bank or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b)No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Credit Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.

(c)No party hereto (and no Indemnified Person or any Subsidiary or Affiliate of Holdings) shall be responsible to any other party hereto (or any Indemnified Person or any Subsidiary or Affiliate of Holdings) for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby; provided that nothing in this Section 13.01(c) shall limit the Credit Parties’ indemnity obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification under Section 13.01(a).

13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender and each Guaranteed Creditor is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent, the Collateral Agent, such Lender or such Guaranteed Creditor (including, without limitation, by branches and agencies of the Administrative Agent, the Collateral Agent, such Issuing Bank, such Lender or such Guaranteed Creditor wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, the Collateral Agent, such Issuing Bank, such Lender or such Guaranteed Creditor under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender or such Guaranteed Creditor pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, the Collateral Agent, such Issuing Bank, such Lender or such Guaranteed Creditor shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03 Notices.

(a)Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including electronic transmission) and mailed, delivered or transmitted:

(i)     if to any Credit Party, the Administrative Agent or the Collateral Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 13.03 or such other address as shall be designated by such party in a written notice to the other parties hereto; and

(ii)     if to any Lender, at its address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower) or at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.

All such notices and communications shall, when mailed or overnight courier, be effective when deposited in the mails, or overnight courier, as the case may be, except that notices and communications to the Administrative Agent, Collateral Agent and the Borrower shall not be effective until received by the Administrative Agent, Collateral Agent or the Borrower, as the case may be. Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Collateral Agent, the Borrower or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)Any party hereto may change its address or number for notices and other communications hereunder by notice to the other parties hereto.

(d)Posting of Communications.

(i)     The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii)     Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Borrower Materials through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(e)THE APPROVED ELECTRONIC PLATFORM AND THE BORROWER MATERIALS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT,

THE COLLATERAL AGENT ANY LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF BORROWER MATERIALS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM OTHER THAN FOR DIRECT OR ACTUAL DAMAGES RESULTING FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF THE AGENT PARTIES AS DETERMINED BY A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JUDGMENT.

(f)Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Borrower Materials have been posted to the Approved Electronic Platform shall constitute effective delivery of the Borrower Materials to such Lender for purposes of the Credit Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(g)Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Materials on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(h)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

13.04 Benefit of Agreement; Assignments; Participations, etc.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted, except that (i) the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), except as contemplated by Section 10.02(vi) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment of Term Loans or Term Loan Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received a request for such consent; provided further that no consent of the Borrower shall be required (x)(I) with respect to Term Loans or Term Loan Commitments, for an assignment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund relating to a Term Lender or (II) with respect to Revolving Loans and Revolving Commitments, for an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund relating to a Revolving Lender or (y) if an Event of Default has occurred and is continuing under Section 11.01(a) or 11.01(e), any other Eligible Transferee; provided further that, for the avoidance of doubt, consent of the Borrower shall be required for an assignment from a Revolving Lender to a Term Lender or from a Term Lender to a Revolving Lender;

(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required (x) with respect to Term Loans or Term Loan Commitments, for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (y) with respect to Revolving Loans and Revolving Commitments, for an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund relating to a Revolving Lender; and

(C)each Issuing Bank, solely with respect to assignments of Revolving Loans and Revolving Commitments;

(ii)assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Tranche, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (I) $1,000,000 in the case of Term Loans and (II) $5,000,000 in the case of Revolving Loans or Revolving Commitments unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing under Section 11.01(a) or 11.01(e);

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with the payment by the assignee of a processing and recordation fee of $3,500 (it being understood that such recordation fee shall not apply to the purchase of Term B-3 Loans from the Additional Term B-3 Lender by each Non-Converting Term B-3 Loan Consenting Lender pursuant to Section 2.01(a)(y)); and

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 5.04 and 13.01. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and, as to its own positions only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) above and any written consent to such assignment required by clause (b) above, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c)Any Lender may, without the consent of the Borrower, the Issuing Banks or the Administrative Agent, sell participations to one or more Eligible Transferees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender or each adversely affected Lender and that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the requirements and limitations therein (it being understood that the documentation required under Sections 5.04(b) and (c) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04; provided that such Participant (A) shall be subject to the provisions of Section 2.12 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.10 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loan or Letter of Credit or its other obligations under any Credit Document) to any Person except to the extent such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)Holdings and the Restricted Subsidiaries shall also be entitled to purchase (from Lenders) outstanding principal of Term Loans in accordance with the provisions of Sections 2.19 and 2.20, which purchases shall be evidenced by assignments (in form reasonably satisfactory to the Administrative Agent) from the applicable Lender to the Borrower. Each assignor and assignee party to the relevant repurchases under Sections 2.19 and 2.20 shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption. No such transfer or assignment shall be effective until recorded by the Administrative Agent (which the Administrative Agent agrees to promptly record) on the Register pursuant to clause (b) above. All Term Loans purchased pursuant to Sections 2.19 and 2.20 shall be immediately and automatically cancelled and retired, and the Borrower shall in no event become a Lender hereunder. To the extent of any assignment to the Borrower as described in this clause (d), the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Term Loans.

(e)Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or central banking authority in support of borrowings made by such Lender from such Federal Reserve Bank or central banking authority and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (e) shall release the transferor Lender from any of its obligations hereunder.

(f)Each Lender acknowledges and agrees to comply with the provisions of this Section 13.04 applicable to it as a Lender hereunder.

(g)[Intentionally omitted].

(h)If the Borrower wishes to replace the Term Loans or Commitments with Term Loans or Commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders of such Term Loans or holding such Commitments, instead of prepaying the Term Loans or reducing or terminating the Commitments to be replaced, to (a) require such Lenders to assign such Term Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 13.12 (with such replacement, if applicable, being deemed to have been made pursuant to Section 13.12). Pursuant to any such assignment, all Term Loans and Commitments to be replaced shall be purchased at par (allocated among the applicable Lenders in the same manner as would be required if such Term Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.08. By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Term Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide to any requesting Lender, the list of Disqualified Lenders provided to the Administrative Agent by the Borrower and any updates thereto. The Borrower hereby agrees that any such requesting Lender may share the list of Disqualified Lenders with any potential assignee, transferee or participant. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders (other than with respect to assignments or participations by it of its Loans and Commitments, if any). Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) the Administrative Agent shall have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender (other than with respect to assignments or participations by it of its Loans and Commitments, if any).

(j)Disqualified Lenders. Notwithstanding anything to the contrary contained in this Agreement, any assignment to a Disqualified Lender shall not be void, but shall be subject to the following provisions:

(i)     If any assignment is made to any Disqualified Lender without the Borrower’s prior written consent, or if any Person becomes a Disqualified Lender after the Closing Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, cancel any unfunded Commitment the subject thereof and (A) in the case of outstanding Loans held by Disqualified Lenders, prepay such Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (it being understood that, notwithstanding anything in the Credit Documents to the contrary, any such prepayment shall not be subject to any provisions requiring prepayments of the Loans on a pro rata basis and no other Loans shall be required to be repaid as a result of such prepayment) and/or (B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.04), all of its interest, rights and obligations under this Agreement and related Credit Documents to an Eligible Transferee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.04(b) (unless waived by the Administrative Agent) and (ii) in the case of clause (A), the Borrower shall not use the proceeds from any Loans to prepay any Loans held by Disqualified Lenders.

(ii)     Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any Plan of Reorganization, each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by a bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the

Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata.

(a)The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, (y) the express provisions of this Agreement which permit disproportionate payments with respect to various of the Tranches as, and to the extent, provided herein, and (z) any other provisions which permit disproportionate payments with respect to the Loans as, and to the extent, provided therein.

13.07 Calculations; Computations and Tests.

(a)The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; provided further that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any leverage calculation or any financial definition used therein to implement the effect of any change in U.S. GAAP or the application thereof occurring after the Amendment and Restatement Effective Date on the operation thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any leverage test or any financial definition used therein for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend such leverage test or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in U.S. GAAP; provided further that any change affecting the computation of the ratio set forth in Section 10.11 shall be subject solely to the approval of the Required Revolving Lenders (not to be unreasonably withheld, conditioned or delayed); provided further that all determinations made pursuant to any applicable leverage test or any financial definition used therein shall be determined on the basis of U.S. GAAP as applied and in effect immediately before the relevant change in U.S. GAAP or the application thereof became effective, until such leverage test or such financial definition is amended. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) and (ii) the accounting for any lease shall be based on the Borrower’s treatment thereof in accordance with U.S. GAAP as in effect on December 15, 2018, and without giving effect to any subsequent changes in U.S. GAAP (or the required implementation of any previously promulgated changes in U.S. GAAP) relating to the treatment of a lease as an operating lease or capitalized lease.

(b)The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RELEVANT COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR LIQUIDATION PROCEEDINGS OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR LIQUIDATION PROCEEDINGS OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO

IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts and by different parties hereto in different counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

13.10 [Intentionally Omitted].

13.11 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc.

(a)Subject to Section 2.16, Section 2.23 and Section 13.12(h) below and except as expressly contemplated hereby, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto, the Administrative Agent and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Guaranty Agreement and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders) or the Administrative Agent with the written consent of the Required Lenders; provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender (and Issuing Bank, if applicable) directly and adversely affected thereby, extend the final scheduled maturity of any Term Loan or Revolving Commitment, or reduce the rate or extend the time of payment of interest or fees thereon; except in connection with the waiver of the applicability of any post‑default increase in interest rates, (ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral without the prior written consent of each Lender, (iii) except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Guaranty by the Guarantors without the prior written consent of each Lender, (iv) amend, modify or waive any provision of Section 11.02 or any provision of this Section 13.12(a) or Section 13.06 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term B-3 Loans and Revolving Commitments on the Amendment and Restatement Effective Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby, (v) reduce the percentage specified in the definition of “Required Lenders” without the prior written consent of each Lender (it being understood that, with the prior written consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term B-3 Loans and Revolving Commitments are included on the Amendment and Restatement Effective Date), (vi) reduce the percentage specified in the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that, with the prior written consent of the Required Revolving Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Revolving Lenders on substantially the same basis as the extension of Revolving Commitments are included on the Amendment and Restatement Effective Date), (vii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement without the consent of each Lender, (viii) (1) amend or otherwise modify Section 10.11 (or for the purposes of determining compliance with Section 10.11, any defined terms used therein), (2) waive or consent to any Default or Event of Default resulting from a breach of Section 10.11(a) or (3) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article 11 as a result of a breach of Section 10.11(a), in each case, without the written consent of the Required Revolving Lenders; provided that the amendments, modifications, waivers and consents described in this clause (viii) shall not require the consent of any Lenders other than the Required Revolving Lenders, (ix) amend Section 2.14 the effect of which is to extend the maturity of any Loan without the prior written consent of each Lender directly and adversely affected thereby, (x) reduce the percentage specified in the definition of “Required Term Lenders” without the prior written consent of each Term Lender (it being understood that, with the prior written consent of the Required Term Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Term Lenders on substantially the same basis as the extension of Term B-3 Loan Commitments are included on the Amendment and Restatement Effective Date), (xi) [reserved] or (xii) waive any condition set forth in Section 6 as to any Credit Extension of Revolving Loans without the consent of the Required Revolving Lenders; provided further that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or Aggregate Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision of any Credit Document as the same relates to the rights or obligations of such Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) except in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement as in effect on the Amendment and Restatement Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.01 or 5.02 (although (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Term Loans into another Tranche of Term Loans hereunder in like principal amount and any other conversion of any Tranche of Term Loans into Extended Term Loans pursuant to an Extension Amendment shall not be considered a “prepayment” or “repayment” for purposes of this clause (4)), (5) without the consent of the relevant Ancillary Lenders, amend, modify or waive any provision relating to the rights or obligations of such Ancillary Lenders and (6) without the consent of an Issuing Bank, amend, modify or waive any provision relating to the rights or obligations of such Issuing Bank; and provided further that only the consent the Administrative Agent shall be necessary for amendments described in clause (y) of the first proviso contained in clause (vi) of the definition of “Permitted Junior Loans”, clause (y) of the penultimate proviso of Section 10.04(vi) and (xxix), and clause (y) of the first proviso in clause (vi) of the definition of “Permitted Pari Passu Loans”.

(b)If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Loans of each Tranche of such Lender in accordance with Section 5.01(b)(i); provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c)Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, (i) the Borrower, the Administrative Agent and each applicable Incremental Lender may, without the consent of any other Lender, in accordance with the provisions of Section 2.15 enter into an Incremental Amendment; provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Incremental Lender of such Incremental Amendment, such Incremental Amendment, may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12, and (ii) the Incremental Amendment may, without the consent of any other Credit Party, Agent or Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.15 and the Lenders expressly authorize the Administrative Agent to enter into every such Incremental Amendment, including any amendments that are not materially adverse to the interests of any Lender that amend this Agreement to increase the interest rate margin, increase the interest rate floor, increase, extend or add any prepayment premium, increase, extend or add any call protection or increase the amortization schedule with respect to any existing Tranche of Term Loans in order to cause any Incremental Term Loans to be fungible with such existing Tranche of Term Loans.

(d)Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, the Borrower, the Administrative Agent and each Lender providing the relevant Revolving Commitment Increase or an Additional/Replacement Revolving Commitment may (i) in accordance with the provisions of Section 2.15 enter into an Incremental Amendment, and (ii) in accordance with the provisions of Section 2.14, enter into an Extension Amendment; provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Lender may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 3.12.

(e)Notwithstanding anything to the contrary in clause (a) above of this Section 13.12, (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower, (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loan and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) solely with the written consent of the Administrative Agent, the Borrower and the Refinancing Lenders, this Agreement and the other Credit Documents shall be amended (or amended and restated) in connection with any refinancing facilities permitted pursuant to Section 2.18.

(f)Notwithstanding anything to the contrary herein, any engagement letter or fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(g)Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Majority Lenders, the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Majority Lenders,” “Required Revolving Lenders,” “Required Term Lenders,” and “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(h)Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Closing Date, the Administrative Agent and/or the Collateral Agent and any

Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and/or the Collateral Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 5.04, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 [Intentionally Omitted].

13.15 Confidentiality.

(a)Subject to the provisions of clause (b) of this Section 13.15, each Agent, Amendment and Restatement Agreement Lead Arranger and Lender agrees that it will not disclose without the prior written consent, which may take the form of electronic mail, of the Borrower (other than to its affiliates and its and their respective directors, officers, employees, auditors, advisors or counsel, or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information in connection with the transactions contemplated by this Agreement and such Agent’s, Amendment and Restatement Agreement Lead Arranger’s or Lender’s role hereunder or investment in the Loans; provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender (or language substantially similar to this Section 13.15(a))) any non-public information with respect to the Borrower or any of its Subsidiaries (other than, for the avoidance of doubt, information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry) which is now or in the future furnished by or on behalf of any Credit Party pursuant to this Agreement or any other Credit Document; provided that each Agent, Amendment and Restatement Agreement Lead Arranger and Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.15(a) by such Agent, Amendment and Restatement Agreement Lead Arranger or Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal or supranational regulatory body having or claiming to have jurisdiction over such Agent, Amendment and Restatement Agreement Lead Arranger or Lender or to the Federal Reserve Board or other central banking authority or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Agent, Amendment and Restatement Agreement Lead Arranger or Lender, (v) in the case of any Amendment and Restatement Agreement Lead Arranger or Lender, to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in any Designated Hedging Agreement or Designated Treasury Services Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.15 (or language substantially similar to this Section 13.15(a)), (vii) in the case of any Lender, to any prospective or actual transferee, pledgee or participant (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, (viii) has become available to any Agent, Amendment and Restatement Agreement Lead Arranger, any Lender, or any of their respective Affiliates on a non‑confidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower, (ix) for purposes of establishing a “due diligence” defense, (x) that has been independently developed by such Agent, Amendment and Restatement Agreement Lead Arranger or Lender without the use of any other confidential information provided by the Borrower or on the Borrower’s behalf and (xi) in connection with any audit or examination conducted in the routine or ordinary course by bank accountants or any self-regulatory authority or governmental or bank regulatory authority exercising examination or regulatory authority; provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.15 (or language substantially similar to this Section 13.15(a)); provided further that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Agent, Amendment and Restatement Agreement Lead Arranger or Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Agent, Amendment and Restatement Agreement Lead Arranger or Lender will use its commercially reasonable efforts to notify the Borrower in advance of such disclosure so as to afford the Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.

(b)The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings, the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings, the Borrower and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.

13.16 USA PATRIOT Act Notice. Each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”) and the requirements of the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies Holdings, the Borrower and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation, and each Credit Party agrees to provide such information from time to time to any Lender.

13.17 [Intentionally Omitted].

13.18 [Intentionally Omitted].

13.19 Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) none of the Lead Arrangers, any Lender or any of their respective Affiliates shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) Holdings and the Borrower hereby waive, to the fullest extent permitted by law, any claims they may have against the Lead Arrangers, any Lender or any of their respective Affiliates for breach of fiduciary duty or alleged breach of fiduciary duty by reason of this Agreement, any other Credit Document or the transactions contemplated hereby or thereby. Each Agent, Lender and their Affiliates may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.

13.20 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notice of Borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

13.21 Entire Agreement. This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

13.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Designated Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)as used in this Section 13.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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[Signature Pages Intentionally Omitted]